                                  SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [_]

                           Check the appropriate box:

[x] Preliminary proxy statement                     [_] Confidential, for use of Commission only
[_] Definitive proxy statement                          (as permitted by Rule 14a-6(e)(2))
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to Rule 14a-12

                       ANWORTH MORTGAGE ASSET CORPORATION
                (Name of Registrant as specified in its Charter)
    (Name of Person(s) filing proxy statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[_] No fee required.
[x] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

                            CALCULATION OF FILING FEE

----------------------------------------------------------------------------------------------------------------------
                                        Aggregate Number of   Per Unit Price or Other    Proposed Maximum
  Title of Each Class of Securities to  Securities to Which     Underlying Value of     Aggregate Value of  Total Fee
        Which Transaction Applies       Transaction Applies        Transaction(1)         Transaction(1)    Paid(1)(2)
----------------------------------------------------------------------------------------------------------------------
Common Stock                                240,000                    $11.65               $2,796,000        $559.20
----------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of the filing fee pursuant to Rule 0-11(c)(1)(i) under the Securities Exchange Act of 1934, as amended. Estimate is based on average of high and low sale prices of the Registrant's common stock as reported on the American Stock Exchange on April 23, 2002 pursuant to Rule 0-11(a)(1) under such Act.

(2) This registration fee is offset by a registration fee that was previously paid by the registrant in connection with its Registration No:333-71786.
                            ________________________

[_] Fee paid previously with preliminary materials:

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1) Amount previously paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

                                 [Anworth Logo]

                                                                   May ___, 2002

Dear Stockholder:

         You are cordially invited to attend Anworth's annual meeting of stockholders, which will be held at the principal offices of our company, located at 1299 Ocean Avenue, Suite 200, Santa Monica, California, at 10:00 a.m. on Tuesday, June 11, 2002. The formal meeting notice and our proxy statement for the meeting are attached.

         At this year's meeting, stockholders will be asked to consider and vote upon several proposals, including proposals: (1) to amend our articles of incorporation to provide for a classified board of directors (the "Classified Board Proposal"), (2) to elect six directors to serve as members of our board of directors, (3) to approve amendments to our 1997 Stock Option and Awards Plan to increase the number of shares authorized under the plan by 900,000 and to provide for automatic increases in the shares authorized beginning in January 2003 (the "Stock Option Proposal"), (4) to approve and adopt an Agreement and Plan of Merger (the "Merger Agreement") among our company, our external manager Anworth Mortgage Advisory Corporation (the "Manager"), and the stockholder of the Manager pursuant to which the Manager would be merged with and into our company (the "Merger") and we would become self-managed (the "Merger Proposal"), and (5) to ratify the appointment of PricewaterhouseCoopers LLP as our independent accountants for the fiscal year ending December 31, 2002.

         The Classified Board Proposal will result in the division of our board of directors into three classes. The directors in Class I, Class II and Class III will hold office following their initial classification for terms of one year, two years and three years, respectively, and thereafter for staggered three-year terms. As a consequence, only a portion of the total number of directors will be elected each year. Our board of directors believes that this amendment will promote continuity and stability in the our management and policies, facilitate long-range planning and have a beneficial effect on employee loyalty. Our board of directors recommends that you vote "FOR" this proposal.

         The Stock Option Proposal will assure continued availability of shares under our 1997 Stock Option and Awards Plan. Our board of directors believes this proposal is important in order to be able to continue to attract, retain and motivate highly qualified persons and to align the interests of management and our stockholders. The approval of the Stock Option Proposal is also a condition to the consummation of the Merger by the Manager. Our board of directors recommends that you vote "FOR" this proposal.

         Under the terms of the proposed Merger Agreement, the Manager will be merged with and into our company, and we will become self-managed. Under the Merger Agreement, we will issue 240,000 shares of our common stock to the stockholder of the Manager. The consummation of the Merger would result in the discontinuance of the Manager and the existing management agreement with the Manager and allow us to become self-managed. Our board of directors believes that the consummation of the Merger would facilitate our ability to raise capital, enhance the perception of our company by investors and analysts, and potentially have an accretive impact on earnings per share.

         Sutter Securities Incorporated has rendered an opinion to a special committee of our board of directors (the "Special Committee"), which consisted of three of our independent directors, that the Merger is fair, from a financial point of view, to our public stockholders. Based on this fairness opinion and other considerations, the Special Committee unanimously recommended to our board of directors that it approve the Merger. After receipt of such recommendation and consideration of other issues, our board of directors (with the independent directors approving under a separate vote) approved the Merger. Our board of directors and the Special Committee believe that the terms of the Merger are fair to, and in the best interest of, our company and our stockholders. Our board of directors recommends that you vote "FOR" the Merger.

         The Classified Board Proposal, Stock Option Proposal and Merger Proposal (and certain conflicts of interest that are involved in light of the affiliations between our company and the Manager), and each of the other proposals described above, are more completely described in the accompanying proxy statement. We urge you to carefully review the proxy statement and accompanying appendices, which discuss each of the proposals in more detail.

         Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to sign, date and promptly return the enclosed proxy in the enclosed postage-paid envelope. Returning your completed proxy will ensure your representation at the annual meeting.

         We look forward to seeing you on June 11.

                                            Sincerely,

                                            /s/ Lloyd McAdams

                                            Lloyd McAdams
                                            Chairman and Chief Executive Officer

                       ANWORTH MORTGAGE ASSET CORPORATION
                                1299 Ocean Avenue
                         Santa Monica, California 90401
                                 (310) 394-0115

                         -------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 11, 2002

                         -------------------------------


TO OUR STOCKHOLDERS:

     NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Anworth Mortgage Asset Corporation, a Maryland corporation, will be held on Tuesday, June 11, 2002 at 10:00 a.m. at our principal offices, 1299 Ocean Avenue, Suite 200, Santa Monica, California 90401, for the following purposes:

     1. To approve an amendment to our articles of incorporation to provide for a classified board of directors;

     2. To elect six (6) directors to serve for terms of one to three years, as set forth in the proposal to establish a classified board, or if such proposal is not approved, to serve for the ensuing year and until their successors are duly elected and qualified;

     3. To ratify amendments to our 1997 Stock Option and Awards Plan to increase the number of shares authorized under the plan by 900,000 and to provide for automatic increases in the shares authorized beginning in January 2003;

     4. To approve and adopt an Agreement and Plan of Merger among our company, our external manager Anworth Mortgage Advisory Corporation, and the stockholder of our manager, and the transactions contemplated thereby;

     5. To ratify the appointment of PricewaterhouseCoopers LLP as our independent accountants for the fiscal year ending December 31, 2002; and

     6. To transact such other business as may properly come before the annual meeting or at any adjournment or postponement thereof.

     Only stockholders of record at the close of business on May 13, 2002 are entitled to receive notice of and to vote at the annual meeting and any adjournment or postponement thereof.

     All stockholders are cordially invited to attend the annual meeting in person. However, to assure your representation at the annual meeting, you are urged to mark, sign, date and return the enclosed proxy card promptly in the postage-paid envelope enclosed for that purpose. Any stockholder attending the annual meeting may vote in person even if he or she previously returned a proxy.

                                                     Sincerely,


                                                     /s/ Pamela J. Watson

                                                     Pamela J. Watson
                                                     Secretary

Santa Monica, California
May ___, 2002

                       ANWORTH MORTGAGE ASSET CORPORATION
                                1299 Ocean Avenue
                         Santa Monica, California 90401
                                 (310) 394-0115

                         -------------------------------

                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 11, 2002

                         -------------------------------

         The accompanying proxy is solicited by the board of directors of Anworth Mortgage Asset Corporation for use at our annual meeting of stockholders to be held on June 11, 2002 or at any adjournment or postponement thereof.

         At the annual meeting, our stockholders of record as of the close of business on May 13, 2002 will be asked to consider and vote upon several proposals, including proposals (1) to amend our articles of incorporation to provide for a classified board of directors (the "Classified Board Proposal"),
(2) to elect six directors to serve as members of our board of directors, (3) to approve amendments to our 1997 Stock Option and Awards Plan to increase the number of shares authorized under the plan by 900,000 and to provide for automatic increases in the shares authorized beginning in January 2003, (4) to approve and adopt an Agreement and Plan of Merger ("the Merger Agreement") between our company, our external manager Anworth Mortgage Advisory Corporation (the "Manager"), and the stockholder of the Manager pursuant to which the Manager would be merged with and into our company (the "Merger") and we would become self-managed (the "Merger Proposal"), and (5) to ratify PricewaterhouseCoopers LLP as our independent accountants for the fiscal year ending December 31, 2002.

         The Classified Board Proposal will result in the division of our board of directors into three classes. The directors in Class I, Class II and Class III will hold office following their initial classification for terms of one year, two years and three years, respectively, and thereafter for staggered three-year terms. As a consequence, only a portion of the total number of directors will be elected each year. Our board of directors recommends that you vote "FOR" this proposal.

         The Stock Option Proposal will assure continued availability of shares under our 1997 Stock Option and Awards Plan. Our board of directors believes this proposal is important in order to be able to continue to attract, retain and motivate highly qualified persons and to align the interests of management and our stockholders. The approval of this proposal is also condition to the consummation of the Merger by the Manager. Our board of directors recommends that you vote "FOR" this proposal.

         Under the terms of the Merger Proposal, the Manager will be merged with and into our company, and we will become self-managed. Under the terms of the Merger Agreement we will issue 240,000 shares of our common stock to the owner of the Manager. Because the proposed Merger is with an affiliated party, and because one of our directors and several of the members of our management and negotiating team have interests in the Merger, our board of directors appointed a special committee (the "Special Committee"), consisting of our three independent directors, to negotiate the terms of the Merger on our behalf and to make recommendations to our board of directors with respect to the Merger.

         After careful consideration and receipt of the recommendation of the Special Committee, our board of directors (with the independent directors approving under a separate vote) has approved the Merger Proposal. Our board of directors and the Special Committee believe that the terms of the Merger Proposal are fair to, and in the best interest of, our company and our stockholders. Our board of directors recommends that you vote "FOR" the Merger Proposal.

         This proxy statement, together with the accompanying proxy, is first being mailed to stockholders on or about May ___, 2002.

         Our common stock is traded on the American Stock Exchange under the symbol "ANH." On April 18, 2002, (the last full trading date prior to the announcement of the proposed Merger), the last reported sale price for our common stock on the AMEX was $10.75 per share.

         No person is authorized to make any representation with respect to the matters described in this proxy statement other than those contained herein, and if given or made, such information or representation must not be relied upon as having been authorized by our company, the Manager, the Manager's stockholder or any other person. This proxy statement provides you with detailed information about the proposed transactions. We encourage you to read this document carefully.

         The information in this proxy statement is current as of the date of this proxy statement. Our business, financial condition, results of operations and prospects may have changed since such date.

         Stockholders are urged to carefully review this proxy statement, including the accompanying appendices, which discuss each of the proposals in more detail.

                             ----------------------

         See "Risk Factors" on page 27 for a discussion of certain factors which should be considered in evaluating the Merger Proposal.

                             ----------------------

               The date of this proxy statement is May ___, 2002.

                                TABLE OF CONTENTS
                                -----------------

INFORMATION ABOUT THE ANNUAL MEETING .................................................................    1
------------------------------------
   General ...........................................................................................    1
   Questions and Answers .............................................................................    1

SUMMARY TERM SHEET ...................................................................................    5
------------------

SUMMARY OF THE PROPOSALS .............................................................................    7
------------------------
   Amendment of Articles of Incorporation to Provide for a Classified Board of Directors .............    7
   Election of Directors .............................................................................    7
   Approval of Amendments to 1997 Stock Option and Awards Plan .......................................    7
   Approval of Merger Proposal .......................................................................    8
   Ratification of PricewaterhouseCoopers LLP as Our Independent Accountants .........................    8

  PROPOSAL NO. 1: AMENDMENT OF ARTICLES OF INCORPORATION TO PROVIDE FOR A CLASSIFIED BOARD OF
  -------------------------------------------------------------------------------------------
   DIRECTORS..........................................................................................    9
   ---------

PROPOSAL NO. 2: ELECTION OF DIRECTORS ................................................................   11
-------------------------------------
   Information Regarding Nominees for Director .......................................................   11
   Board Committees and Meetings .....................................................................   12
   Compensation Committee Interlocks and Insider Participation .......................................   13
   Certain Relationships .............................................................................   13
   Director Compensation .............................................................................   13

AUDIT COMMITTEE REPORT ...............................................................................   14
----------------------
   Audit and Related Fees ............................................................................   15

EXECUTIVE OFFICERS ...................................................................................   16
------------------
   Executive Officers of Our Company .................................................................   16
   Executive Compensation ............................................................................   16
   Options Granted in 2001 ...........................................................................   17
   2001 Year-End Option Values .......................................................................   17
   Shares Accrued Pursuant to DERs in 2001 ...........................................................   18

CERTAIN TRANSACTIONS AND RELATIONSHIPS ...............................................................   19
--------------------------------------
   The Management Agreement ..........................................................................   19
   Certain Relationships .............................................................................   19
   Effect of Merger on Certain Transactions and Relationships ........................................   19

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT .......................................   20
--------------------------------------------------------------

TOTAL RETURN COMPARISON ..............................................................................   21
-----------------------

PROPOSAL NO. 3: APPROVAL OF AMENDMENTS TO STOCK OPTION PLAN ..........................................   22
-----------------------------------------------------------
   Summary Description of the Stock Option and Awards Plan ...........................................   22

FORWARD LOOKING STATEMENTS ...........................................................................   26
--------------------------

RISK FACTORS .........................................................................................   27
------------

PROPOSAL NO. 4: THE MERGER PROPOSAL ..................................................................   30
-----------------------------------
   Our Company .......................................................................................   30
   The Manager .......................................................................................   31

                                      (i)

   Background of the Merger Proposal ..................................................................   31
   Recommendation of Our Board of Directors ...........................................................   31
   Factors Considered by Our Board of Directors .......................................................   32
   Proceedings of the Special Committee and Our Board of Directors ....................................   32
   Reasons for the Merger; Recommendations of the Special Committee and Our Board of Directors ........   35
   Opinion of the Financial Advisor to the Special Committee ..........................................   37
   Conflicts of Interest ..............................................................................   39
   Regulatory Matters .................................................................................   40
   Accounting Treatment ...............................................................................   40

THE MERGER AGREEMENT ..................................................................................   40
--------------------
   Terms of the Merger ................................................................................   40
   Indemnification ....................................................................................   41
   Representations and Warranties .....................................................................   41
   Covenants ..........................................................................................   42
   Employee Matters ...................................................................................   42
   Conditions to Consummation of the Merger ...........................................................   45
   Amendment; Waiver; Termination .....................................................................   46
   Resale of Shares of Common Stock Issued in the Merger ..............................................   46
   Survival of Representations, Warranties and Covenants ..............................................   47
   Expenses and Fees ..................................................................................   47
   Registration Rights ................................................................................   47

THE MANAGEMENT AGREEMENT ..............................................................................   49
------------------------
   General ............................................................................................   49
   Competition ........................................................................................   49
   Termination ........................................................................................   49

FEDERAL INCOME TAX CONSIDERATIONS .....................................................................   50
---------------------------------
   General ............................................................................................   50
   Tax Treatment of the Merger ........................................................................   50
   S Corporation Status of Manager ....................................................................   50
   Built-in Gain Rules ................................................................................   50
   Consequences of Merger on Our Qualification as a REIT--Earnings and Profits Distribution
   Requirement ........................................................................................   50

  PROPOSAL NO. 5: RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT ACCOUNTANTS ...............   52
  -------------------------------------------------------------------------------------

SELECTED FINANCIAL DATA ...............................................................................   53
-----------------------

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS ...............   54
  -------------------------------------------------------------------------------------
   General ............................................................................................   54
   Results Of Operations ..............................................................................   54
   Quarterly Results Of Operation .....................................................................   56
   Financial Condition ................................................................................   57
   Hedging ............................................................................................   58
   Liquidity And Capital Resources ....................................................................   58
   Stockholders' Equity ...............................................................................   59

MARKET INFORMATION ....................................................................................   60
------------------
   Our Company ........................................................................................   60
   The Manager ........................................................................................   60

                                      (ii)

OTHER MATTERS ................................................................   61
-------------
   Section 16(a) Beneficial Ownership Reporting Compliance....................   61
   Expenses of Proxy Solicitation ............................................   61
   Where You Can Find More Information........................................   61
   Annual Report .............................................................   62
   Stockholder Proposals for 2003 Annual Meeting .............................   62

APPENDICES
   Appendix A - 1997 Stock Option and Awards Plan
   Appendix B - Agreement and Plan of Merger
   Appendix C - 2002 Incentive Compensation Plan
   Appendix D - Opinion of Sutter Securities Incorporated

                                     (iii)

                      INFORMATION ABOUT THE ANNUAL MEETING

General

         This Proxy Statement is being furnished to holders of our common stock in connection with the solicitation of proxies by our board of directors for use at our annual meeting of stockholders to be held on June 11, 2002, at 10:00 a.m. at our principal offices, 1299 Ocean Avenue, Suite 200, Santa Monica, California 90401, or at any adjournment or postponement thereof.

Questions and Answers

         Following are some of the questions we thought our stockholders are most likely to ask, and answers to each of those questions.

1.       What may I vote on at the annual meeting?

         At the annual meeting, stockholders will consider and vote upon the following matters: (1) the approval of an amendment to our articles of incorporation to provide for a classified board of directors (the "Classified Board Proposal"); (2) the election of six directors to serve for terms of one to three years, as set forth in the proposal to establish a classified board, or if such proposal is not approved, to serve for the ensuing year and until their successors are duly elected and qualified; (3) the approval of amendments to our 1997 Stock Option and Awards Plan to increase the number of shares authorized under the plan by 900,000 and to provide for automatic increases in the shares authorized beginning in January 2003 (the "Stock Option Proposal"); (4) to approve and adopt an Agreement and Plan of Merger (the "Merger Agreement") among our company, our external manager Anworth Mortgage Advisory Corporation (the "Manager"), and the stockholder of the Manager, and the transactions contemplated thereby (the "Merger Proposal"); (5) the ratification of the appointment of PricewaterhouseCoopers LLP as our independent accountants for the fiscal year ending December 31, 2002; and (6) such other matters as may properly come before the annual meeting or any adjournment or postponement thereof.

2.       How does the Board recommend that I vote on the proposals?

         The board of directors recommends a vote (1) FOR approving an amendment to our articles of incorporation to provide for a classified board of directors,
(2) FOR each of the nominees for director listed in this proxy statement, (3) FOR approving amendments to our 1997 Stock Option and Awards Plan increasing the number of shares authorized by 900,000 and providing for automatic increases in the shares authorized beginning in January 2003, (4) FOR approval and adoption of the Merger Agreement and the transactions contemplated thereby, and (5) FOR the ratification of PricewaterhouseCoopers LLP as our independent accountants for the fiscal year ending December 31, 2002.

3. Why is the Board recommending that our articles of incorporation be amended to provide for a classified board of directors?

         The Classified Board Proposal will result in the division of our board of directors into three classes. The directors in Class I, Class II and Class III will hold office following their initial classification for terms of one year, two years and three years, respectively, and thereafter for staggered three-year terms. As a consequence of this amendment, only a portion of the total number of directors will be elected each year. Our board of directors believes that this amendment will promote continuity and stability in our management and policies, facilitate long-range planning and have a beneficial effect on employee loyalty.

4. Why is the Board recommending that we amend our 1997 Stock Option and Awards Plan?

         The proposed amendments to the plan will increase the number of shares authorized under the plan by 900,000 and provide for automatic annual increases, beginning in January 2003, in the number of shares authorized in an amount equal to two percent (2%) of our then outstanding shares of common stock, subject to certain limits. Our board of directors believes that it is prudent to increase the authorized number of shares under the plan, and to provide for automatic increases in the future, in order to assure that a sufficient number of shares exist for future issuance. Our board believes that the plan is an important factor in attracting, retaining and motivating highly qualified individuals, and aligning the interests of management and our stockholders. Our board of directors believes that these amendments further these objectives by assuring continuing availability of shares to management and other personnel through the plan. The approval of this proposal is also a condition to the Manager's obligation to consummate the Merger.

5.       Why has the Merger been proposed?

         Since we began operation in 1998, we have retained the Manager to provide the management and advisory services necessary for the operation of our business. During this time we believed that the size and scope of our business did not justify the overhead and uncertainty associated with a self-managed structure. Since that time we have significantly increased our equity base and asset size. In December 2001, we raised approximately $34.6 million in net proceeds of new equity capital. At December 31, 2001 we held total assets of $424.6 million. In February 2002, we raised approximately $40.0 million in net proceeds of new equity capital. At March 31, 2002, our total assets were approximately $963 million.

         As a result of this growth, our board of directors believes that we have now achieved adequate size to support a self-managed structure, which our board believes is a preferable structure for a number of reasons. First, a self-managed structure is the typical structure for a publicly traded company and we believe that we will be viewed more favorably by investors and analysts if we are self-managed. Second, we have been advised by our financial consultants, and we believe, that it will be easier to continue to raise capital in the public securities markets if we are self-managed. Third, we believe that self-management will, over time, enhance the value of our stock. Fourth, we expect that the Merger will be accretive to our earnings per share. This is because we anticipate that the elimination of the management fees otherwise payable under our management agreement with the Manager (the "Management Agreement"), which have increased significantly as a result of investments made by us over the past six months, will more than offset the increased internal management and administrative expenses that we expect to incur and the dilutive impact of the additional shares to be issued to the owner of the Manager in the Merger. This anticipated positive impact on our earnings per share will increase further if we raise additional capital and make additional investments because a portion of the management fee is based directly on the amount of our stockholders' equity and net asset value.

6. Why do you not just terminate the Management Agreement with the Manager?

         We do not believe that it would be in the best interests of our company to terminate the Management Agreement. If we were to terminate the Management Agreement prior to the expiration of its term, or fail to renew it after its term ends, we would be required to pay to the Manager a termination fee. The amount of this fee is based on the fair market value of the Management Agreement, which is in turn determined by an independent appraisal. For purposes of determining the fair market value, pursuant to the terms of the Management Agreement, it would be assumed that the Management Agreement is unlimited in term and not subject to termination or non-renewal. Further, the fee would be payable in cash which would reduce the amount of funds that we have available for investment. In addition, by terminating the Management Agreement with the Manager, we would risk losing the services of key members of our current management team. These individuals constitute a highly experienced management team that has successfully led us from our inception, and our board of directors believes that they would be difficult to replace, especially in the short-term. By acquiring the Manager, we avoid any discontinuity to our business that we might experience if we were to terminate the Management Agreement.

7.       What is the effect of the Merger Proposal?

         Upon completion of the proposed Merger, the Manager will be merged with and into our company. As a result, we will become a self-managed REIT, the employees of the Manager will become our employees, and we will perform all the functions that the Manager previously performed for us. We will issue a total of 240,000 shares of our common stock to the stockholder of the Manager, assume employment agreements with certain of the officers and employees of the Manager, which will be amended on the effective date of the Merger, issue shares of restricted stock to certain of the officers of the Manager and adopt a new incentive compensation plan.

8.       How was the amount of the Merger consideration determined?

         The number of shares to be issued to the stockholder of the Manager in the Merger was originally proposed by the Manager. The proposal was considered by a special committee of our board of directors (the "Special Committee"), which consisted of three of our independent directors who have no personal interest in the Merger. The Special Committee retained Sutter Securities Incorporated ("Sutter") to advise the Special Committee and our board of directors as to whether the Merger is fair, from a financial point of view, to our public stockholders. After receipt of the opinion from Sutter that the Merger is fair, from a financial point of view, and after consideration of other matters, the Special Committee and our board of directors concluded that the Merger was fair to us and our stockholders.

9.       What rights will I have if I oppose the Merger?

         You can vote against the Merger by indicating a vote against the Merger on your proxy card and by signing and mailing your proxy card, or by voting against the Merger in person at the annual meeting. Under Maryland law, holders of shares of our common stock will not be entitled to dissenters' rights of appraisal in connection with the Merger.

10.      When do you expect the Merger to be completed?

         We hope to complete the Merger as quickly as possible after the June 11, 2002 annual meeting.

11.      What is a quorum at the annual meeting?

         The presence, in person or by proxy, of stockholders entitled to cast at least a majority of the votes entitled to be cast by all stockholders will constitute a quorum for the transaction of business at the annual meeting. Votes cast by proxy or in person at the annual meeting will be tabulated by the inspectors of election appointed for the meeting who will determine whether or not a quorum is present. For purposes of determining whether a quorum is present, abstentions and broker non-votes are counted as present.

12.      What vote is required to approve the Merger?

         Neither Maryland law nor our articles of incorporation or bylaws require us to obtain stockholder approval of the Merger. The Merger Agreement, however, requires stockholder approval of the Merger, and such requirement will be satisfied if the Merger is approved by the affirmative vote of a majority of the votes cast on the matter by holders of our common stock at a meeting at which a quorum is present. If the required stockholder approval is not received, then the Merger will not be consummated.

13.      Who is entitled to vote at the annual meeting?

         Holders of record of our common stock at the close of business on May 13, 2002 are entitled to vote at the annual meeting.

14.      How many shares can vote at the annual meeting?

         As of the May 13, 2002, there were _________ shares of our common stock outstanding. Stockholders are entitled to cast one vote per share on each matter presented for consideration and action at the annual meeting.

15.      How will the proxies be voted?

         Proxies will be voted as directed if properly signed, received by our secretary prior to the close of voting at the annual meeting and not revoked. If no direction is given in the proxy, it will be voted (1) FOR the amendment to our articles of incorporation to provide for a classified board of directors,
(2) FOR the election of the directors nominated by our board of directors, (3) FOR the amendment to our 1997 Stock Option and Awards Plan to increase the number of shares authorized by 900,000 shares and to provide for automatic increases in the shares authorized for issuance beginning in January 2003, (4) FOR approval and adoption of the Merger Agreement, and (5) FOR ratification of PricewaterhouseCoopers LLP as our independent accountants for the fiscal year ending December 31, 2002.

16. If my shares are held in "street name" by my broker, will my broker vote my shares for me?

         Your broker will vote your shares only if you provide instructions to your broker on how to vote. You should contact your broker and ask what directions your broker will need from you. Your broker will not be able to vote your shares without instructions from you.

17.      Can I change my vote after I have mailed my signed proxy card?

         There are three ways in which you can change your vote after you have mailed your signed proxy card, and before your proxy is voted at the annual meeting. First, you can send our secretary a written notice stating that you revoke your proxy. Second, you can complete and submit a new proxy card, dated a later date than the first proxy card. Third, you can attend the annual meeting and vote in person. Your attendance at the annual meeting will not, however, by itself revoke your proxy. If you hold your shares in "street name" and have instructed your broker to vote your shares, you must follow directions received from your broker to change those instructions.

18.      What vote is required to approve each proposal other than the Merger?

         The directors receiving the most votes at a meeting at which a quorum is present will be elected. The affirmative vote of a majority of the outstanding shares of our common stock is required to amend our articles of incorporation to establish a classified board. The affirmative vote of a majority of all votes cast on the matter at a meeting at which a quorum is present is necessary to amend our 1997 Stock Option and Awards Plan, to ratify the appointment of PricewaterhouseCoopers LLP as our independent accountants and to approve any other proposals to be brought before the annual meeting.

19.      What is the effect of abstentions and broker non-votes?

         For the election of directors, approval of the Merger Agreement, amending our 1997 Stock Option and Awards Plan and ratifying the appointment of our independent accountants, abstentions will not be counted as votes cast and will have no effect on the result of the vote. For amending our articles of incorporation to create a classified board, abstentions will have the effect of a "no" vote.

         For the election of directors, approving the amendments to our 1997 Stock Option and Awards Plan, approving the Merger Agreement and ratifying our independent accountants, broker non-votes will not be counted as votes cast and will have no effect on the result of the vote. For amending our articles of incorporation to create a classified board, broker non-votes will have the effect of a "no" vote.

                               SUMMARY TERM SHEET

         The following is a summary of the material terms of the Merger Proposal as described in this proxy statement. You should carefully read this entire document as well as the additional documents to which it refers for a more complete description of the Merger Proposal.

    . The Merger Proposal-At our annual meeting, our stockholders will be asked to consider and vote upon a proposal to approve the Merger Agreement and the transactions contemplated thereby, including the issuance of 240,000 shares of our common stock to the stockholder of the Manager.

    .    Parties to the Merger

         Anworth Mortgage Asset Corporation-We are involved primarily in investing in United States agency and other highly-rated single-family adjustable-rate and fixed-rate mortgage-backed securities that we acquire in the secondary market.

         Anworth Mortgage Advisory Corporation-Our day-to-day operations are conducted by the Manager through the authority delegated to it under the Management Agreement and pursuant to the policies established by our board of directors.

    . Background of the Merger-Since we began operations in 1998, we have retained the Manager to provide the management and advisory services necessary for our operations. Since then we have significantly expanded the size and scope of our operations, and our board of directors now believes that we have achieved a sufficient size to support a self-managed structure.

    . Reasons for the Merger-Our board of directors believes that a self-managed structure will have several advantages. Since self-management is the typical structure for publicly traded companies, we believe that we will be viewed more favorably by investors and analysts after we become self-managed. We also believe that it will be easier to raise capital in the public securities markets and that self-management will, over time enhance the value of our stock. Finally, we believe that the Merger will be accretive to our earnings per share. We anticipate that the elimination of the fees paid to the Manager will more than offset the internal management and administrative expenses that we expect to incur and the dilutive impact of additional shares to be issued in the Merger to the stockholder of the Manager.

    . Effects of the Merger-Upon the closing of the Merger, we will become a self-managed REIT and will cease to pay any fees under the Management Agreement. As a result of becoming a self-advised REIT, we will, however, incur additional administrative and other expenses. Based on current market conditions, we believe that the Merger will be accretive to our earnings per share on a prospective basis.

    . Financial Advisor Opinion-The Special Committee retained Sutter Securities Incorporated to act as its financial advisor and to deliver a written opinion as to the fairness of the Merger, from a financial point of view, to our public stockholders. Sutter delivered its written opinion to the Special Committee to the effect that the Merger is fair, from a financial point of view, to our public stockholders.

    . Interests of Officers and Directors-Certain of our directors and executive officers who were involved in discussions and negotiations relating to the Merger Proposal have interests in connection with the Merger Proposal and the Manager that are different from, and may conflict with, the interests of our company and stockholders. In particular, Lloyd McAdams, our Chairman of the Board, President and Chief Executive Officer, and Heather U. Baines, an Executive Vice President of our company, control a trust that beneficially owns all of the outstanding common stock of the Manager. Mr. McAdams and Ms. Baines are husband and wife. The Merger will result in Mr. McAdams and Ms. Baines receiving, in the aggregate, beneficial ownership of an additional 240,000 shares of our common stock. As a result of such increased ownership, Mr. McAdams and Ms. Baines could exert greater influence on our company and would represent a higher percentage of the vote for any action requiring stockholder approval. These individuals have both indicated that they will vote in favor of the Merger Proposal.

         In addition, we will assume the employment agreements of Lloyd McAdams, Heather U. Baines and Joseph McAdams, one of our vice presidents, and enter into amendments of those agreements. The Merger Proposal will also result in the establishment of an incentive compensation plan at the time we assume the employment agreements and each of Lloyd McAdams, Heather U. Baines and Joseph McAdams will be entitled to earn a minimum percentage of amounts earned under the plan. Each of these individuals will be granted 20,000 shares of restricted stock upon the consummation of the Merger, subject to a ten-year vesting period. Accordingly, these individuals have an economic interest in the completion of the Merger that may be in conflict with our interests or the interests of our stockholders.

..        Registration Rights Agreement-We will grant registration rights to the stockholder of the Manager requiring us to register the shares we issue to it as merger consideration.

..        Stock Option and Awards Plan-Approval by our stockholders of the amendments to our 1997 Stock Option and Awards Plan is a condition to the obligation of the Manager to consummate the Merger.

..        Tax Treatment of the Merger-We believe that the Merger will constitute a tax-free reorganization under the Internal Revenue Code of 1986, as amended, and will not affect our tax status as a REIT.

..        Indemnification-In the Merger Agreement, our company, the Manager and the stockholder of the Manager have agreed to indemnify each other for damages arising from certain matters following the effective time of the Merger.

..        Our Board of Directors Recommends That You Vote for the Merger
         Proposal-After careful consideration and receipt of the recommendation of the Special Committee, our board of directors approved the Merger Proposal and determined that the Merger Proposal is fair to, and in the best interests of, our company and our stockholders. Our board of directors recommends that you vote "FOR" the Merger Proposal.

                            SUMMARY OF THE PROPOSALS

         Following is a summary of the proposals that you will be asked to vote on at the annual meeting. This summary does not contain all of the information that you may consider important for making your decision. More detailed information is included later in this proxy statement. Therefore, you should read this proxy statement in its entirety, and the documents that are attached as appendices, before you vote.

Amendment of Articles of Incorporation to Provide for a Classified Board of Directors

         The proposed amendment to our articles of incorporation will result in the division of our board of directors into three classes (denominated Class I, Class II and Class III). The directors in each class will hold office following their initial classification for terms of one year, two years and three years, respectively. Thus, the term of office of the Class I directors will expire at the 2003 annual meeting, the term of office of the Class II directors will expire at the 2004 annual meeting, and the term of office of the Class III directors will expire at the 2005 annual meeting. Thereafter, the successors to each class of directors will be elected for three-year terms.

         Our board of directors believes this amendment will promote continuity and stability in our management and policies, facilitate long-range planning and have a beneficial effect on employee loyalty. Because of the additional time required to change control of our board of directors, however, a classified board will tend to perpetuate present management, discourage tender offers because of the longer period of time required for a takeover bidder to obtain control, and make it more difficult for our stockholders to change the composition of our board of directors even if our stockholders believe such a change would be desirable.

         Our board of directors recommends that you vote FOR approving the amendment to our articles of incorporation to provide for a classified board of directors.

Election of Directors

         We currently have a four member board, three of whom are independent. Our board was increased in April 2002 and we currently have two existing vacancies on our board. We are proposing to re-elect each of our existing four board members and to elect two additional board members, one of whom is independent, to fill the existing vacancies.

         Our board was increased from four to six members for the purpose of adding two additional directors to assist in overseeing our company, which has grown substantially during the past year. In addition, if the Merger Proposal is approved, our board will have increased responsibilities arising from the increased size and complexity of our operations. Our board believes it can better fulfill such increased demands through the addition of the two individuals it has nominated to serve as board members, each of whom it believes are highly qualified to fulfill such positions.

         If the proposal to amend the articles of incorporation to create a classified board is approved, six directors will be elected for the staggered terms described above. If this proposal is not approved, six directors will be elected to hold office until the next annual meeting of stockholders and until their successors have been elected and qualified.

         Our board of directors recommends that you vote FOR re-election of each of our existing four board members, and the election of the two additional new board members nominated by our board of directors.

Approval of Amendments to 1997 Stock Option and Awards Plan

         The proposed amendments to our 1997 Stock Option and Awards Plan will increase the number of shares authorized for issuance under the plan by 900,000 shares to 1.5 million and provide for automatic annual increases, beginning in January 2003, in the number of shares authorized for issuance in an amount equal to two percent (2%) of the then outstanding shares of our common stock, subject to certain limits. Our board of directors believes that it is prudent to increase the authorized number of shares under the plan, and to provide for automatic increases in the future, in order to assure that a sufficient number of shares exist for future issuance. Our board believes that the plan is an important factor in attracting, retaining and motivating highly qualified individuals, and aligning the interests of management and our stockholders. Our board of directors believes that these amendments further these objectives by assuring continuing availability of shares to management and other personnel through our 1997 Stock Option and Awards Plan. The approval of this proposal is a condition to the obligation of the Manager to consummate the Merger.

         Our board of directors recommends that you vote FOR approving the proposed amendments to our 1997 Stock Option and Awards Plan.

Approval of Merger Proposal

         For a summary of the Merger Proposal, please refer to the Summary Term Sheet.

         Our board of directors recommends that you vote FOR approval and adoption of the Merger Agreement.

Ratification of PricewaterhouseCoopers LLP as Our Independent Accountants

         Our board of directors selects our independent public accountant annually and asks our stockholders to ratify the selection. PricewaterhouseCoopers LLP has served as the principal independent accountants for our company since 1999. Our board of directors, with the concurrence of the Audit Committee, has selected PricewaterhouseCoopers LLP to audit the accounts for the fiscal year ended December 31, 2002, and is asking our stockholders to ratify their selection.

         Our board of directors recommends that you vote FOR the ratification of PricewaterhouseCoopers LLP as independent accountants for the fiscal year ending December 31, 2002.

                                 PROPOSAL NO. 1:

                     AMENDMENT OF ARTICLES OF INCORPORATION
                 TO PROVIDE FOR A CLASSIFIED BOARD OF DIRECTORS

         Our board of directors has unanimously approved and recommended for stockholder approval an amendment to our articles of incorporation to add a new Article Eleventh to provide for a classified board of directors (the "Classified Board Proposal"). Under Maryland law, the Classified Board Proposal would become effective upon stockholder approval and filing of the amendment to the articles of incorporation. The new Article Eleventh would read in its entirety as follows:

                  "ELEVENTH: (a) The directors shall be divided into three classes, which shall be called Class I, Class II and Class III. The term of office of the directors in each class shall be as follows:


                           (1) The term of office of Class I directors shall be
                  until the 2003 annual meeting of stockholders and until their successors shall be elected and have qualified and thereafter shall be for three years and until their successors shall be elected and have qualified;

                           (2) the term of office of Class II directors shall be
                  until the 2004 annual meeting of stockholders and until their successors shall be elected and have qualified and thereafter shall be for three years and until their successors shall be elected and have qualified; and

                           (3) the term of office of Class III directors shall
                  be until the 2005 annual meeting of stockholders and until their successors shall be elected and have qualified and thereafter shall be for three years and until their successors shall be elected and have qualified.

                  (b) If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain or attain, if possible, the equality of the number of directors in each class. If such equality is not possible, the increase or decrease shall be apportioned among the classes in such a way that the difference in the number of directors in any two classes shall not exceed one."

         Our articles of incorporation do not currently contain any provisions with respect to the term of service or removal of directors. The election of directors is currently governed by our bylaws, which provide that all directors are to be elected annually for a term of one year. Maryland law permits provisions in articles of incorporation or bylaws approved by stockholders that provide for a classified board of directors.

         The Classified Board Proposal provides that, at the annual meeting, our board of directors will be divided into three classes (denominated Class I, Class II and Class III) which shall be as nearly equal in number as possible. The directors in each class will hold office following their initial classification for terms of one year, two years and three years, respectively. Thus, the term of office of the Class I directors will expire at the 2003 annual meeting, the term of office of the Class II directors will expire at the 2004 annual meeting, and the term of office of the Class III directors will expire at the 2005 annual meeting. Thereafter, the successors to each class of directors shall be elected for three-year terms. Vacancies which occur will be filled by the board of directors to serve for the remainder of the full term.

         If the Classified Board Proposal is not approved, all directors will be elected to serve until the next annual meeting of stockholders or until their successors are elected and qualified.

         Our board of directors believes the Classified Board Proposal will promote continuity and stability in our management and policies. Our board of directors further believes that such continuity will facilitate long-range planning and will have a beneficial effect on employee loyalty. Currently, our entire board of directors must stand for election each year. Accordingly, it is possible that all or a majority of the current directors could be replaced at any given annual meeting by a plurality vote. If the Classified Board Proposal is approved, our board of directors will be divided into three classes effective with the 2002 annual meeting, only one of which classes will stand for election at each annual meeting thereafter. Thus, it will take at least two annual meetings to effectuate a change in control of our board of directors, because only a minority of the directors will be elected at each meeting.

         Because of the additional time required to change control of our board of directors, the Classified Board Proposal will tend to perpetuate present management. Without the ability to obtain immediate control of our board of directors, a takeover bidder will not be able to take action to remove other impediments to its acquisition of our company. Because the Classified Board Proposal will increase the amount of time required for a takeover bidder to obtain control of our company without the cooperation of our board of directors, even if the takeover bidder were to acquire a majority of our outstanding stock, the Classified Board Proposal will tend to discourage certain tender offers, perhaps including some tender offers that our stockholders may feel would be in their best interests. The Classified Board Proposal will also make it more difficult for our stockholders to change the composition of our board of directors even if our stockholders believe such a change would be desirable.

         Our board of directors recommends that you vote FOR approving the amendment to our articles of incorporation to provide for a classified board of directors.

                                 PROPOSAL NO. 2:

                              ELECTION OF DIRECTORS

         The size of our board of directors was increased from four to six directors in April 2002. Consequently, at the annual meeting a total of six directors will be elected. We are proposing to re-elect all four of our existing board members and are proposing to elect two additional board members, one of whom is independent, to fill the vacancies that were created when we expanded the size of the board. Our board was increased from four to six members for the purpose of adding two additional directors to assist in overseeing our company, which has grown substantially during the past year. In addition, if the Merger Proposal is approved, our board will have increased responsibilities arising from the increased size and complexity of our operations. Our board believes it can better fulfill such increased demands through the addition of the two individuals it has nominated to serve as board members, each of whom the board believes are highly qualified to fulfill such positions.

         If the Classified Board Proposal is approved, six directors will be elected for the staggered terms set forth below. If the Classified Board Proposal is not approved, six directors will be elected to hold office until the next annual meeting of stockholders or until their successors have been elected and qualified. Charles F. Smith and Joseph E. McAdams are nominated for election as Class I directors for a one year term expiring at the 2003 annual meeting. Joe E. Davis and Charles H. Black are nominated for election as Class II directors for two year terms expiring at the 2004 annual meeting. Lloyd McAdams and [_________] are nominated for election as Class III directors for a three year term expiring at the 2005 annual meeting.

         Unless otherwise instructed, the proxyholders will vote the proxies received by them for the six nominees named below. If any of our nominees is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for any nominee designated by the present board of directors to fill the vacancy. It is not presently expected that any of the nominees named below will be unable or will decline to serve as a director. If additional persons are nominated for election as directors, the proxyholders intend to vote all proxies received by them in a manner to assure the election of as many of the nominees listed below as possible. In such event, the specific nominees to be voted for will be determined by the proxyholders.

         Our board of directors recommends that you vote FOR the election of each of the nominees listed below.

Information Regarding Nominees for Director

         Biographical summaries and ages as of the date hereof of individuals nominated by our board of directors for election as directors are provided below.

                                Class I Directors

         *Charles F. Smith, age 68, has been a director of our company since April 2001. Since 1984, Mr. Smith has served as President of Charles F. Smith & Co., Inc., an investment banking firm. Mr. Smith serves as a trustee of St. John's Hospital Foundation and Marymount High School. Mr. Smith also serves as a director of FirstFed Financial Corp., Trans Ocean Distribution, Ltd. and Sizzler International, Inc.

         Joseph E. McAdams, age 33, has been a Vice President of our company and of the Manager since June 19, 1998. Mr. McAdams joined PIA in 1998 and holds the position of Vice President. Mr. McAdams serves as Fixed Income Portfolio Manager with a specialty in mortgage-backed securities and is also responsible for PIA's fixed income trading. Prior to joining PIA, from 1993 to 1998, Mr. McAdams was employed by Donaldson, Lufkin & Jenrette Securities Corp. as a mortgage-backed security trader and analyst. Mr. McAdams holds a Master of Arts degree in Economics from the University of Chicago and a Bachelor of Science degree in Economics from the Wharton School of the University of Pennsylvania. Mr. McAdams is also a Chartered Financial Analyst charterholder.

                               Class II Directors

         *Joe E. Davis, age 66, has been a director of our company since its formation. Since 1982, Mr. Davis has been a private investor. From 1974 to 1982, Mr. Davis served as President and Chief Executive Officer of National Health Enterprises, Inc. Mr. Davis also serves as a director of BMC Industries, Inc., Wilshire Technologies, Inc., Natural Alternatives, Inc. and American Funds Insurance Series and as a trustee of American Variable Insurance Trust.

         *Charles H. Black, age 74, has been a director of our company since its formation. Since 1985, Mr. Black has been a private investor and financial consultant. From 1985 to 1987, he served as Vice Chairman and Director of Pertron Controls Corporation. From 1982 to 1985, Mr. Black served as the Executive Vice President, Director, Chief Financial Officer and Chairman of Investment Committee for Kaiser Steel Corporation. From 1980 to 1982, Mr. Black served as Executive Vice President and Chief Financial Officer of Great Western Financial Corporation. From 1957 to 1980, Mr. Black served at Litton Industries, where he ultimately held the position of Corporate Vice President and Treasurer. Mr. Black is a member of the Board of Governors of the Pacific Exchange, Inc. Mr. Black serves as a director of Investment Company of America, Orincon Industries, Inc. and Wilshire Technologies, Inc. and as an advisory director of Windsor Capital Group, Inc.

                               Class III Directors

         Lloyd McAdams, age 55, has been the Chairman of the Board, President and Chief Executive Officer of our company and of Anworth Mortgage Advisory Corporation (the Manager) since their formation. Mr. McAdams is also the Chairman of the Board, Chief Investment Officer and co-founder of Pacific Income Advisers, Inc. ("PIA"), an investment advisory firm organized in 1986 that manages an investment portfolio for institutional and individual clients. Mr. McAdams is the President of Syndicated Capital, Inc., a registered broker-dealer. Mr. McAdams also serves as a director of Monterey Mutual Fund. Before joining PIA, Mr. McAdams held the position of President of Security Pacific Investment Managers, Inc. from 1981 to 1987, Senior Vice President of Trust Company of the West from 1975 to 1981, and an Investment Officer with the State of Tennessee from 1973 to 1975. In 1983, Mr. McAdams served as a Board member of the California Public Employees Retirement System ("CALPERS"). Mr. McAdams holds a Bachelor of Science in Statistics from Stanford University and a Masters in Business Administration from the University of Tennessee. Mr. McAdams is a Chartered Financial Analyst charterholder, Chartered Investment Counselor and a Certified Employee Benefit Specialist.

         [Note: The board of directors is considering several potential nominees to fill the remaining vacancy created when the size of the board was increased. The name of, and biographical information for, the nominee selected by the board of directors will be added to the proxy statement when the definitive proxy statement is filed.]

* Member of the audit committee

Board Committees and Meetings

         During 2001, our board of directors had an audit committee, but not a compensation committee or a nominating committee. Our audit committee is responsible for making recommendations concerning the engagement of independent certified public accountants, approving professional services provided by the independent public accountants and reviewing the adequacy of our internal accounting controls. Our audit committee is currently comprised of Messrs. Davis, Black and Smith.

         We do not currently have a compensation committee because we have no paid officers or employees. Our board of directors, which consists of a majority of directors not affiliated with the Manager, administers our 1997 Stock Option and Awards Plan. In addition, the unaffiliated directors review from time to time the Management Agreement between us and the Manager to determine whether the contracted fee schedule is reasonable in relation to the nature and quality of services performed by the Manager thereunder.

         If the Merger is approved, our board of directors will establish a compensation committee consisting entirely of non-employee directors. That compensation committee will have overall responsibility for determining the compensation of our executive officers, including administration of our 1997 Stock Option and Awards Plan and the incentive compensation plan that will be established as a result of the Merger.

         During 2001, our board of directors held five meetings and the audit committee held one meeting. Each director attended each of the meetings of our board of directors and each member of the audit committee attended the meeting held by the audit committee during 2001.

Compensation Committee Interlocks and Insider Participation

         We do not have a compensation committee, and because we did not pay annual compensation to our executive officers in 2001, no officer or employee participated in deliberations of our board of directors concerning executive officer compensation. None of our executive officers has served on the board of directors or on the compensation committee of any other entity which had officers who served on our board of directors.

Certain Relationships

         Lloyd McAdams and Heather U. Baines are husband and wife and Lloyd McAdams and Joseph E. McAdams are father and son.

Director Compensation

         Unaffiliated directors receive a fee of $6,000 per year, payable semiannually, and $1,000 for each meeting of our board of directors attended and each meeting of our audit committee attended not immediately preceding or following a board meeting. Directors are reimbursed reasonable expenses incurred in attending board and audit committee meetings. Concurrently upon the initial public offering of our common stock in March 1998, we granted each unaffiliated director options to purchase 6,000 shares of our common stock under our 1997 Stock Option and Awards Plan at an exercise price of $9.00 per share. Such options vested 100% on September 17, 1998. In 1999, we granted each unaffiliated director an option to purchase 1,250 shares of our common stock under our 1997 Stock Option and Awards Plan at an exercise price of $4.60 per share. Such options vested 100% on April 16, 2002, the third anniversary of the date of grant. In 2000, we did not grant any options to any director. In 2001, we granted each unaffiliated director a fully vested option to purchase 3,000 shares of our common stock under the 1997 Stock Option and Awards Plan at an exercise price of $7.10 per share.

         Directors are required to devote only so much of their time to our affairs as is necessary or required for the effective conduct and operation of our business. Because the Management Agreement provides that the Manager will assume principal responsibility for managing the affairs of our company, our directors, in their capacities as such, are not expected to devote substantial portions of their time to our affairs. However, in their capacities as officers or employees of the Manager, or its affiliates, they will devote such portion of their time to the affairs of the Manager as is required for the performance of the duties of the Manager under the Management Agreement.

                             AUDIT COMMITTEE REPORT

         Our audit committee is comprised of three independent directors, as defined by American Stock Exchange rules, and operates under a written charter adopted by our board of directors. The members of our audit committee are Joe E. Davis, Charles H. Black and Charles F. Smith.

         The responsibilities of our audit committee include recommending to our board of directors an accounting firm to be engaged as our independent accountants. Management is responsible for our internal controls and financial reporting process. The independent accountants are responsible for performing an independent audit of our financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. Our audit committee's responsibility is to oversee these processes.

         In this context, our audit committee has met and held discussions with management and the independent accountants. Management represented to our audit committee that our financial statements were prepared in accordance with generally accepted accounting principles, and our audit committee has reviewed and discussed the financial statements with management and the independent accountants. Our audit committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees."

         Our independent accountants also provided to our audit committee the written disclosures and the letter required by Independent Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and our audit committee discussed with the independent accountants, PricewaterhouseCoopers LLP, the firm's independence.

         Based upon our audit committee's discussions with management and the independent accountants and our audit committee's review of the representations of management and the report of the independent accountants to our audit committee, our audit committee recommended that our board of directors include the audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2001, as filed with the Securities and Exchange Commission.

                                          Respectfully Submitted by the Audit
                                          Committee of the Board of Directors,

                                          Charles H. Black
                                          Joe E. Davis
                                          Charles F. Smith

Audit and Related Fees

         Audit Fees. The aggregate fees billed by PricewaterhouseCoopers for professional services for the audit of our annual consolidated financial statements for fiscal 2001 and the review of the consolidated financial statements included in our Form 10-K for fiscal 2001 were $39,600.

         Financial Information Systems Design and Implementation Fees. There were no fees billed by PricewaterhouseCoopers to us for financial information systems design and implementation fees for fiscal 2001.

         All Other Fees. The aggregate fees billed to us for all other services rendered by PricewaterhouseCoopers for fiscal 2001 were $30,220. Fees in this category were for services in connection with registration statements we filed with the SEC, tax compliance and accounting advice.

         Our audit committee has determined that the provision of services rendered above for all other fees is compatible with maintaining
PricewaterhouseCoopers' independence.

                               EXECUTIVE OFFICERS

Executive Officers of Our Company

         All officers serve at the discretion of our board of directors. Although we are permitted to have salaried employees, we currently have no such employees. If the Merger occurs, we will assume the Manager's current employment agreements with Lloyd McAdams, Joseph McAdams and Heather U. Baines, subject to the modifications described in "The Merger Agreement - Employee Matters." The persons listed below are the executive officers of our company:

           Name           Age                      Positions with our Company
---------------------   -------   -----------------------------------------------------------------------
Lloyd McAdams             56        Chairman of the Board, President and Chief Executive Officer
Pamela J. Watson          47        Executive Vice President, Chief Financial Officer and Secretary
Heather U. Baines         60        Executive Vice President
Evangelos Karagiannis     40        Vice President
Joseph E. McAdams         33        Vice President

         Biographical information regarding each executive officer other than Lloyd McAdams and Joseph McAdams is set forth below. Lloyd McAdams' and Joseph McAdams' biographical information is set forth above under "Election of Directors."

         Pamela J. Watson has been an Executive Vice President and the Chief Financial Officer, Treasurer and Secretary of our company since its formation and an Executive Vice President and the Chief Financial Officer and Secretary of the Manager since its formation. Ms. Watson joined PIA in 1996 and holds the position of Vice President. Prior to joining PIA, from 1990 to 1995, Ms. Watson was employed by Kleinwort Benson Cross Financing Inc. and Kleinwort Benson Capital Management Inc., an interest rate swap dealer and investment management firm owned by the British merchant bank Kleinwort Benson Group plc., where Ms. Watson served as Chief Financial Officer from 1991 to 1995. From 1989 to 1990, Ms. Watson was employed by Security Pacific State Trust Company as a Business Manager, and from 1986 to 1989, she held the position of Vice President of Capital Research and Management Company, the mutual fund arm of The Capital Group. Ms. Watson holds a Bachelor of Science degree from Lehigh University and a Masters in Business Administration from Claremont Graduate School. Our company and the Manager have entered into a separation agreement with Ms. Watson pursuant to which she will terminate her relationships with our company and the Manager upon the effective date of the Merger.

         Heather U. Baines has been an Executive Vice President of our company and the Manager since their formation. Since 1987, she has held the position of President and Chief Executive Officer of PIA. From 1978 to 1987, Ms. Baines was employed by Security Pacific Investment Managers, Inc., ultimately holding the position of Senior Vice President and Director. Ms. Baines holds a bachelors degree from Antioch College.

         Evangelos Karagiannis has been a Vice President of our company and of the Manager since their formation. Mr. Karagiannis joined PIA in 1992 and holds the position of Vice President. Mr. Karagiannis serves as Fixed Income Portfolio Manager with a specialty in mortgage-backed securities and is also responsible for PIA's quantitative research. Mr. Karagiannis has been the author, and co-author with Mr. McAdams, of articles on fixed income portfolio management and for PIA's internal research. Mr. Karagiannis holds a Doctor of Philosophy degree in physics from the University of California at Los Angeles ("UCLA") and, prior to joining PIA, was a postdoctoral fellow at UCLA, where he was a Fulbright Scholar. Mr. Karagiannis is also a Chartered Financial Analyst charterholder.

Executive Compensation

         To date, we have not paid any annual compensation to our executive officers for their services as executive officers. If the Merger is approved, we will be required to pay our executive officers compensation, including those executive officers whose employment agreements we assume. We may, from time to time, in the discretion of our board of directors, grant options to purchase shares of our common stock to our executive officers and directors pursuant to our 1997 Stock Option and Awards Plan.

Options Granted in 2001

         The following table sets forth information regarding stock options granted to our executive officers during 2001:

                        OPTION GRANTS IN LAST FISCAL YEAR

                                            Individual Grants
                        ----------------------------------------------------------
                        Number of                                                    Potential Realizable Value at
                        Securities      Percent of                                        Assumed Annual Rate
                        Underlying     Total Options                                  of Stock Price Apreciation
                         Options        Granted to       Exercise or                     for Option Term (1)
                         Granted        Officers in      Base Price     Expiration   -----------------------------
Name                     (#)(2)        in Fiscal Year      ($/Sh)          Date        5%($)            10%($)
---------------------   ----------     --------------    -----------    ----------   ---------        ------------
Lloyd McAdams             25,000             19             7.81         8/10/06       53,944           119,202
Pamela J. Watson          43,520             33             6.70         7/16/11      183,376           464,710
Heather U. Baines             --             --               --              --           --                --
Evangelos Karagiannis     43,520             33             6.70         7/16/11      183,376           464,710
Joseph E. McAdams         19,296             15             7.37         7/16/06       39,290            86,822

_____________________
(1) The amounts under the columns labeled "5%" and "10%" are included pursuant to certain rules promulgated by the Securities and Exchange Commission and are not intended to forecast future appreciation, if any, in the price of our common stock. The amounts are calculated by using the closing market price of a share of common stock on the grant date as reported by the American Stock Exchange and assuming annual compounded stock appreciation rates of 5% and 10% over the full term of the option. The reported amounts are based on the assumption that the named persons hold the options granted for their full term. The actual value of the options will vary in accordance with the market price of our common stock.

(2)   The options vested six months after  the date of the grant.

2001 Year-End Option Values

         The following table sets forth the number and dollar value of unexercised options held by our executive officers as of December 31, 2001.

                          FISCAL YEAR-END OPTION VALUES

                                         Number of Securities           Value of Unexercised
                                        Underlying Unexercised              In-the-Money
                                        Options at FY-End(#)(1)        Options at FY-End ($)(1)
                                     -----------------------------   --------------------------
Name                                 Exercisable     Unexercisable   Exercisable  Unexercisable
----------------------------------   -----------     -------------   -----------  -------------
Lloyd McAdams                          65,000           12,500         36,250        56,250
Pamela J. Watson                       75,520           10,000         140,698       45,000
Heather U. Baines                      32,000            5,000         36,250        22,500
Evangelos Karagiannis                  75,520           10,000         140,698       45,000
Joseph E. McAdams                      19,296           10,000         69,632        45,000

_____________________
(1) Excludes shares issuable upon the exercise of options pursuant to accrued DERs granted in conjunction with such options, which shares are set forth below.

Shares Accrued Pursuant to DERs in 2001

         The following table sets forth the number of additional shares issuable upon the exercise of stock options as a result of dividends paid by us in 2001 and DERs granted to our executive officers.

               SHARES ACCRUED PURSUANT TO DERS IN LAST FISCAL YEAR

                                Shares Accrued                 Shares Vested
         Name                 Pursuant to DERs(1)           Pursuant to DERs(2)
--------------------------    -------------------           -------------------
Lloyd McAdams                        1,845                        15,819
Pamela J. Watson                     1,476                        12,655
Heather U. Baines                    1,435                        12,655
Evangelos Karagiannis                1,476                        12,655
Joseph E. McAdams                     80                            0
__________________
(1) Based upon DERs issued in conjunction with stock option grants. The shares accrued pursuant to DERs represent shares issuable (assuming the underlying options have vested) proportionately upon the exercise of the related stock options at no additional consideration. The number of shares is derived from (a) the product of the dividend per share paid during 2001 multiplied by the number of shares subject to stock options granted to the respective executive officer divided by (b) the fair market value of our common stock on the dividend payment date.

(2) The additional shares vest 33.3% per year in accordance with the vesting schedule for the related options that were granted in 1998 and 100% upon the third anniversary of the date of the grant of options granted in 1999. The DERs expire ten (10) years from the date of grant or earlier upon termination of employment in accordance with the expiration and termination of the related options.

                     CERTAIN TRANSACTIONS AND RELATIONSHIPS

The Management Agreement

         The Management Agreement has a five-year term ending in April 2003. The agreement is extended automatically for additional one-year terms unless terminated by our board of directors. If we elect to terminate or not renew the agreement for reasons other than the Manager's breach of the agreement or due to bankruptcy or similar proceedings affecting the Manager, we must pay the Manager a termination fee. The amount of this fee will be the fair value of the Management Agreement as determined by an appraisal from an independent party and could be substantial. For purposes of determining the fair market value, pursuant to the terms of the Management Agreement, it would be assumed that the Management Agreement is unlimited in term and not subject to termination or non-renewal.

         The Manager receives a per annum base management fee based on our average net invested assets for each year, payable monthly in arrears, equal to 1% of the first $300 million of average net invested assets, plus 0.8% of the portion above $300 million. For services performed during 2001, we paid the Manager a base management fee of $208,000. The Manager is entitled to receive as incentive compensation for each fiscal quarter, an amount equal to 20% of our net income, before incentive compensation, in excess of the amount that would produce an annualized return on equity equal to the ten-year U.S. Treasury Rate plus 1%. The incentive compensation calculation and payment are made quarterly in arrears. The Manager received $598,000 in incentive compensation for 2001. The incentive compensation payments to the Manager are made before any income distributions are made to stockholders.

         The terms of the Management Agreement have not been negotiated on an arm's-length basis and may not be as favorable as we could have obtained from an unaffiliated third party.

Certain Relationships

         Pursuant to the terms of the Management Agreement, the Manager and its affiliates, including Pacific Income Advisers, or PIA, agree on the allocation of mortgage securities between us and other accounts over which the Manager and its affiliates have control. Pursuant to such allocation, the Manager bases allocation decisions on the procedures the Manager considers fair and equitable, including, without limitation, such considerations as investment objectives, restrictions and time horizon, availability of cash and the amount of existing holdings. In some cases, some forms of pro rata allocations may be used and, in other cases, random allocation processes may be used. In other cases, neither may be used.

         Notwithstanding the foregoing, the aforementioned conflict may result in decisions or allocations of mortgage securities to affiliates of the Manager, including PIA, that are not in our best interests. In particular, it is possible that asset allocations made by the Manager could favor affiliates of the Manager, and our operating income and distributions to stockholders could be materially and adversely affected.

         The Manager oversees our day-to-day operations pursuant to policies established by our board of directors and the authority delegated to the Manager under the Management Agreement. The Manager is owned by a trust controlled by Mr. McAdams, our Chairman of the Board, President and Chief Executive Officer, and Ms. Baines, our Executive Vice President. Additionally, Mr. McAdams and Ms. Baines are the principal stockholders of PIA and are husband and wife. Also, the officers and employees of the Manager are our officers.

Effect of Merger on Certain Transactions and Relationships

         If the Merger Proposal is approved by our stockholders and the Manager is merged with and into our company, the separate existence of the Manager will cease, the Management Agreement will have no further effect, no termination fee will be payable thereunder and we will no longer receive any services or pay any fees under the Management Agreement.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         As of May 13, 2002, there were ____________ shares of our common stock outstanding. The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of May 13, 2002, the record date of the annual meeting, by (i) each of our directors, (ii) each of our executive officers, (iii) each person who is known to us to beneficially own more than 5% of our common stock and (iv) all of our directors and executive officers as a group. The number of shares beneficially owned by each director or executive officer is determined under rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of May 13, 2002 through the exercise of any stock option or other right. Unless otherwise noted, we believe that each person has sole investment and voting power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table.

                                                                  Amount and Nature of      Percent of
                  Beneficial Owner                                Beneficial Ownership        Class
-------------------------------------------------------------     --------------------    ---------------
Wellington Management Company, LLP (1)                                   632,900
Lloyd McAdams (2)(4)
Heather U. Baines (3)(4)
Pamela J. Watson (5)
Evangelos Karagiannis (6)
Joe E. Davis (7)
Charles H. Black (8)
Joseph E. McAdams (9)
Charles F. Smith (10)
[Final Director Nominee To Be Added]
All Directors and Officers as a Group (9 Persons)(11)

_____________________
*  Less than 1%
(1) This information was obtained from a Schedule 13G filed with the SEC on February 12, 2002. According to the Schedule 13G, Wellington Management Company, LLP is an investment adviser and it may be deemed to beneficially own 632,900 shares of common stock. Brian P. Hillary is Vice President of Wellington. The address for Wellington is 75 State Street, Boston, Massachusetts 02109.

(2) Includes (i) ______ shares held by Lloyd McAdams and Heather U. Baines as community property, (ii) _______ shares subject to stock options exercisable within 60 days of May 13, 2002 and (iii) ______ shares owned by the McAdams Family Foundation of which Lloyd McAdams is a director. Mr. McAdams shares voting and investment power over the shares held by the Foundation and disclaims any beneficial interest in the shares held by this entity.

(3) Includes (i) ______ shares held by Lloyd McAdams and Heather U. Baines as community property and (ii) ______ shares subject to stock options exercisable within 60 days of May 13, 2002.

(4) Does not include 240,000 shares that will be received by a trust controlled by Lloyd McAdams and Heather U. Baines if the Merger is approved and consummated. Our board of directors previously granted Lloyd McAdams and his family members an exemption from the 9.8% ownership limitation set forth in our Articles of Incorporation. This exemption permits Lloyd McAdams, Heather U. Baines and Joseph E. McAdams to collectively hold up to 19% of our outstanding shares.

(5) Includes ______ shares subject to stock options exercisable within 60 days of May 13, 2002.

(6) Includes ______ shares subject to stock options exercisable within 60 days of May 13, 2002.

(7) Includes ______ shares subject to stock options exercisable within 60 days of May 13, 2002.

(8) Includes ______ shares subject to stock options exercisable within 60 days of May 13, 2002.

(9) Includes ______ shares subject to stock options exercisable within 60 days of May 13, 2002. Includes ______ shares owned by the McAdams Family Foundation of which Joseph McAdams is a director. Mr. McAdams shares voting and investment power over the shares held by the Foundation and disclaims any beneficial interest in the shares held by this entity.

(10) Includes ______ shares subject to stock options exercisable within 60 days of May 13, 2002.

(11) Each of our directors and officers may be reached at 1299 Ocean Avenue, Suite 200, Santa Monica, California 90401, telephone (310) 394-0115.

                             TOTAL RETURN COMPARISON

         The following graph presents a total return comparison of our common stock with the Standard & Poor's 500 Index and the National Association of Real Estate Investment Trusts, Inc. Mortgage REIT Index.

          TOTAL RETURN COMPARISON SINCE OUR COMMENCEMENT OF OPERATIONS
                            THROUGH DECEMBER 31, 2001

                                     [GRAPH]

                           3/17/98   12/31/98   12/31/99     12/31/00   12/31/01
                          --------- ---------- ----------   ---------- ---------
ANWORTH MORTGAGE ASSET
CORPORATION                  100        49         60          60         165
S & P 500                    100       119        144         131         115
NAREIT MORTGAGE              100        69         46          54          95

         The total return reflects stock price appreciation, if any, and the value of dividends for our common stock and for each of the comparative indices. The graph assumes that $100 was invested on March 17, 1998 (the date of our commencement of operations) in our common stock, that $100 was invested in each of the indices on February 28, 1998 and that all dividends were reinvested. The total return performance shown in this graph is not necessarily indicative of and is not intended to suggest future total return performance. Measurement points are at the last trading day of the fiscal years represented above.

         The preceding Stock Performance Graph and Audit Committee Report are not considered proxy solicitation materials and are not deemed filed with the SEC. Notwithstanding anything to the contrary set forth in any of our previous filings made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that might incorporate future filings made by us under those statutes, the Stock Performance Graph and Audit Committee Report shall not be incorporated by reference into any such prior filings or into any future filings made by us under those statutes.

                                 PROPOSAL NO. 3:

                   APPROVAL OF AMENDMENTS TO STOCK OPTION PLAN

         At our annual meeting, stockholders will be asked to approve amendments adopted by our board of directors to our 1997 Stock Option and Awards Plan (the "Stock Option and Awards Plan"), a copy of which is attached hereto as Appendix
A. The approval of this proposal is a condition to the obligation of the Manger to consummate the Merger.

         The amendments (a) increase the authorized number of shares authorized for issuance under our Stock Option and Awards Plan by 900,000 shares for a total of 1.5 million authorized shares (subject to customary adjustments for recapitalizations and similar events) and (b) provide for automatic annual increases in the number of shares authorized for issuance under the Stock Option and Awards Plan in an aggregate amount equal to two percent (2%) of the then outstanding shares of our common stock, subject to a maximum annual increase of 300,000 shares and a maximum aggregate number of shares available for issuance under the plan of 3,000,000 shares. If this proposal is approved by our stockholders, the automatic annual increases will commence on January 1, 2003 and continue on the first day of January of each year thereafter.

         Our board of directors approved the amendments because it believes that the Stock Option and Awards Plan is an important factor in attracting and retaining highly qualified individuals and in motivating such individuals to devote their maximum efforts towards the advancement of our company. Our board believes that these amendments further these objectives by assuring continuing availability of shares to management and other personnel through the Stock Option and Awards Plan, which will not only serve as rewards for the efforts of these individuals, but will also build an equity ownership interest in our company which will align the interests of our management and other personnel with our stockholders.

         As of May 13, 2002, a total of ____________ shares were subject to outstanding but unexercised options under the Stock Option and Awards Plan, ____________ shares had accrued pursuant to dividend equivalent rights granted thereunder, and no shares had been issued pursuant to the exercise of outstanding options. As of May 13, 2002, a total of ____________ shares remained available for grant purposes (plus any shares which may become available because outstanding options expire, are canceled or otherwise terminate before being exercised.)

         The benefits to be received in 2002 as a result of the amendments by the current executive officers, and the current directors and director nominees who are not officers, are not determinable because all grants under the Stock Option and Awards Plan are discretionary.

Summary Description of the Stock Option and Awards Plan

         We adopted the Stock Option and Awards Plan to provide for the following grants:

         . qualified incentive stock options, or ISOs, which meet the requirements of Section 422 of the Code;

         .  stock options not so qualified, or NQSOs;

         . deferred stock, in which delivery of common stock occurs upon expiration of a deferral period;

         . restricted stock, in which common stock is granted to participants subject to restrictions on transferability and other restrictions, which lapse over time;

         . performance shares, consisting of a right to receive common stock subject to restrictions based upon the attainment of specified performance criteria;

         . stock appreciation rights, whether in conjunction with the grant of stock options or independent of such grant, or stock appreciation rights that are only exercisable in the event of "a change in control" of our company (as defined in the Stock Option and Awards
            Plan) or upon other events; and

         . DERs, consisting of a right to receive cash or stock equal in value to dividends paid with respect to a specified number of shares of common stock, or other periodic payments. The amount of cash that may be paid under a grant of DERs is limited only by the number of DERs awarded and the amount of dividends paid by us to our stockholders.

         The purpose of the Stock Option and Awards Plan is to provide a means of compensation in order to attract and retain qualified personnel and to provide an incentive to others whose job performance affects our company. The Stock Option and Awards Plan is administered by our board of directors or a committee appointed by our board of directors. Under the terms of the Stock Option and Awards Plan, if the administrator is a committee, the committee must be composed entirely of two or more individuals who meet the qualifications to be a "non-employee director" as defined in Rule 16b-3 as promulgated under the Exchange Act. The administrator is currently our board of directors, the majority of which are unaffiliated directors. ISOs may be granted to the officers and key employees of our company, its subsidiaries or parent corporation, if any. NQSOs and awards other than ISOs may be granted to the directors, officers, key employees and agents and consultants of our company, subsidiaries or parent corporation, if any, and to the directors, officers and key employees of the Manager.

         Grants made by the administrator under the Stock Option and Awards Plan are discretionary, although the Administrator may consider such factors as a grantee's ability, ingenuity and industry. The administrator has the authority under the Stock Option and Awards Plan, among other things, to:

         . select the employees of our company, any subsidiary, a parent corporation or the Manager who shall be eligible under the Stock Option and Awards Plan; and

         . determine the form of options or awards, or combinations thereof, and whether such options or awards are to operate on a tandem basis or in conjunction with other options or awards.

         The Stock Option and Awards Plan provides for granting of DERs in tandem with all options granted under the Stock Option and Awards Plan, in the discretion of the administrator. Such DERs accrue for the account of the optionee shares of common stock upon the payment of cash dividends on outstanding shares of common stock. The number of shares accrued is determined by a formula and such shares are transferred to the optionee only upon exercise of the related option. The Stock Option and Awards plan permits DERs to be granted under the Stock Option and Awards Plan with certain characteristics. First, DERs can be issued in "current-pay" form so that payment can be made to the optionee at the same time as dividends are paid to holders of outstanding common stock. Second, DERs can be made eligible to participate not only in cash distributions but also distributions of stock or other property made to holders of outstanding common stock. Shares of common stock accrued for the account of the optionee pursuant to a DER grant may also be made eligible to receive dividends and distributions. Finally, DERs can be made "performance based" by conditioning the right of the holder of the DER to receive any dividend equivalent payment or accrual upon the satisfaction of specified performance objectives.

         Subject to anti-dilution provisions for stock splits, stock dividends and similar events, the Stock Option and Awards Plan, as amended, currently authorizes the grant of options to purchase, and awards of, an aggregate of 600,000 shares. There is no limit to the amount of options that may be granted to any individual. If an option granted under the Stock Option and Awards Plan expires or terminates, or an award is forfeited, the shares subject to any unexercised portion of such option or award will again become available for the issuance of further options or awards under the Stock Option and Awards Plan.

         Unless previously terminated by our board of directors, the Stock Option and Awards Plan will terminate in December 2007, and no options or awards may be granted under the plan thereafter.

         Options granted under the Stock Option and Awards Plan will become exercisable in accordance with the terms of the grant made by the administrator. Awards will be subject to the terms and restrictions of the award made by the administrator. The administrator has discretionary authority to select participants from among eligible persons and to determine at the time an option or award is granted when and in what increments shares covered by the option may be purchased and, in the case of options, whether it is intended to be an ISO or a NQSO provided, however, that certain restrictions applicable to ISOs are mandatory, including a requirement that ISOs not be issued for less than 100% of the then fair market value of the Common Stock (110% in the case of a grantee who holds more than 10% of the total combined voting power of our outstanding stock) and a maximum term of ten years (five years in the case of a grantee who holds more than 10% of the total combined voting power of our outstanding stock).

         Under current law, ISOs may not be granted to any of our directors who are not also employees, or to directors, officers and other employees of entities unrelated to us. Additionally, without approval of our board of directors, no options or awards may be granted under the Stock Option and Awards Plan to any person who, assuming exercise of all options held by such person, would own or be deemed to own more than 9.8% of the outstanding shares of our common stock.

         Each option must terminate no more than 10 years from the date it is granted (or five years in the case of ISOs granted to an employee who is deemed to own in excess of 10% of the combined voting power of our outstanding stock). Options may be granted on terms providing for exercise either in whole or in any part at any time or times during their respective terms, or only in specified percentages at stated time periods or intervals during the term of the option.

         The exercise price of any option granted under the Stock Option and Awards Plan is payable in full in cash, or its equivalent as determined by the administrator. We may make loans available to option holders to exercise options evidenced by a promissory note executed by the option holder and secured by a pledge of common stock with fair market value at least equal to the principal of the promissory note unless otherwise determined by the administrator.

         Our board of directors may from time to time revise or amend the Stock Option and Awards Plan, and may amend, alter or discontinue it at any time. However, no such amendment or alteration may impair the rights of any participant under any outstanding award without his or her consent or may, without stockholder approval, increase the number of shares subject to the Stock Option and Awards Plan, materially change the class of participants eligible to receive options or awards under the Stock Option and Awards Plan, materially increase the benefits accruing to participants under the Stock Option and Awards Plan or extend the maximum option term under the Stock Option and Awards Plan.

                           FORWARD LOOKING STATEMENTS

         This Proxy Statement contains or incorporates by reference certain forward-looking statements. When used, statements which are not historical in nature, including those containing words such as "anticipate," "estimate," "should," "expect," "believe," "intend," and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to various risks and uncertainties, including those relating to:

         .  changes in the management and advisory fees;

         . expenses and liabilities we may assume in, or incur as a result of, the Merger;

         . increases in the prepayment rates on the mortgage loans securing our mortgage-backed securities;

         .  changes in short-term interest rates;

         .  our ability to use borrowings to finance our assets;

         . risks associated with investing in real estate, including changes in business conditions and the general economy;

         .  changes in government regulations affecting our business; and

         . our ability to maintain our qualification as a real estate investment trust for federal income tax purposes.

         Other risks, uncertainties and factors, including those discussed under "Risk Factors" in this proxy statement or described in reports that we file from time to time with the SEC, such as our Forms 10-K and 10-Q, could cause our actual results to differ materially from those projected in any forward-looking statements we make. We are not obligated to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                  RISK FACTORS

     The following factors should be considered carefully by our stockholders in connection with voting upon the Merger Proposal and the transactions contemplated thereby.

     Certain of Our Directors and Officers Have Conflicts of Interest.

     Certain of our directors and officers, including certain of the directors and officers who were involved in discussions and negotiations relating to the Merger Proposal, have interests in the Merger Proposal that are in addition to, or conflict with, the interests of our stockholders. These additional or conflicting interests include interests arising out of ownership interests in the Manager, ownership interests in affiliates of the Manager, the assumed employment agreements and the proposed incentive compensation plan.

     Lloyd McAdams, our Chairman of the Board, President and Chief Executive Officer, and Heather U. Baines, our Executive Vice President, control a trust that beneficially owns all of the outstanding common stock of the Manager. Therefore, the Merger will result in these individuals receiving, in the aggregate, beneficial ownership of an additional 240,000 shares of our common stock as a result of the consummation of the Merger. Mr. McAdams and Ms. Baines are husband and wife. The officers and employees of the Manager are also officers of our company.

     As of May 13, 2002, our executive officers and directors beneficially owned approximately ___% of our issued and outstanding shares of our common stock. Mr. McAdams and Ms. Baines beneficially owned approximately __% of our common stock. Following the issuance of the shares of our common stock in the Merger, such individuals will beneficially own approximately ___%. As a result of such increased ownership, they could exert greater influence on our company and would represent a higher percentage of the vote for any action requiring stockholder approval.

     In addition, we will assume the employment agreements of Lloyd McAdams, Heather U. Baines and Joseph McAdams, one of our vice presidents and enter into certain amendments of those contracts. The Merger Proposal will also result in the establishment of an incentive compensation plan at the time we assume the employment agreements and each of Lloyd McAdams, Heather U. Baines and Joseph McAdams will be entitled to earn a minimum percentage of amounts earned under the plan. Lastly, each of these individuals will be granted 20,000 shares of restricted stock upon the consummation of the Merger, subject to a ten-year vesting period. Accordingly, these individuals have an economic interest in the completion of the Merger that may be in conflict with our interests or the interests of our stockholders.

     Consequently, the Merger Proposal may not be considered to have been negotiated in a completely arm's-length manner. Although our board of directors established the Special Committee to ensure that the Merger Proposal would be considered by persons who did not have any conflicts of interest with respect to the Merger, there can be no assurance that the terms of the Merger Proposal are the same as would have been obtained in negotiations between unrelated parties.

     Our Earnings Per Share May Decrease as a Result of the Merger.

     We cannot assure you that the cost savings we anticipate from no longer paying the base and incentive advisory fees to the Manager will offset the additional expenses that we will incur as a self-managed REIT. These additional expenses will include the salaries and benefits of our executive officers and the other employees we will need to operate our company after the Merger. Even if our earnings are not adversely affected, our earnings per share may decrease because we will be issuing additional shares of our common stock as Merger consideration. These additional shares will represent approximately 2% of the total number of shares outstanding after the Merger. If the Merger is not completed, the amount of the base and incentive advisory fees payable to the Manager will depend on a number of factors, including the amount of additional equity, if any, that we are able to raise and the profitability of our business. Therefore, the exact amount of future fees that we would pay to the Manager cannot be predicted with complete accuracy. If the expenses we assume are higher than we anticipate or the fees payable in the future to the Manager would have been lower than we anticipate, our net income per share may be lower as a result of the Merger than it otherwise would have been.

         The Merger Will Reduce Our Book Value per Share.

         The issuance of 240,000 additional shares in the Merger will increase the number of our shares of common stock outstanding without increasing our net worth. As a result, the pro forma book value per share as of March 31, 2002, as also adjusted for the effects of our common stock offering we completed in February 2002 will decline by $___ per share and current stockholders will experience a ___% dilution of their current ownership interest in our company.

         The Merger May Cause Us to Lose Our REIT Status for Tax Purposes.

         In order to maintain our status as a REIT for federal income tax purposes, we are not permitted to have current or accumulated earnings and profits carried over from the Manager. If the IRS successfully asserts that we acquired current or accumulated earnings and profits from the Manager and failed to distribute, during the taxable year in which the Merger occurs, all of such earnings and profits, we would lose our REIT qualification for the year of the Merger, as well as any other taxable years during which we held such acquired earnings and profits, unless, in the year of such determination, we make an additional distribution of the amount of earnings and profits determined to be acquired from the Manager. In order to make such an additional distribution, we could be required to borrow funds or sell assets even if prevailing market conditions were not generally favorable. For any taxable year that we fail to qualify as a REIT, we would not be entitled to a deduction for dividends paid to our stockholders in calculating our taxable income. Consequently, our net assets and distributions to our stockholders would be substantially reduced because of our increased tax liability. Furthermore, to the extent that distributions had been made in anticipation of our qualification as a REIT, we might also be required to borrow additional funds or to liquidate certain of our investments in order to pay the applicable tax on our income.

         After the Merger We Will be Subject to Potential Liability as an Employer.

         At present, we do not directly employ any employees. As a result of the Merger, we will directly employ persons who are currently employees of the Manager and will establish certain new retirement or employee benefit plans. As an employer, we will be subject to those potential liabilities that are commonly faced by employers, such as workers' disability and compensation claims, potential labor disputes and other employee-related liabilities and grievances and we will bear the costs of the establishment and maintenance of such plans.

         After the Merger We Will Be Dependent On Our Own Executives and Employees.

         As an externally-advised company, we rely on the Manager to provide us with all personnel necessary for the operation of our business. After the Merger, we will rely on our own employees to operate our business, and will not be able to rely on employees of the Manager. Accordingly, the loss of the services of any key employee, particularly one of our executive officers, may have a negative effect on our business operations.

         We May Have Difficulty Locating and Retaining a Suitable New Chief Financial Officer.

         Upon the Merger, the employment agreement between the Manager and our Chief Financial Officer, Pamela J. Watson, will terminate, and Ms. Watson will be paid severance by the Manager. Ms. Watson's employment by us, if at all, following the Merger will be on a part-time, at-will basis. We are currently seeking a full-time chief financial officer to replace Ms. Watson following the Merger and intend for such replacement to begin serving in that position on or before consummation of the Merger. We also intend for Ms. Watson to continue to serve as our chief financial officer until her replacement assumes that position. The market for highly skilled and experienced chief financial officers is competitive and we may have difficulty finding and retaining a suitable full-time replacement for Ms. Watson. If we are unable to timely hire a suitable new chief financial officer or if we are unable to retain such a person after he or she is hired, our business operations may be adversely affected.

         The Number of Shares We Issue In the Merger Will Not Change to Reflect Changes in the Relative Value of Our Company and the Manager After the Date the Merger Agreement Was Signed.

         The number of shares of our common stock that we will issue in the Merger is fixed. Therefore, it will not be reduced even if the market price of our common stock increases after the date the Merger Agreement was signed. Likewise, it will not be reduced even if the value of the Manager goes down after that date. The relative value of our company may change because of the financial or other results of our company, changes in the economic sector in which we operate, changes in economic conditions generally and other factors that might affect our business, condition and prospects.

                                 PROPOSAL NO. 4:

                               THE MERGER PROPOSAL

Our Company

     We are in the business of investing primarily in United States agency and other highly rated single-family adjustable-rate and fixed-rate mortgage-backed securities that we acquire in the secondary market. We seek attractive long-term investment returns by investing our equity capital and borrowed funds in such securities. Our returns are earned on the spread between the yield on our earning assets and the interest cost of the funds we borrow. We have elected to be taxed as a real estate investment trust, or REIT, under the United States Internal Revenue Code. As a REIT, we routinely distribute substantially all of the income generated from our operations to our stockholders. As long as we retain our REIT status, we generally will not be subject to federal or state taxes on our income to the extent that we distribute our net income to our stockholders.

     Our strategy is to acquire mortgage-related assets, finance our purchases in the capital markets and use leverage to increase our return on stockholders' equity. Through this strategy we expect to earn income that will enable us to generate dividends for our stockholders.

     We intend to acquire mortgage-related assets that we believe will generate attractive returns on capital invested. Before making these investments, we consider the amount and nature of the anticipated returns from the assets, our ability to pledge the assets to secure collateralized borrowings, and the costs associated with financing, managing, securitizing and reserving for the assets. We have also established a written asset acquisition policy that provides the following investment guidelines:


     . Category I - At least 60% of our total assets will generally be adjustable or fixed-rate mortgage securities and short-term investments. Assets in this category will be rated within one of the two highest rating categories by at least one nationally recognized statistical rating organization, or if not rated, will be obligations guaranteed by the United States government or its agencies, Fannie Mae or Freddie Mac.

     . Category II - At least 90% of our total assets will generally consist of Category I investments plus unrated mortgage loans, mortgage securities rated at least investment grade by at least one nationally recognized statistical rating organization, or shares of other REITs or mortgage-related companies.

     . Category III - No more than 10% of our total assets may be of a type not meeting any of the above criteria. Among the types of assets generally assigned to this category are mortgage securities rated below investment grade and leveraged mortgage derivative securities.

     We finance our acquisition of mortgage-related assets through borrowing at short-term rates using repurchase agreements. We generally borrow between eight and twelve times the amount of our equity. We actively manage the adjustment periods and the selection of the interest rate indices of our borrowings against the adjustment periods and the selection of indices on our mortgage-related assets in order to limit our liquidity and interest rate related risks.

     We also seek to lessen the effects on our income if mortgage loans underlying our securities prepay at a rate materially different than anticipated. We do this by structuring a diversified portfolio with a variety of prepayment characteristics, investing in mortgage assets or structures with prepayment protections and purchasing mortgage assets at a premium and at a discount. Although we have not yet done so, we may choose to engage in various hedging activities designed to mitigate our exposure to changes in interest rates and prepayment rates.

     We review credit risk and other risks of loss associated with each potential investment and may diversify our portfolio to avoid undue geographic, insurer, industry and other types of concentrations. Given the fact that we maintain such a large percentage of our assets in high quality or highly rated assets, many of which include an implied guarantee of the federal government as to payment of principal and interest, we believe we have limited exposure to losses from credit risk.

     In addition to the strategies described above, we intend to pursue other strategies to grow our earnings and our dividends per share, which may include the following:

          . increasing the size of our balance sheet at a rate faster than the rate of increase in our operating expenses;

          . issuing new common stock when market opportunities exist to profitably increase the size of our balance sheet through the use of leverage; and

          . lowering our effective borrowing costs over time by seeking direct funding with collateralized lenders, rather than using financial intermediaries, possibly using commercial paper, medium term note programs, preferred stock and other forms of capital.

The Manager

     Our day-to-day operations are conducted by the Manager through the authority delegated to it under the Management Agreement and pursuant to the policies established by our board of directors. We have currently elected to be managed by the Manager as a result of the efficiencies and economies of scale that can be achieved by utilizing the resources presently available to the Manager. A trust controlled by our Chairman and Chief Executive Officer, Lloyd McAdams, and our Executive Vice President, Heather U. Baines, is the principal stockholder of the Manager, and of PIA, an investment advisory firm that began operations in 1986. Our executive officers also serve as members of the management teams of the Manager and PIA. A majority of our board of directors is unaffiliated with either the Manager or PIA. We have no ownership interest in the Manager or PIA.

     We pay the Manager a management fee equal to 1% per year of the first $300 million of stockholders' equity plus 0.8% per year of the portion of our stockholders' equity above $300 million. We also pay the Manager an annual incentive compensation fee of 20% of the amount by which our return on our equity exceeds a return based on the ten-year U.S. Treasury Rate plus 1%.

     Our agreement with the Manager has a five-year term ending in April 2003. The agreement will be extended automatically for additional one-year terms unless terminated by our board of directors. If we elect to terminate or not renew our agreement with the Manager for reasons other than the Manager's breach of the Management Agreement or due to bankruptcy or similar proceedings affecting the Manager, we must pay the Manager a termination fee. The amount of this fee will be the fair value of the Management Agreement as determined by an appraisal from an independent party and could be substantial. For purposes of determining the fair market value, pursuant to the terms of the Management Agreement, it would be assumed that the Management Agreement is unlimited in term and not subject to termination or non-renewal.

Background of the Merger Proposal

Recommendation of Our Board of Directors

     Our board of directors and the Special Committee have each determined that the Merger Proposal is fair to, and in the best interests of, our company and our stockholders, and has approved the Merger Proposal. Accordingly, our board of directors recommends that our stockholders vote "FOR" approval of the Merger Proposal.

          In considering the recommendation of our board of directors with respect to the Merger Proposal, our stockholders should also consider that some of our directors and officers own interests in, and are directors and officers of, the Manager and its affiliates, and may be subject to other conflicts of interest, and may therefore have interests in the Merger that are different than, or in addition to, the interests of our stockholders who have no interest in the Manager.

          In order to help ensure that these interests would not result in any actual or perceived conflicts with the duties of our board of directors, our board of directors appointed a Special Committee which consisted of three of our independent directors (Messrs. Charles Black, Joe Davis and Charles Smith) who have no personal interests in the Merger, to consider and evaluate the internalization of our management and make a recommendation to our board of directors. Our board of directors authorized the Special Committee to retain outside counsel and financial advisors to assist in its assignment. The proceedings of the Special Committee are described below.

          In reaching the determination that the Merger Proposal is in the best interests of our company and our stockholders, our board of directors consulted with our management, the financial advisor to the Special Committee, as well as our legal counsel and accountants, and considered our short-term and long-term interests. The factors considered by our board of directors include those described below.

Factors Considered by Our Board of Directors

          . The analyses and conclusions of the Special Committee described below (which were adopted by our board of directors as its own);

          . The business reasons for the Merger Proposal set forth below, including the benefits to be realized by us from the Merger Proposal;

          . The negotiations of the representatives of the Special Committee with representatives of the Manager; and

          . The opinion of Sutter delivered to the Special Committee stating that, as of the date of the opinion, the Merger is fair, from a financial point of view, to our public stockholders.

          While our board of directors considered all of the above factors, it did not make specific determinations with respect to each of the factors and did not find it practical to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in making its determination. Rather, our board of directors made its judgment with respect to the Merger Proposal based on the total mix of information available to it, and the judgments of individual directors may have been influenced to a greater or lesser degree by their individual views with respect to different factors.

Proceedings of the Special Committee and Our Board of Directors

          At a meeting of our board of directors on October 15, 2001, our board discussed at length the efforts that were then underway to raise additional capital through an underwritten offering of our common stock. Lloyd McAdams reported that the underwriter leading the offering, Friedman Billings Ramsey Inc. ("FBR"), advised that raising additional public equity would be greatly facilitated if we became a self-managed REIT. Our board of directors discussed this recommendation and its merits. Mr. McAdams said that in light of FBR's recommendation that our company should become internally managed, and the benefits that this would have to us, he and Heather U. Baines, as trustees of the stockholder of the Manager, were willing to grant to us an option to acquire all of the outstanding shares of the Manager. Mr. McAdams said that he and Heather U. Baines were willing to grant an option that would not impose any obligations on us, but that would permit us to acquire all of the shares of the Manager through a merger in exchange for 240,000 shares of our common stock, provided that we also enter into appropriate employment agreements with Mr. McAdams and other key members of management designated by Mr. McAdams, adopt a suitable incentive compensation plan, and increase our 1997 Stock Option and

Awards Plan so that the number of shares authorized for grant thereunder would be equal to at least 15% of the issued and outstanding shares of our company. After discussion, our board of directors authorized management to enter into an option with the terms that were described at the meeting. On October 29, 2001, our company and Mr. McAdams and Ms. Baines entered into the option agreement.

          At a meeting of our board of directors on January 21, 2002, our board further discussed the advantages and disadvantages of internalization and whether we should seek to merge with the Manager. In light of the potential conflicts of interest, it was then proposed that a special committee consisting of our independent directors be appointed to consider any proposed transaction. Our board of directors approved the formation of the Special Committee consisting of Messrs Black, Davis and Smith. Our board then authorized the Special Committee to (1) consider and evaluate various proposals regarding the appropriate structure for becoming self-managed; (2) negotiate on our behalf the terms of any such proposal or resulting transaction; (3) consider whether such terms and conditions are fair, from a financial point of view, to us and our stockholders and report such findings and make a recommendation to our board of directors; and (4) hire a financial advisor and such other experts as the Special Committee deems necessary.

          After this meeting, we retained the law firm of Allen Matkins Leck Gamble & Mallory LLP ("Allen Matkins") as legal counsel to our company in connection with the proposed merger. On February 27, 2002 the Manager retained the law firm of Pillsbury Winthrop LLP ("Pillsbury") as its legal counsel to review the Merger Agreement on behalf of the Manager, to review the employment agreements and addenda and to provide the Manager advice regarding the tax treatment of the Merger. The Special Committee elected to engage the law firm of McKenna & Cuneo LLP ("McKenna") as legal counsel to the Special Committee.

          During the course of its deliberations and negotiations concerning a possible merger between us and the Manager, the Special Committee met four times over a three-month period commencing February 11, 2002.

          The first meeting of the Special Committee was convened on February 11, 2002. At this meeting, a representative from McKenna reviewed with the Special Committee members their duties as members of our board of directors and as members of the Special Committee. The Special Committee discussed possible structures for the acquisition of the Manager and any alternatives thereto, and considered the selection of a financial advisor.

          The Special Committee next met on March 7, 2002, and decided to engage Sutter Securities Incorporated ("Sutter") as the independent financial advisor to the Special Committee. This determination was based on Sutter's record and experience in rendering fairness opinions. A formal engagement letter was signed on March 27, 2002. At the March 7 meeting, the Special Committee also discussed the terms of the option agreement and the issues that might be anticipated to arise in the negotiation of the Merger Agreement. Among these were the relationship between the value of the option exercise price of 240,000 shares of our common stock and the value of our contract with the Manager, whether the transaction would be accretive to our earnings per share on a prospective basis, and the means to assure enforcement of our rights in case of any breach of the representations, warranties or covenants to be made by the Manager and its stockholder in the Merger Agreement.

          Additionally, at the March 7 meeting, the Special Committee considered the termination of the Management Agreement as an alternative to the Merger. Among the factors discussed in this regard were the necessity to pay the termination fee in cash, rather than in shares, the interruption to our business that might follow from loss of the services of the Manager without assurance of employment of its principal employees, the use of the facilities used by the Manager in operating our business, the lack of predictability of the appraisal process to determine the amount of the termination fee, the assumption of liability of the Manager implicit in the Merger structure and the comparative taxation of each transaction. In regard to these discussions, the Special Committee determined that our current cash resources would not be best utilized in the payment of a fee to terminate the Management Agreement, that the risk of disruptions to our business operations in connection with such a termination were high and that the use of stock as consideration for the Merger would have the positive effect of further aligning the interest of our key management with those of our other stockholders.

          Commencing on March 11, 2002, Sutter conducted a financial investigation of the business, operations and prospects of our company and the Manager and performed certain valuation analyses. Among other things, representatives of Sutter met with management of our company and the Manager and reviewed various documents, financial statements and projections and other reports and material provided by us and the Manager.

          The Special Committee determined that the shares of common stock to be issued by us in the transaction should not be registered with the SEC, but should be subject to an appropriate lock-up agreement restricting their resale, that the Merger should be conditioned on our ability to retain Lloyd McAdams, Joe McAdams and Heather U. Baines as our employees, that the Manager and its stockholder should indemnify us for breaches of representations, warranties and covenants, that the representations and warranties should survive the consummation of the Merger for one year (except that those related to taxes, employee matters and environmental matters should survive until the applicable statute of limitations) and that we should not assume any accrued bonus or severance obligations to the Manager's employees. The Special Committee communicated these determinations to representatives of the Manager.

          After receiving the initial determination of the Special Committee, the Manager entered into discussions with its employees concerning the terms under which they would be willing to become employed directly by us. These discussions concerned the amount of base compensation, the adoption of an incentive compensation plan, the basis on which bonus compensation should be calculated, and the terms of certain severance payments in the event of the change of control of our company. Over the course of the next few weeks, representatives of the Special Committee engaged in direct discussions of these terms with Lloyd McAdams, who was acting on behalf of the three employees of the Manager who are to become our employees upon consummation of the Merger.

          On March 13, 2002, Allen Matkins circulated an initial draft of the Merger Agreement. There ensued over the next several weeks a series of conference calls and negotiations followed by numerous revisions and recirculations of drafts of the Merger Agreement.

          Between March 13, 2002 and April 17, 2002, there were several discussions between representatives of the Special Committee and the Manager in which the terms of the Merger Agreement were negotiated. Through negotiation, it was agreed that the representations and warranties of the Manager and its stockholder would survive one year, except for those relating to taxes, employee matters and environmental matters which would survive until expiration of the applicable statute of limitations, that we would assume the employment agreements, as modified, of the three employees of the Manager, and that the stockholder of the Manager would indemnify us for breaches of its representations, warranties and covenants in amounts and on terms more fully described under "The Merger Agreement--Indemnification." During these negotiations, the Special Committee consulted with McKenna.

          On March 27, 2002, the Special Committee met and reviewed, discussed, and analyzed written materials and financial analysis prepared by Sutter. Sutter reported a range of values for the Manager, based on a number of analyses described under "--Opinion of the Financial Advisor to the Special Committee." The report also showed a range of net accretion to our stockholders resulting from the Merger, varying with our projected interest margins in 2002 and 2003. This net accretion took into account the dilutive effect of the issuance of an additional 240,000 shares, offset by the savings that would be expected to follow from elimination of the advisory fees to the Manager after taking into account the assumption of employment costs and increased overhead. Sutter then advised the Special Committee that, in Sutter's opinion and based on Sutter's review and analyses, the Merger was fair, from a financial point of view, to our public stockholders. The Special Committee, relying on the analysis prepared by Sutter and Sutter's opinion, determined that the consummation of the transactions contemplated by the Merger Proposal would be in our best interest, and requested that certain additional modifications be made to the proposed transaction. The Special Committee directed that our negotiating team discuss the terms of the Merger Proposal with the Manager. Among the changes that followed this meeting were the addition of both a lock-up commitment from the Manager's stockholder to refrain for a six-month period following the consummation of the Merger from selling, transferring or pledging the shares it receives in the Merger and a termination right for us if we are not satisfied with our due diligence review of the Manager or if the financial condition and prospects of the Manager change adversely between the signing of the Merger Agreement and the closing of the Merger.

          At its March 27 meeting, the Special Committee also reviewed the status of the negotiations with Lloyd McAdams, Joe McAdams and Ms. Baines concerning their employment agreements. Members of the Special Committee were advised that these three employees had agreed to the form of addenda to their employment agreements which would be effective as of the effective time of the Merger, and agreed that it would be a condition of the Merger Agreement that these three employees would become our employees on these terms. As part of these addenda, the representatives of the Special Committee negotiated for non-competition provisions to be inserted into such employment agreements.

          On April 18, 2002, the Special Committee met and discussed the Merger Proposal and the terms of the Merger Agreement. After an extensive discussion and considering such factors as the fairness of the consideration to be paid to the stockholder of the Manager (including whether the transaction was accretive) and the terms of the Merger Agreement, the Special Committee determined that the Merger Proposal is in our best interests and the best interests of our stockholders and recommended that our board of directors approve the Merger Proposal. On the same date, our board of directors met and received a report from the Special Committee which reviewed the process that the Special Committee had followed in reviewing the Merger Proposal. Mr. Smith reported that the Special Committee had approved, and was recommending to our board of directors, that we enter into the Merger Agreement and proceed with the Merger. Based on this recommendation and the other factors listed "The Merger Proposal - Factors Considered by Our Board of Directors," our board of directors determined that the Merger Proposal would be in the best interest of our company and our stockholders and is on terms that are fair and commercially reasonable to us and our stockholders. Accordingly, after due consideration and receipt of the recommendation of the Special Committee, our board of directors (with the independent directors approving under a separate vote) approved the Merger Proposal and recommended that our stockholders approve the Merger Proposal at the annual meeting. The Merger Agreement was executed and delivered by each party thereto on April 18, 2002. A press release announcing the execution of the Merger Agreement was issued by our company on April 19, 2002.

          The negotiations regarding the terms of the Merger were conducted on our behalf by Mr. Smith, acting under the supervision of the Special Committee, and on behalf of the Manager principally by Lloyd McAdams, the Chairman of the Manager (and the Chairman, President and Chief Executive Officer of our company). Each party's negotiating team also was assisted by its respective financial, legal, tax and accounting advisors. In certain instances, issues were discussed directly between the respective legal counsel.

          Our board of directors has agreed to pay a fee of $2,500 to each of Messrs. Smith, Black and Davis for the services they rendered as members of the Special Committee. The payment of this fee was not contingent upon the Special Committee recommending the Merger Proposal and is not contingent upon the consummation of the Merger.

Reasons for the Merger; Recommendations of the Special Committee and Our Board of Directors

          Special Committee. In reaching its conclusion to unanimously recommend that our board of directors approve the Merger Proposal, the Special Committee considered, without assigning relative weights to, a number of factors, including the following:

     . our belief that self-managed REITs, as compared to externally-advised REITs, have commanded a premium in the marketplace based on traditional financial measures such as the multiple of stock price to funds from operations per share, and thereby may provide such REITs with a competitive advantage in financing their investment portfolios. Although it is not possible to quantify the existence of such premium or the benefit obtained thereby, we believe that the consummation of the Merger will improve our ability to raise capital;

     . the possibility that we, as a self-managed REIT, may be more attractive to certain investors and market analysts and may enjoy enhanced market perceptions;

     . the potentially accretive effect on our current and anticipated earnings per share compared to a continuance of the current Management Agreement and its associated base and incentive advisory fees;

     . the efficiencies arising from a self-managed structure, including eliminating the base and incentive advisory fees payable to the Manager, including any built-in profit and the avoidance of future increases thereof if our asset base and profitability continue to grow and if we pursue future equity raises;

     . the alignment of the interests of our management with our stockholders through ownership of our shares;

     . the terms and conditions of the Merger Agreement, including the type and amount of consideration being paid to the Manager's stockholder which would preserve our cash liquidity;

     . the proven expertise and substantial experience of the employees of the Manager, who will become our employees as a result the Merger, in managing our investments and performing administrative services for us, and who we believe are critical to our successful performance in the future;

     . focusing the full business time and attention of our executive officers on our business operations;

     . the uncertainty of whether our executive officers would continue their role with our company if we terminated the Management Agreement;

     . the reduction in potential future conflicts of interest that could develop between us and the Manager;

     . the desirability of substantially mitigating our dependence on the Manager;

     . the benefits associated with the acquisition of all assets of the Manager including, among other things, workforce in place, business books and records, operating systems, contract rights and information bases and systems;

     . the ability to operate consistently with recent market trends that favor self-management of REITs having business operations of our size and scope;

     . the alternatives to the Merger Proposal, including the direct and indirect relative costs and benefits of (x) continuing to be advised by the Manager or (y) terminating the Management Agreement and hiring a new management team and employees or a new outside advisor;

     . the uncertainty of, and length of time necessary for, the calculation of the termination fee under the Management Agreement due to the requirement that an appraisal be done, the likelihood of an extended negotiation process in determining such price and the requirement of a cash payment;

     . the analyses performed by Sutter, including the projected accretive effect of the Merger, a review of previous and similar transactions involving REITs, a review of comparable REITs and a review of the Management Agreement;

     . the opinion of Sutter expressed to the Special Committee on March 27, 2002 that, on such date and subject to certain assumptions, qualifications and limitations stated therein, the Merger is fair, from a financial point of view, to our public stockholders; and

     . the Special Committee also considered certain factors which could, as a result of the Merger, negatively affect us and our stockholders. These factors included the following:

         . the conflicts of interest of the negotiating team and certain members of our board of directors in the Merger, including their respective positions at our company, the Manager, as well as the compensation and/or other benefits received by such persons, either directly or indirectly, from the Manager;

         .    the potential additional expenses and liabilities expected to be

         . incurred by us; the potential adverse tax consequences to us should the Merger fail to qualify as a tax-free reorganization or if any of the Manager's earnings and profits are carried over to us as a result of the Merger;

         . the potential liabilities associated with the direct employment of personnel, including workers' disability and compensation claims, labor disputes and other employee-related grievances;

         . the potential loss of certain intangible benefits from being associated with the Manager, including the Manager's management expertise and capital markets presence;

         .    that the Merger will be dilutive to our book value; and

         . potential liabilities that we may inherit from the Manager as a result of the Merger.

         The Special Committee has determined that, in light of all the factors that it considered, it believes the Merger Proposal to be fair to, and in our best interests and in the best interests of our stockholders. Accordingly, the Special Committee has unanimously recommended that our board of directors approve the Merger Proposal.

         Board of Directors. Our board of directors (with the independent directors approving under a separate vote) has determined that the Merger Proposal is fair to, and in our best interests and in the best interests of our stockholders based on the analyses and conclusions of the Special Committee (which our board of directors adopted as its own), on the negotiations between our negotiating team, as directed by the Special Committee, and the representatives of the Manager, and on Sutter's opinion delivered to the Special Committee. Our board of directors did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination.

         Our board of directors recommends that our stockholders vote "FOR" approval of the Merger Proposal.

Opinion of the Financial Advisor to the Special Committee

         The Special Committee retained Sutter on March 11, 2002, to render an opinion to the Special Committee as to the fairness, from a financial point of view, to our public stockholders of the Merger with the Manager. On March 27, 2002, Sutter advised the Special Committee that, in Sutter's opinion and based on its review and analyses, the Merger was fair, from a financial point of view, to our public stockholders. On May__, 2002, Sutter issued its written opinion to the Special Committee (the "Sutter Opinion") confirming such opinion.

         The full text of the Sutter Opinion is attached as Appendix D to this proxy statement. Our shareholders are urged to, and should, read the Sutter Opinion carefully in its entirety in conjunction with this proxy statement for assumptions made, matters considered and limits of the review by Sutter.

         The Sutter Opinion addresses only the fairness of the Merger, from a financial point of view, to our public stockholders and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger. The summary of the Sutter Opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion.

         The Special Committee engaged Sutter as its financial advisor because of Sutter's record and experience in rendering fairness opinions. Sutter, as part of its investment banking business, is regularly engaged in the valuation of businesses and securities. In requesting Sutter's fairness opinion, the Special Committee did not give any special instructions to Sutter or impose any limitations upon the scope of the investigations that Sutter deemed necessary to enable it to deliver its opinion. Neither Sutter nor any affiliate of Sutter has performed any investment banking or other financial services for or has any other material relationship with us.

         In connection with rendering its opinion, Sutter, among other things: reviewed this Proxy Statement; reviewed the Manager's unaudited financial statements for the fiscal years ended December 31, 1998 through 2001; reviewed certain operating and financial information, including projections, provided to it by management relating to the Manager's business and prospects; met with the management of the Manager to discuss its operations, historical financial statements and future prospects; reviewed publicly available financial data and stock market performance data of public companies which Sutter deemed generally comparable to the Manager; reviewed publicly available financial data and other information with respect to other acquisitions by REITs of their external managers; reviewed our annual reports on SEC Forms 10-K for the fiscal years ended December 31, 2000 and 2001, and our prospectus dated February 13, 2002; reviewed publicly available financial data and stock market performance data of our common stock; reviewed the Management Agreement; reviewed our 2002 Incentive Compensation Plan; reviewed the Manager's employment agreements for Joseph Lloyd McAdams, Heather U. Baines, Joseph E. McAdams and addenda to these agreements; and conducted such other studies, analyses, inquiries and investigations, as it deemed appropriate.

         Sutter relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information provided to it by us, the Manager and our respective representatives for purposes of its opinion. Sutter further relied upon the assurances of our management and the Manager that they are unaware of any facts that would make the information provided to Sutter incomplete or misleading. With respect to the financial projections for 2002 and 2003 supplied to Sutter, Sutter assumed that, as of the date supplied to them, those projections were reasonably prepared on bases reflecting the best currently available estimates and judgment of our management. In addition, Sutter did not make or seek to obtain appraisals of our or the Manager's assets and liabilities in rendering its opinion. The Sutter Opinion is also necessarily based upon the market, economic and other conditions as in effect on, and the information made available to it as of, the date of the opinion.

         The following is a brief summary of the financial analyses used by Sutter in connection with providing its opinion to the Special Committee.

         Sutter reviewed and compared our financial and market performance to the financial and market performance of selected publicly traded companies which it deemed generally comparable to us: Annaly Mortgage Management, Inc.; Apex Mortgage Capital, Inc.; Anthracite Capital, Inc.; Redwood Trust, Inc.; and Thornburg Mortgage Inc. Although the comparable companies were considered similar to us in some respects, none of such companies possessed a business profile or other characteristics identical to ours. For each of the comparable companies, Sutter examined certain publicly available financial data as of March 26, 2002, including total assets, stockholders' equity, leverage, return on equity, yield, and current and projected earnings per share and price to equity ratio.

         Sutter noted that we had total assets of $0.4 billion, compared to a range of $1.5 billion to $7.7 billion for the comparable companies, and that our equity was $55 million, compared to $130 million to $667 million. Our leverage was 7.7x, compared to 8.0x to 12.4x for the comparable companies. Our yield spread of 2.25% was close to the median of the comparable companies. Our dividend yield of 12.4% was higher than the median of 11.0%. Our P/E ratio based on 2000 net income was 6.4x, compared to a median of 7.9x and a harmonic mean of 7.1x for the comparable companies. Our P/E ratio based on 2001 projected net income was 5.6x, compared to a median of 7.3x and a harmonic mean of 7.2x for the comparable companies (based on estimates published by First Call). Our P/E ratio based on 2002 projected net income was 5.6x, compared to a median of 7.3x and a harmonic mean of 7.1x for the comparable companies (based on estimates published by First Call).

         Sutter noted that, if the Management Agreement is terminated or not renewed (for reasons other than the Manager's breach of the Management Agreement or due to bankruptcy or similar proceedings affecting the Manager), we would be required to pay a termination fee. The termination fee would be equal to the fair market value of the Management Agreement, as determined by a nationally recognized appraisal firm which is an independent party, and Sutter noted that the appraiser must assume that the term of the Management Agreement is perpetual. Sutter stated that the termination payment for the Manager would be likely to equal or exceed the purchase price payable in the Merger, given that our projected pretax earnings in 2002 and 2003 on a stand-alone basis were $0.4 million and $0.7 million, respectively.

         Sutter noted that the Merger would have an accretive effect on pro forma 2001 earnings per share, and it would be accretive in 2002 and 2003, based on projections for us and the Manager. The Merger would, however, be dilutive to book value per share. Sutter stated that the dilution in book value per share was offset by the higher dividend payable as a result of the accretion in earnings per share.

         Sutter reviewed the terms of the certain acquisitions of managers by other REITs in the previous five years: America First Mortgage Investments Inc./America First Mortgage Advisory Corporation; Assets Investors Corporation/Financial Asset Management LLC; Commercial Net Lease Realty, Inc./CNL Realty Advisors, Inc.; CWM Mortgage Holdings, Inc./Countrywide Asset Management Corporation; Security Capital Atlantic Inc./Security Capital (Atlantic) Inc. and Realty Services Atlantic Inc.

         Based upon the above, Sutter concluded that the Merger was fair, from a financial point of view, to our public stockholders.

         The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analysis as a whole, could create an incomplete view of the processes underlying the Sutter Opinion. In arriving at its opinion, Sutter considered the results of all such analyses. The analyses were prepared solely for purposes of Sutter providing its opinion as to the fairness of the Merger, from a financial point of view, to our public stockholders. As described above, Sutter's opinion and presentation to our board of directors was one of many factors taken into consideration by our board of directors in making its determination to approve the Merger. The foregoing summary does not purport to be a complete description of the analyses performed by Sutter.

         We agreed to pay Sutter a fee of $70,000 for its fairness opinion, of which $20,000 was payable upon execution of the original letter agreement and $50,000 was payable when Sutter initially rendered its opinion. We also agreed to reimburse Sutter for its reasonable out-of-pocket expenses and to indemnify Sutter and certain related persons against certain liabilities in connection with the engagement of Sutter, including certain liabilities under federal securities laws.

Conflicts of Interest

         Certain of our directors and executive officers who were involved in discussions and negotiations relating to the Merger Proposal have interests in connection with the Merger Proposal that are in addition to, or conflict with, our company and our stockholders. In particular, Mr. McAdams and Ms. Baines, our Executive Vice President, control a trust that beneficially owns all of the outstanding common stock of the

         Manager. Mr. McAdams and Ms. Baines are husband and wife. Additionally, the officers and employees of the Manager are also our officers. The Merger will result in Mr. McAdams and Ms. Baines receiving, in the aggregate, beneficial ownership of an additional 240,000 shares of our common stock as a result of the consummation of the Merger.

         As of May 13, 2002, our executive officers and directors beneficially owned approximately ___% of our issued and outstanding shares of our common stock and Mr. McAdams and Ms. Baines beneficially owned approximately ___%. Following the issuance of the shares of our common stock in the Merger, such individuals will beneficially own approximately ___%. As a result of such increased ownership, they could exert greater influence on our company and would represent a higher percentage of the vote for any action requiring stockholder approval. These individuals have all indicated that they will vote in favor of the Merger Proposal.

         In addition, we will assume the employment agreements of Mr. McAdams and Ms. Baines and of Joseph McAdams, one of our vice presidents. The Merger Proposal will also result in the establishment of an incentive compensation plan at the time we assume the employment agreements and Lloyd McAdams, Ms. Baines and Joseph McAdams will each be entitled to earn a minimum percentage of amounts earned under the plan. Lastly, each of these individuals will be granted 20,000 shares of restricted stock upon the consummation of the Merger, subject to a ten-year vesting period. Accordingly, these individuals have an economic interest in the completion of the Merger that may be in conflict with our interests or those of our stockholders.

Regulatory Matters

         We and the Manager are not aware of any material approval or other action by any state, federal or foreign governmental agency that would be required prior to the consummation of the Merger in order to effect the Merger or of any license or regulatory permit that is material to our business or the business of the Manager and which is likely to be adversely affected by the consummation of the Merger.

Accounting Treatment

         For accounting and financial reporting purposes, the Merger will not be considered the acquisition of a "business" for purposes of applying our stock APB Opinion No. 16, "Business Combinations" and, therefore, the market value of our common stock issued, valued as of the consummation of the Merger, in excess of the fair value of the net tangible assets acquired, will be charged to operating income rather than capitalized as goodwill.

                              THE MERGER AGREEMENT

         The description of the Merger Agreement set forth below does not purport to be complete and is qualified in its entirety by, and made subject to, the more complete and detailed information set forth in the Merger Agreement among our company, the Manager and the Manager's stockholder, a copy of which is attached as Appendix B to this proxy statement and incorporated herein by reference.

Terms of the Merger

         The Merger. The Merger Agreement provides for the Merger of the Manager with and into our company. We will continue as the surviving corporation following completion of the proposed Merger. The separate corporate existence of the Manager will then cease, and our internal corporate affairs will continue to be governed by the laws of the State of Maryland.

         Effective Time. The Merger Proposal will be effective when the articles of merger have been filed with and accepted for record by the State Department of Assessments and Taxation of the State of Maryland or at such other time as is agreed to by us and the Manager. The articles of merger will be filed as soon as practicable after our stockholders approve the issuance of shares of our common stock pursuant to, and the other transactions contemplated by, the Merger Agreement by the required vote and the other conditions to the completion of the proposed Merger have been satisfied or waived. See "--Conditions to Consummation of the Merger."

         Articles of Incorporation and Bylaws. The Merger Agreement provides that our articles of incorporation and bylaws in effect immediately before the effective time of the Merger will be the articles of incorporation and the bylaws of the surviving corporation of the Merger.

         Directors and Officers. Our directors and officers immediately prior to the effective time of the Merger will be the directors and officers of the surviving corporation after the effective time of the Merger.

         Conversion of Common Stock of the Manager in the Merger. At the effective time of the Merger, all the issued and outstanding shares of common stock of the Manager will be converted into the right to receive an aggregate of 240,000 shares of our common stock.

Indemnification

         The stockholder of the Manager and the Manager have agreed to severally indemnify and hold harmless our company and our directors, officers, employees, affiliates, agents and permitted assigns from and against any and all damages asserted against, imposed upon or incurred or suffered by it, directly or indirectly, as a result of, or based upon or arising from any inaccuracy in or breach or non-fulfillment of, any of the representations, warranties, covenants or agreements made by them in the Merger Agreement, subject to a $1 million cap on liability. We have agreed to indemnify and hold harmless the Manager and the Manager's stockholder and its directors, officers, employees, affiliates, agents and permitted assigns, without duplication, from and against any and all damages asserted against, imposed upon or incurred or suffered by any of them, directly or indirectly, as a result of, or based upon or arising from any inaccuracy in or breach or non-fulfillment of any of the representations, warranties, covenants or agreements made by us in the Merger Agreement, subject to a $1 million cap on liability.

Representations and Warranties

         Representations and Warranties Regarding the Manager. The Merger Agreement includes customary representations and warranties of the stockholder of the Manager with respect to the Manager as to, among other things:

     . the due organization, standing, power and authority and similar corporate matters;

     . the due authorization of the Merger Agreement and the transactions contemplated thereby;

     .   the capitalization of the Manager;

     .   the absence of litigation;

     .   employee matters;

     .   the Manager's compliance with applicable laws;

     .   tax matters;

     .   intellectual property rights;

     .   the Manager's financial statements;

     . the accuracy of the books of account and other financial records of the Manager;

     .   the absence of any material adverse change; and

     .   title to assets.

         Representations and Warranties of the Stockholder of the Manager. The Merger Agreement also includes representations and warranties of the stockholder of the Manager as to, among other things:

     . its power and authority to enter into the Merger Agreement and to consummate the transactions contemplated thereby;

     .   the due authorization of the Merger Agreement;

     .   its ownership of the Manager; and

     . acknowledgment by the stockholder of the Manager, of certain securities laws restrictions on transferability of our common stock to be received by it in connection with the Merger.

         Representations and Warranties Regarding Our Company. The Merger Agreement also includes our representations and warranties as to, among other things:

     .   our corporate organization, standing and power and authority;

     .   our capitalization;

     . the due authorization and approval of the Merger Agreement and the transactions contemplated thereby;

     . the validity of our common stock to be issued as consideration in the Merger;

     .   our financial statements;

     .   the absence of any material change;

     . the timely filing of, and compliance as to form with, all SEC reports, proxy statements or other documents; and

     .   the absence of litigation.

Covenants

         The Merger Agreement contains a number of customary and transaction-specific covenants, including, among other things, the following:

     .   business of the Manager pending the Merger;

     .   payment of the accrued and unpaid management fee; and

     .   certain employment matters.

Employee Matters

         2002 Incentive Compensation Plan. In connection with the Merger, we have adopted our 2002 Incentive Compensation Plan which will become effective on the effective date of the Merger. Under the incentive compensation plan, eligible employees have the opportunity to earn incentive compensation for each fiscal quarter. The total aggregate amount of compensation that may be earned by all employees equals a percentage of net income, before incentive compensation, in excess of the amount that would produce an annualized return on average net worth equal to the ten-year U.S. Treasury Rate plus 1% (the "Threshold Return").

         In any fiscal quarter in which our net income is an amount less than the amount necessary to earn the Threshold Return, we will calculate negative incentive compensation for that fiscal quarter which will be carried forward and offset future incentive compensation due under the plan.

         The percentage of net income in excess of the Threshold Return earned under the plan by all employees is calculated based on our quarterly average net worth, as defined in the incentive compensation plan. The percentage rate used in this calculation is based on a blended average of the following tiered percentage rates:

         .     25% for the first $50 million of average net worth;

         . 15% for the average net worth between $50 million and $100 million;

         . 10% for the average net worth between $100 million and $200 million; and

         .     5% for the average net worth in excess of $200 million.

         To calculate the blended average percentage rate, the following formula is used (ANW means average net worth):

         25%  x  (ANW less than or equal to $50 million), plus
                                                          ----

         15% x (ANW greater than $50 million and less than or equal to $100 million), plus
                        ----

         10% x (ANW greater than $100 million and less than or equal to $200 million), plus
                        ----

         5%    x  (ANW [greater than $200 million)

The above sum is then divided by the aggregate ANW to determine the blended average percentage rate.

         For example, if the average net worth is $135 million, the blended average percentage rate would be 17.41%, calculated as follows:

         [(.25 x $50 million) + (.15 x $50 million) + (.10 x $35 million)] /
$135 million = 17.41%

         The incentive compensation plan requires that we pay to our eligible employees all amounts earned thereunder each year (subject to offset for accrued negative incentive compensation), and we will be required to pay a percentage of such amounts to certain of our executives pursuant to the terms of their employment agreements.

         Employment Agreements. Upon the effective date of the Merger, we will assume the existing employment agreements of Lloyd McAdams, Joseph McAdams and Heather U. Baines. Such agreements will be modified by the addenda entered into between us and each of the executives as described below. Pursuant to the terms of the modified employment agreements, Lloyd McAdams will continue to serve as our President and Chief Executive Officer, Heather U. Baines will continue to serves as our Executive Vice President and Joseph McAdams will continue to serve as one of our Vice Presidents. Heather U. Baines will receive the same $50,000

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

annual base salary that she is receiving under her existing employment agreement with the Manager. Lloyd McAdams is currently receiving a base salary of $120,000 per annum from the Manager. Upon the Merger, he will receive a base salary equal to the greater of (i) $120,000 per annum, and (ii) a per annum amount equal to 0.125% of our book value, not to exceed $250,000. Joseph McAdams is currently receiving a base salary of $100,000 per annum from the Manager and upon the Merger, he will receive a base salary equal to the greater of (i) $100,000 per annum, and (ii) a per annum amount equal to 0.10% of our book value, not to exceed $250,000.

         These employment agreements, as modified by the addenda, will also have the following provisions that will be effective upon the effective date of the
Merger:

     . the three executives will be entitled to participate in our incentive compensation plan and each of these individuals will be paid a minimum percentage of the amounts earned under the 2002 Incentive Compensation Plan. Lloyd McAdams will be contractually entitled to 45% of all amounts paid under the plan; Joe McAdams will be contractually entitled to 25% of all amounts paid under the plan, and Heather U. Baines will be contractually entitled to 5% of all amounts paid under the plan,

     . the incentive compensation plan may not be amended without the consent of Lloyd McAdams and Joseph McAdams;

     . if we determine to pay the three executives their incentive bonuses in shares of our stock, then in the event of a registered public offering of our shares, the three executives will be entitled to piggyback registration rights in connection with such offering;

     . in the event any of the three executives is terminated without "cause" or if they terminate for "good reason", or in the case of Lloyd McAdams or Joseph McAdams their employment agreements are not renewed, then in addition to any salary, incentive compensation, expense reimbursements or similar payments accrued as of the termination date, the executives would also be entitled to: (1) payment of COBRA medical coverage for eighteen months, and (2) immediate vesting of all stock options and awards and pension benefits. In addition, under these circumstances Lloyd McAdams and Joseph McAdams would be entitled to (a) a lump sum payment of an amount equal to three years of their maximum annual base salary payable under their respective employment agreements, and (b) a lump sum payment equal 150% of the greater of (i) the highest amount paid or payable to all employees under the 2002 Incentive Compensation Plan during any one of the three fiscal years prior to their termination, and (ii) the highest amount paid, or that would be payable, under the plan during any one of the three fiscal years following their termination. Ms. Baines would be entitled to (a) a lump sum payment of an amount equal to three years of her then-current base salary, and (b) a lump sum payment equal to all incentive compensation that Ms. Baines would have been entitled to under the plan during the three-year period following her termination;

     . the three executives will receive restricted stock grants of 20,000 shares each, which grants will vest in equal, annual installments over ten years following the effective date of the Merger; and

     . the three executives will each be subject to a one-year non-competition provision following termination of their employment.

         For purposes of the employment agreements, an executive is deemed to be terminated for "cause" if the executive is convicted of a felony involving fraud, embezzlement or misappropriation, or if, in the good faith determination of our board, the executive fails to substantially perform his or her duties for sixty days following notice from us, or the executive commits an act of recklessness or willful misconduct against us resulting in substantial economic or financial harm.

         An executive is deemed to terminate for "good reason" if we materially breach the agreement, we relocate our headquarters more than one hundred miles from our current headquarters, we reduce the executive's compensation or assign the executive to a lower position in terms of title, responsibility, authority or status, or if there is a "change in control" of our company. A "change of control" is defined to occur if (i) any person, without the consent of our board of directors, becomes the beneficial owner of more than 9.8% of our outstanding stock, (ii) in any period of two consecutive years persons who at the beginning of such period (together with persons approved by at least two thirds of such directors plus persons filling vacancies) cease to constitute a majority of our board of directors, (iii) our stockholders approve a merger or consolidation with another company (other than a merger or consolidation that would result in the voting securities of our company continuing to represent at least 75% of the voting securities of the surviving company) or (iv) our stockholders approve a plan of complete liquidation of our company or an agreement for us to sell or dispose of substantially all of our assets.

         The term of each of the three employment agreements, as modified upon the effective time of the merger, continues through the date that is three years following the effective date of the merger, unless sooner terminated. Thereafter, each of the agreements automatically renews for additional one year terms unless notice is given six months prior to the end of the applicable term.

         We and the Manager have entered into a separation agreement with Pamela
J. Watson providing that her employment with the Manager will terminate, and she will resign from her positions with our company, upon the effective date of the Merger. As part of the separation agreement, Ms. Watson is providing us and the Manager with a general release of liability with respect to any potential claims arising on or before the effective date of the Merger. Under the terms of the Merger Agreement, the Manager is obligated to pay all severance costs payable to Ms. Watson under such separation agreement. We are currently seeking a full-time chief financial officer to replace Ms. Watson and intend for such replacement to begin serving in that position on or before consummation of the Merger. We also intend for Ms. Watson to continue to serve as our chief financial officer until her replacement assumes that position.

Conditions to Consummation of the Merger

         Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of our company, the Manager and the stockholder of the Manager to effect the Merger will be subject to certain conditions, including the following:

         . the issuance of shares of our common stock pursuant to, and the other transactions contemplated by, the Merger Agreement will have been duly approved by the holders of our common stock;

         . there will not be in effect any judgment, writ, order, injunction or decree of any court or governmental body enjoining or otherwise preventing consummation of the transactions contemplated by the Merger Agreement nor will there be pending or threatened by any governmental body or other person any suit, action or proceeding seeking to restrain or restrict the consummation of the Merger or seeking damages in connection therewith which, in the reasonable judgment of our company or the Manager, could have a material adverse effect;

         . at the effective time of the Merger, there will be no suspension of trading activity in the stock market, banking moratoriums, suspension of the extension of credit by lending institutions, war or other major calamities (or any material worsening thereof);

         . the proposed modifications to the employment agreements of Lloyd McAdams, Heather U. Baines and Joseph McAdams shall have been executed;

         . we shall have entered into the registration rights agreement and other contracts and agreements contemplated by the Merger Agreement; and

         .     no material adverse change shall have occurred.

         Additionally, our obligation to effect the Merger will be subject to certain conditions, including the following:

         . our due diligence review shall have been completed to our satisfaction; and

         . the fairness opinion of Sutter shall not have been rescinded or withdrawn.

         Additionally, the Manager's obligation to effect the Merger will be subject to certain conditions, including the following:

         . our stockholders shall have approved the amendments to our 1997 Stock Option and Awards Plan to increase the number of shares authorized thereunder to 1,500,000; and

         .     we shall have adopted the 2002 Incentive Compensation Plan.

Amendment; Waiver; Termination

         Amendment. The Merger Agreement may be amended at any time by written agreement signed by us, the stockholder of the Manager and the Manager (prior to the effective time of the Merger), as applicable.

         Waiver. Any party to the Merger Agreement may extend the time for the performance of any of the obligations or other acts of any other party thereto, or waive compliance with any of the agreements or any condition to the obligations thereunder of any other party thereto, to the extent that such obligations, agreements and conditions are intended for its benefit.

         Termination. The Merger may be abandoned and the Merger Agreement may be terminated prior to the effective time of the Merger, before or after approval by our stockholders, either by:

         .     the mutual written consent of our company and the Manager;

         . by either party if the Merger is not consummated by September 30, 2002;

         . if a United States federal or state court, regulatory agency or other governmental body will have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree, ruling or other action will have become final and non-appealable, provided, that the party seeking to terminate the Merger Agreement will have used all reasonable efforts to remove such order, decree, ruling or other action;

         .     by either party if a condition to their obligation is not met; or

         . by either party if the other has breached any representation, warranty or covenant.

         Any termination of the Merger Agreement will relieve all parties of any liability or further obligation as a result of the Merger or the Merger Agreement.

Resale of Shares of Common Stock Issued in the Merger

         The shares of common stock issued pursuant to the Merger Agreement will not be registered under the Securities Act (unless subsequently registered pursuant to the registration rights agreement) and, therefore, will not be freely transferable under the Securities Act. Such shares must be held indefinitely unless:

          .    the distribution thereof is registered under the Securities Act;

          . they are sold in conformity with Rule 144 promulgated by the SEC under the Securities Act; and/or

          .    some other exemption from registration is available.

          Additionally, the stockholder of the Manager has agreed to not sell, pledge or otherwise transfer the common stock it receives in the Merger for a period of six (6) months after the Merger.

Survival of Representations, Warranties and Covenants

          The representations and warranties of the parties contained in the Merger Agreement or in any certificate delivered pursuant to or in connection with the Merger Agreement will survive the closing date, but will terminate on the first anniversary of the closing date, except that certain representations and warranties of the Manager concerning employee benefits plans, tax matters and capitalization and ownership will terminate 60 days following the expiration of the normal statute of limitations applicable to such matters. The covenants and agreements set forth in the Merger Agreement will not survive the closing date, except those that expressly contemplate performance after the closing date.

Expenses and Fees

          Unless expressly provided for in the Merger Agreement, each party will bear its own expenses, including the fees and expenses of any attorneys, accountants, investment bankers, brokers, finders or other intermediaries, incurred in connection with the Merger Agreement and the transactions contemplated thereby; provided, however, we will bear all expenses of the preparation of this proxy statement and, if the Merger occurs, certain other matters specified in the Merger Agreement.

Registration Rights

          As a condition to the Merger, we have agreed to enter into a registration rights agreement with the stockholder of the Manager under which the stockholder of the Manager may require us to register the common stock to be issued to it in connection with the Merger for resale under federal securities laws. Under the registration rights agreement, the stockholder of the Manager may request that we register all of the 240,000 shares of our common stock that it receives in the Merger at anytime following the effective time of the Merger, subject to the lock-up agreement described above. Once registered, the stockholder of the Manager may sell these shares pursuant to such registration, subject to the provisions of the registration rights agreement. We will bear costs of the registration, including, among other things, registration and filing fees, printing expenses, attorneys' fees, accountants' fees and other reasonable expenses.

          If we determine that, in light of the pendency of a material transaction, it would be materially detrimental to our company and our stockholders to file a registration statement pursuant to a request therefor by the stockholder of the Manager, we may defer such registration for not more than 90 days after receipt of such request. We also are permitted to defer the filing of a registration statement pursuant to such a request for an additional period of 60 days after the expiration of the initial 90 day period in order to satisfy our disclosure obligations under the Securities Act with respect to certain material transactions.

          If we propose to file a registration statement covering our common stock under the Securities Act (except for registration (a) on Form S-8, or a successor or substantially similar form, of an employee share option, share purchase or compensation plan or of our common stock issued or issuable pursuant to any such plan, (b) of a dividend reinvestment plan or (c) on Form S-4, or a successor or substantially similar form, of shares issuable in connection with any acquisition, merger, exchange or similar transaction) we will, subject to the lock-up agreement described above and certain other limitations, use our best efforts to arrange to include in such registration statement all of our common stock issued to the stockholder of the Manager in the Merger for which we have received a request for inclusion. Such common stock will not be included, however, to the extent that the underwriters indicate that such inclusion will interfere with the successful marketing of the common stock being issued by us.

                            THE MANAGEMENT AGREEMENT

General

          We are an externally managed REIT and have no employees. We have entered into a management agreement (the "Management Agreement") with Anworth Mortgage Advisory Corporation, which is owned by a trust controlled by Lloyd McAdams, our chairman and chief executive officer, and Heather U. Baines, our executive vice president. The Manager manages our investments and performs administrative services for us. Our executive officers are employees of the Manager and Pacific Income Advisers, Inc., an investment advisory firm that began operations in 1986. A majority of our board of directors is unaffiliated with either the Manager or Pacific Income Advisers. Pursuant to the Management Agreement, the Manager primarily provides:

          . asset and liability management, including acquisition, financing, management and disposition of mortgage-related assets, and credit and prepayment risk management;

          . capital management, including oversight of our structuring, analysis, capital raising and investor relations activities; and

          . administrative services, including secretarial, data processing, operations and settlement, employee benefit and research services.

          We pay the Manager a management fee equal to 1% per year of the first $300 million of stockholders' equity, plus 0.8% per year of the portion of our stockholders' equity above $300 million. This management fee is paid on a monthly basis. We also pay the Manager, on a quarterly basis, an incentive compensation fee of 20% of the amount by which our return on our equity for each quarter exceeds a return based on the ten-year U.S. Treasury Rate plus 1%.

          Pursuant to the terms of the Management Agreement, the Manager and its affiliates, including Pacific Income Advisors, agree on the allocation of mortgage securities between us and other accounts over which the Manager and its affiliates have control. Pursuant to such allocation, the Manager bases allocation decisions on the procedures the Manager considers fair and equitable, including, without limitation, such considerations as investment objectives, restrictions and time horizon, availability of cash and the amount of existing holdings. In some cases, some forms of pro rata allocations may be used and, in other cases, random allocation processes may be used. In other cases, neither may be used.

Competition

          Nothing prevents the Manager or any of its affiliates from engaging in other businesses or from rendering services of any kind to any other person or entity, including investment in or advisory service to others investing in any type of real estate investment, other than advising other REITs that invest more than 50% of their assets in mortgage securities. Directors, officers, employees and agents of the Manager may serve as our directors, officers and employees. However, if our stockholders approve the Merger Proposal, officers of the Manager whose employment agreements we assume, including Lloyd McAdams, will agree not to compete with our company in the business of residential mortgage-backed securities during their employment with us and for a period of one year after their employment terminates.

Termination

          Our agreement with the Manager has a five-year term ending in April 2003. The agreement will be extended automatically for additional one-year terms unless terminated by our board of directors. If we elect to terminate or not renew our agreement with the Manager for reasons other than the Manager's breach of the agreement or due to bankruptcy or similar proceedings affecting the Manager, we must pay the Manager a termination fee. The amount of this fee will be the fair value of the management agreement as determined by an appraisal from an independent party and could be substantial. For purposes of determining the fair market value, pursuant to the terms of the Management Agreement, it would be assumed that the Management Agreement is unlimited in term and not subject to termination or non-renewal.

                        FEDERAL INCOME TAX CONSIDERATIONS

General

          The following discussion summarizes material federal income tax considerations of the Merger to us and our stockholders. This discussion does not address the tax consequences to the Manager or the stockholder of the Manager arising from the Merger. This discussion is general in nature and is not tax advice. In addition, no representations are made as to state, local or foreign tax consequences to us or any of our stockholders resulting from the Merger.

Tax Treatment of the Merger

          We intend to treat the Merger as a tax-free reorganization under
Section 368(a) of the Internal Revenue Code (the "Code"). Accordingly, we will have the same tax basis in the assets of the Manager as the Manager had in its assets. If the Merger fails to qualify as a tax-free reorganization, the Merger would be treated as a taxable sale by the Manager of its assets to us in exchange for our common stock, followed by the Manager's distribution to the stockholder of the Manager of our common stock received in the exchange in complete liquidation of the Manager. We would not directly recognize gain or loss as a result of the failure of the Merger to qualify as a reorganization under Section 368(a) of the Code. We could be liable for the Manager's tax liability from a deemed sale of the Manager assets as a successor to the Manager if the stockholder of the Manager were unable to pay tax liabilities either from such deemed sale or unrelated transactions.

S Corporation Status of Manager

          The Manager has represented to us that it has had an election in effect with the Internal Revenue Service ("IRS") to be taxed as an "S corporation" for federal income tax purposes at all times since the Manager's formation. The discussions below under "Built-in Gain Rules" and "Consequences of Merger on Our Qualification as a REIT - Earnings and Profits Distribution Requirement" are not applicable if the Manager is an S corporation. However, if, upon an examination, if any, of the Manager's tax returns, the IRS were to determine and successfully assert that the Manager's S corporation election was not valid because, for example, it had been improperly filed or the Manager was not eligible to elect S corporation status, or the election had been terminated for some reason, the Manager would be taxed as a C corporation for federal income tax purposes, rather than as an S corporation. Depending on the circumstances, such a determination by the IRS could be effective retroactively.

Built-in Gain Rules

          Under the "Built-in Gain Rules" of Temporary Treasury Regulation ss. 1.337(d)-7T, a REIT is subject to a corporate tax if it disposes of any assets acquired from a C corporation in a carryover basis transaction (including a statutory merger qualifying as a tax-free reorganization) during the 10-year period beginning on the date of the transaction (the "Recognition Period"). This tax is imposed at the top regular corporate rate (currently 35%) on the lesser of (i) any gain recognized during the Recognition Period on the disposition of such asset, or (ii) the "Built-in Gain" in such asset (i.e., the excess of (a) the fair market value of such asset over (b) our adjusted basis in such asset) as of the beginning of such Recognition Period. Our adjusted basis in the assets we are acquiring from the Manager will be de minimis, and therefore any sale of assets would be expected to generate gain. Subject to the discussions above under "S Corporation Status of Manager," the results described above with respect to the recognition of Built-in Gain will apply unless we make an election pursuant to Temporary Treasury Regulation ss. 1.337(d)-7T(c).

Consequences of Merger on Our Qualification as a REIT--Earnings and Profits Distribution Requirement

          A REIT is not permitted to have accumulated earnings and profits attributable to non-REIT years. A REIT has until the close of its first taxable year in which it has non-REIT earnings and profits to distribute such earnings and profits. In a statutory merger qualifying as a tax-free reorganization, the acquired corporation's earnings and profits are generally carried over to the surviving corporation. However, as long as the Manager's status as an S corporation for federal income tax purposes is respected by the IRS, the Manager will have no earnings and profits as of the closing date of the merger. However, if as described above under "S Corporation Status of Manager," the IRS were to successfully treat the Manager as a C corporation, the Manager may have earnings and profits as of the closing date of the merger.

          Any earnings and profits treated as having been acquired by a REIT through such a merger will be treated as accumulated earnings and profits of the REIT attributable to non-REIT years.

          The calculation of the amount of earnings and profits acquired by us from the Manager, if any, is subject to challenge by the IRS. The IRS may examine prior tax returns of the Manager and propose adjustments that would increase its taxable income, which would result in corresponding increases in the Manager's earnings and profits.

          If the IRS determines, and successfully asserts, that we had acquired current or accumulated earnings and profits from the Manager ("Acquired Earnings") and we had not distributed all of the Acquired Earnings prior to the end of our taxable year during which the Merger occurs, we would fail to qualify as a REIT in such year, as well as other taxable years during which we held such Acquired Earnings. However, if we made an additional distribution within 90 days of such a determination by the IRS to distribute the Acquired Earnings and paid to the IRS an interest charge based on 50% of the amount of such Acquired Earnings not previously distributed, our failure to have distributed the Acquired Earnings would not prevent us from qualifying as a REIT. Accordingly, in order to maintain our qualification as a REIT under such circumstances, we could be required to borrow funds on a short-term basis or sell assets in order to meet the additional distribution requirement even if the prevailing market conditions were not generally favorable for such borrowings or sales.

          If we fail to qualify for taxation as a REIT in any taxable year, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. As a result, our failure to qualify as a REIT would reduce the cash available for distribution to our stockholders. Distributions to our stockholders in any year in which we fail to qualify as a REIT will not be deductible by us nor will such distributions be required to be made. In addition, if we fail to qualify as a REIT, all distributions to our stockholders will be taxable to them as ordinary income to the extent of current and accumulated earnings and profits, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Moreover, in the absence of certain relief, we could not elect to be taxed as a REIT for the four years following such disqualification and could be subject to taxation on our built-in gain upon re-electing REIT status as described under the "Built-In Gain Rules" described above.

                                 PROPOSAL NO. 5:

                   RATIFICATION OF PRICEWATERHOUSECOOPERS LLP
                           AS INDEPENDENT ACCOUNTANTS

          Our board of directors, with the concurrence of the audit committee, has selected PricewaterhouseCoopers LLP to audit our accounts for our fiscal year ending December 31, 2002.

          We have been advised by PricewaterhouseCoopers LLP that the firm has no relationship with our company or its subsidiaries or affiliates other than that arising from the firm's engagement as auditors, tax advisors and consultants. If the selection of PricewaterhouseCoopers LLP is not ratified by the affirmative vote of at least a majority of the shares casting votes on the matter at the meeting, or if prior to the annual meeting, PricewaterhouseCoopers LLP should decline to act or otherwise become incapable of acting, or if its employment should be otherwise discontinued by our board of directors, then in any such case our board of directors will appoint other independent auditors whose employment for any period subsequent to the 2002 annual meeting will be subject to ratification by the stockholders at the 2003 annual meeting.

          A representative of PricewaterhouseCoopers LLP will not be present in person at the annual meeting, but will be available via telephone conference to make a statement, if he or she so desires, and to respond to appropriate questions.

          Our board of directors recommends that you vote FOR the ratification of PricewaterhouseCoopers LLP as independent accountants for the fiscal year ending December 31, 2002.

                             SELECTED FINANCIAL DATA

          The selected financial data as of December 31, 2001, 2000, 1999 and 1998 and the three years in the period ended December 31, 2001 are derived from our audited financial statements which are included in our Form 10-K for the fiscal year ended December 31, 2001. The selected financial data as of December 31, 1998 and for the period from commencement of operations on March 17, 1998 to December 31, 1998 are derived from audited financial statements not included in that Form 10-K. You should read these selected financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                   Period from
                                                                   March 17 to
                                                                  December 31,           Year Ended December 31,
                                                                  ------------  ----------------------------------------
                                                                      1998          1999           2000         2001
                                                                  ------------  ------------   ------------  -----------
Statement of Operations Data:
    Days in period .............................................           290           365            366          365
    Interest and dividend income ...............................  $      8,570  $      9,501   $     10,314  $    10,768
    Interest expense ...........................................        (7,378)       (7,892)        (8,674)      (6,363)
                                                                  ------------  ------------   ------------  -----------
    Net interest income ........................................         1,192         1,609          1,640        4,405
    Gain on sales ..............................................            --            --             --          430
    Expenses ...................................................          (307)         (400)          (379)      (1,129)
                                                                  ------------  ------------   ------------  -----------
    Net income .................................................  $        885  $      1,209   $      1,261  $     3,706
                                                                  ============  ============   ============  ===========
    Basic net income per average share .........................  $       0.38  $       0.53   $       0.54  $      1.52
    Diluted net income per average share .......................  $       0.38  $       0.53   $       0.54  $      1.50
    Dividends declared per share (1) ...........................  $       0.37  $       0.53   $       0.40  $      1.64
    Weighted average shares outstanding ........................         2,316         2,290          2,331        2,467

                                                                                     At December 31,
                                                                  ------------------------------------------------------
                                                                      1998          1999           2000         2001
                                                                  ------------  ------------   ------------  -----------
Statement of Operations Data:
    Mortgage-backed securities, net ............................  $    184,245  $    161,488   $    134,889  $   420,214
    Total assets ...............................................  $    199,458  $    167,144   $    141,834      424,610
    Repurchase agreements ......................................  $    170,033  $    147,690   $    121,891      325,307
    Total liabilities ..........................................  $    182,216  $    150,612   $    123,633      369,613
    Stockholders' equity .......................................  $     17,242  $     16,532   $     18,201       54,997
    Number of common shares outstanding ........................         2,328         2,307          2,350        6,951
    Book value per share .......................................  $       7.41  $       7.17   $       7.75  $      7.91

                                                                   Period from
                                                                   March 17 to
                                                                  December 31,          Year Ended December 31,
                                                                  ------------  ----------------------------------------
                                                                      1998          1999           2000         2001
                                                                  ------------  ------------   ------------  -----------
Other Data (unaudited):
    Average earnings assets ....................................  $    181,445  $    163,167   $    152,289  $   167,890
    Average borrowings .........................................  $    165,496  $    149,372   $    135,631  $   152,870
    Average equity (2) .........................................  $     19,060  $     18,931   $     19,154  $    20,279
    Yield on interest earning assets (3) .......................          5.94%         5.82%          6.77%        6.41%
    Cost of funds on interest bearing liabilities ..............          5.61%         5.28%          6.40%        4.16%
Annualized Financial Ratios (unaudited) (2)(4):
    Net interest margin (net interest income/average assets) ...          0.83%         0.99%          1.08%        2.62%
    G&A expenses as a percentage of average assets (5) .........          0.21%         0.24%          0.25%        0.32%
    Return on average assets (5) ...............................          0.61%         0.74%          0.83%        2.56%
    Return on average equity ...................................          5.84%         6.38%          6.58%       18.28%

--------------------------
(1) On September 26, 2000, our board of directors announced that, beginning with the third quarter of 2000, dividends would generally be declared after each quarter-end rather than during the applicable quarter.
(2) Average equity excludes fair value adjustment for mortgage-backed securities.
(3) Excludes gain on sale of $430,000 for the year ended December 31, 2001.
(4) Each ratio for 1998 has been computed by annualizing the results for the 290-day period ended December 31, 1998.
(5) Excludes incentive fees paid to our management company.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS

          This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors including those set forth under "Risk Factors" herein.

General

          We were formed in October 1997 to invest primarily in mortgage-related assets, including mortgage pass-through certificates, collateralized mortgage obligations, mortgage loans and other securities representing interests in, or obligations backed by, pools of mortgage loans which can be readily financed. We commenced operations on March 17, 1998 upon the closing of our initial public offering. Our principal business objective is to generate net income for distribution to stockholders based upon the spread between the interest income on our mortgage-backed securities and the costs of borrowing to finance our acquisition of mortgage-backed securities.

          Over the past year, the dramatic decline in the general level of interest rates has had a materially positive impact on our financial results. As a result of the interest rate reductions by the Federal Reserve Board, the one-month treasury bill has declined from 5.37% as of December 31, 2000 to 1.68% as of December 31, 2001. This decline has reduced the rates at which we borrow funds to finance our portfolio holdings. Our cost of financing has declined from 6.40% for the year ended December 31, 2000 to 4.16% for the year ended December 31, 2001. This contrasts significantly with the much less substantial decline of our asset yield from 6.77% for the year ended December 31, 2000 to 6.41% for the year ended December 31, 2001.

          We are organized for tax purposes as a REIT. Accordingly, we generally distribute substantially all of our earnings to stockholders without paying federal or state income tax at the corporate level on the distributed earnings. As of December 31, 2001, our qualified REIT assets (real estate assets, as defined in the tax code, cash and cash items and government securities) were greater than 90% of our total assets, as compared to the tax code requirement that at least 75% of our total assets must be qualified REIT assets. Greater than 99% of our 2001 revenue qualifies for both the 75% source of income test and the 95% source of income test under the REIT rules. We believe we met all REIT requirements regarding the ownership of our common stock and the distributions of our net income. Therefore, we believe that we continue to qualify as a REIT under the provisions of the tax code.

Results Of Operations

     Years Ended December 31, 2001 and 2000

          For the year ended December 31, 2001, our net income was $3,706,000, or $1.50 per share diluted, based on an average of 2,466,817 shares outstanding. Net interest income for that year totaled $4,405,000. Net interest income is comprised of the interest income earned on mortgage investments less interest expense from borrowings. During the year ended December 31, 2001, we incurred general and administrative expenses of $1,129,000, consisting of operating expense of $323,000, a base management fee of $208,000 and an incentive management fee of $598,000.

          By comparison, our net income was $1,261,000 for the year ended December 31, 2000. The increase in our profitability in 2001 over 2000 was due to the sharp decline in the general level of interest rates, allowing us to decrease our borrowing expense at a rate far greater than the rate at which the interest income on our assets declined.

          Our annual return on average equity was 18.28% for the year ended December 31, 2001. This return compares favorably to the 2000 figure of 6.58%.

          For the year ended December 31, 2001, the yield on our average assets, including the impact of the amortization of premiums and discounts, was 6.41%. For 2000, this figure was 6.77%. Our weighted average cost of funds for the year ended December 31, 2001 was 4.16% compared to 6.40% for the year ended December 31, 2000.

          During the year ended December 31, 2001, our return on common equity was 19.70%. The ten-year U.S. Treasury rate for the corresponding period was 5.02%, which would dictate a 6.02% hurdle rate. As a result, our management company earned an incentive fee of $598,000 for the year ended December 31, 2001. In 2000, our management company earned no incentive fee.

     Years Ended December 31, 2000 and 1999

          For the year ended December 31, 2000, our net income was $1,261,000, or $0.54 per share (basic and diluted), based on an average of 2,330,987 shares outstanding. Net interest income for that year totaled $1,640,000. Net interest income is comprised of the interest income earned on mortgage investments less interest expense from borrowings. During the year ended December 31, 2000, we incurred general and administrative expenses of $379,000, consisting of operating expense of $212,000, a base management fee of $167,000 and no incentive management fee.

          By comparison, our net income was $1,209,000 for the year ended December 31, 1999, our first full year of operation. The increase in our profitability in 2000 over 1999 was due to an increase in interest income, which rose faster than interest expense due to the continued slowing of prepayment of our mortgage assets in 2000, a trend which began in 1999. In addition, our operating expenses decreased by $21,000.

          Our annual return on average equity was 6.58% for the year ended December 31, 2000. This return compares favorably to the 1999 figure of 6.38%.

          For the year ended December 31, 2000, the yield on our average assets, including the impact of the amortization of premiums and discounts, was 6.77%. For 1999, this figure was 5.82%. Our weighted average cost of funds for the year ended December 31, 2000, was 6.40% compared to 5.28% for the year ended December 31, 1999.

          During the year ended December 31, 2000, our return on common equity, as calculated in accordance with the terms of our management agreement for the purpose of calculating incentive fee, was 6.03%. The ten-year U.S. Treasury rate for the corresponding period was 6.03%, which would dictate a 7.03% hurdle rate. As a result, our management company earned no incentive fee for the year ended December 31, 2000. In 1999, our management company earned no incentive fee.

          The table below shows the components of return on average equity(1):

                                                            Net Interest          G&A                Net
                                                              Income/         Expense(2)/       Income(2)(3)/
                                                               Equity            Equity             Equity
                                                           ---------------    -------------    ----------------
For the year ended December 31, 2001 ...................       21.72%            2.62%              19.10%
For the year ended December 31, 2000 ...................        8.56%            1.98%               6.58%
For the year ended December 31, 1999 ...................        8.49%            2.11%               6.38%

____________________
(1) Average equity excludes unrealized gain (loss) on available for sale securities.
(2)  Excludes incentive fees paid to our management company.
(3)  Excludes gain on sales of $430,000 for the year ended December 31, 2001.

          The table below shows our average balances of cash equivalents and mortgage assets, the annualized yields earned on each type of earning assets, the yield on average earning assets and interest income:

                                                                              Yield on
                                        Average                                Average      Yield
                                       Amortized                Yield on      Amortized       on        Dividend
                          Average       Cost of     Average      Average       Cost of      Average       and
                           Cash        Mortgage     Earning       Cash        Mortgage      Earning     Interest
                        Equivalents     Assets       Assets    Equivalents     Assets       Assets       Income
                        -----------   ----------   ---------   -----------   -----------   ---------   ----------
                                                         (dollars in thousands)
For the year ended
  December 31, 2001 ...    $3,444      $164,446     $167,890      4.00%         6.46%        6.41%       $10,768
For the year ended
  December 31, 2000 ...    $2,122      $150,167     $152,289      5.88%         6.79%        6.77%       $10,314
For the year ended
  December 31, 1999 ...    $6,452      $156,715     $163,167      4.99%         5.86%        5.82%       $ 9,501

          The table below shows our average borrowed funds and annualized average cost of funds as compared to average one- and average three-month LIBOR:

                                                                                         Average
                                                                                           One-       Average      Average
                                                                                          month       Cost of      Cost of
                                                                                          LIBOR        Funds        Funds
                                                                                        Relative     Relative     Relative
                                                                                           to           to           to
                                                                Average     Average      Average      Average      Average
                           Average                  Average       One-       Three-       Three-        One-        Three-
                          Borrowed     Interest     Cost of      Month       Month        month        month        month
                            Funds      Expense       Funds       LIBOR       LIBOR        LIBOR        LIBOR        LIBOR
                         ----------   ----------   ---------   ---------   ---------   ----------   ----------   ----------
                                                               (dollars in thousands)
For the year ended
  Dec. 31, 2001 .......   $152,870      $6,363       4.16%       3.86%       3.75%        0.11 %      0.30 %        0.41 %
For the year ended
  Dec. 31, 2000 .......   $135,631      $8,674       6.40%       6.42%       6.54%       (0.12)%     (0.02)%       (0.14)%
For the year ended
  Dec. 31, 1999 .......   $149,372      $7,892       5.28%       5.25%       5.42%       (0.17)%      0.03 %       (0.14)%

          The following table shows operating expenses as a percent of average assets:

                                                     Management Fee
                                                        & Other            Performance Fee/   Total G&A Expenses/
                                                Expenses / Total Assets      Total Assets         Total Assets
                                                -----------------------      ------------         ------------
For the year ended December 31, 2001 .........           0.13%                  0.14%                0.27%
For the year ended December 31, 2000 .........           0.23%                    --                 0.23%
For the year ended December 31, 1999 .........           0.24%                    --                 0.24%

Quarterly Results Of Operation

          The following data was derived from unaudited financial information for each of the eight quarters ending March 31, 2000 through December 31, 2001. This data was prepared on the same basis as the audited financial statements contained elsewhere in this Form 10-K and, in the opinion of management, includes all adjustments necessary for the fair presentation of the information for the periods presented. This information should be read in conjunction with the financial statements and notes thereto. The operating results in any quarter are not necessarily indicative of the results that may be expected for any future period.

                                                                 For the Three Months Ended
                                  March 31,   June 30,   Sept. 30,   Dec. 31,   March 31,  June 30,   Sept. 30,  Dec. 31,
                                    2000        2000       2000        2000        2001      2001       2001       2001
                                    ----        ----       ----        ----        ----      ----       ----       ----
Statement of Operations Data:                                          (in thousands)
Interest and dividend income ..   $ 2,627     $ 2,646    $ 2,549     $ 2,493    $ 2,556    $ 2,518     $ 2,564    $ 3,130
Interest expense ..............    (2,132)     (2,181)    (2,241)     (2,120)    (1,921)    (1,650)     (1,403)    (1,389)
                                  --------    --------   --------    --------   --------   --------    --------   --------
Net interest income ...........       495         465        308         373        635        868       1,161      1,741
Gain on sales .................        --          --         --          --         71         81         166        113
Expenses ......................      (101)        (97)       (99)        (83)      (162)      (255)       (303)      (410)
                                  -------     -------    -------     -------    -------    -------     -------    -------
Net Income ....................   $   394     $   368    $   209     $   290    $   544    $   694     $ 1,024    $ 1,444
                                  =======     =======    =======     =======    =======    =======     =======    =======
Basic earnings per share ......   $  0.17     $  0.16    $  0.09     $  0.12    $  0.23    $  0.29     $  0.43    $  0.54
Diluted earnings per share ....   $  0.17     $  0.16    $  0.09     $  0.12    $  0.23    $  0.29     $  0.42    $  0.53
Dividends per share ...........   $  0.15     $  0.15    $  0.10     $  0.11    $  0.20    $  0.24     $  0.54    $  0.55
Weighted average common
   shares outstanding
   (diluted) ...................    2,314       2,326      2,338       2,346      2,354      2,368       2,423      2,725

Financial Condition

         At December 31, 2001, we held total assets of $425 million, consisting primarily of $351 million of adjustable-rate mortgage-backed securities, $69 million of fixed-rate mortgage-backed securities and $1.8 million of preferred stock issued by REITs. This balance sheet size represents an approximate 202% increase over our balance sheet size at December 31, 2000. At December 31, 2001, we were well within our asset allocation guidelines, with 99% of total assets consisting of mortgage-backed securities guaranteed by an agency of the United States government such as Fannie Mae or Freddie Mac. Of the adjustable-rate mortgage-backed securities owned by us, 75% were adjustable-rate pass-through certificates that reset at least once a year. The remaining 25% were 3/1 and 5/1 hybrid adjustable-rate mortgage-backed securities. Hybrid adjustable-rate mortgage-backed securities have an initial interest rate that is fixed for a certain period, usually three to five years, and then adjust annually for the remainder of the term of the loan.

         The following table presents a schedule of mortgage-backed securities owned at December 31, 2001 and December 31, 2000, classified by type of issuer:

                                                              At December 31, 2001             At December 31, 2000
                                                       --------------------------------   ---------------------------
                                                              Fair           Portfolio          Fair       Portfolio
      Agency                                                 Value          Percentage         Value      Percentage
      ------                                                 -----          ----------         -----      ----------
                                                                        (dollar amounts in thousands)
      FNMA .........................................       $280,855            66.8%         $110,415        81.8%
      FHLMC ........................................        139,359            33.2%           23,957        17.8%
      Private Placement ............................             --              --%              517         0.4%
                                                       ==============    ==============   ===========================
          Total Portfolio ..........................       $420,214           100.0%         $134,889       100.0%

         The following table classifies our portfolio of mortgage-backed securities owned at December 31, 2001 and December 31, 2000, by type of interest rate index: (With respect to our hybrid ARMs, the fair value of these securities appears on the line associated with the index based on which the security will eventually reset, once the initial fixed interest rate period has expired.)

                                                                 December 31, 2001                  December 31, 2000
                                                          --------------------------------    ---------------------------
                                                               Fair            Portfolio          Fair        Portfolio
      Index                                                   Value           Percentage         Value       Percentage
      -----                                                   -----           ----------         -----       ----------
                                                                           (dollar amounts in thousands)
      One-month LIBOR .................................      $  9,998              2.4%         $  1,249          0.9%
      Six-month LIBOR .................................         4,218              1.0%            7,332          5.4%
      One-year LIBOR ..................................        39,689              9.5%               --           --%
      Six-month Certificate of Deposit ................         2,059              0.5%            3,692          2.7%

      One-year Constant Maturity Treasury .............       291,606             69.3%           97,491         72.3%
      Cost of Funds Index .............................         3,895              0.9%            4,713          3.5%
      Fixed rate ......................................        68,749             16.4%           20,412         15.2%
                                                          ---------------    -------------    ---------------------------
          Total Portfolio .............................      $420,214            100.0%         $134,889        100.0%

         Our mortgage-backed securities portfolio had a weighted average coupon of 6.44% at December 31, 2001. The weighted average one-month constant prepayment rates of our mortgage-backed securities portfolio were 17%, 30% and 34%, respectively, for the months of October, November and December 2001. At December 31, 2001, the unamortized net premium paid for our mortgage-backed securities was $8.5 million.

         We analyze our mortgage-backed securities and the extent to which prepayments impact the yield of the securities. When actual prepayments exceed expectations, we amortize the premiums paid on mortgage assets over a shorter time period, resulting in a reduced yield to maturity on our mortgage assets. Conversely, if actual prepayments are less than the assumed constant prepayment rate, the premium would be amortized over a longer time period, resulting in a higher yield to maturity. We monitor our prepayment expectations versus our actual prepayment experience on a monthly basis in order to adjust the amortization of the net premium.

         As of December 31, 2001, the fair value of our portfolio of mortgage-related assets classified as available for sale was $0.71 million, or 0.17%, greater than the amortized cost of our portfolio.

Hedging

         We have not entered into any hedging agreements to date. As part of our asset/liability management policy, we may enter into hedging agreements such as interest rate caps, floors or swaps. These agreements would be entered into to try to reduce interest rate risk and would be designed to provide us with income and capital appreciation in the event of certain changes in interest rates. We review the need for hedging agreements on a regular basis consistent with our capital investment policy.

Liquidity And Capital Resources

         Our primary source of funds consists of repurchase agreements, which totaled $325 million at December 31, 2001. Our other significant source of funds for the year ended December 31, 2001 consisted of payments of principal and interest from our mortgage securities portfolio in the amount of $51.7 million. As of December 31, 2001, we had raised approximately $0.8 million in capital under our dividend reinvestment and direct stock purchase plan, $491,000 of which was raised in 2001.

         In the future, we expect that our primary sources of funds will consist of borrowed funds under repurchase agreement transactions with one- to twelve-month maturities and of monthly payments of principal and interest on our mortgage-backed securities portfolio. Our liquid assets generally consist of unpledged mortgage-backed securities, cash and cash equivalents.

         Our borrowings had a weighted average interest cost during the year ended December 31, 2001 of 4.16% compared with 6.40% for the year ended December 31, 2000. As of December 31, 2001, all of our repurchase agreements were fixed-rate term repurchase agreements with original maturities ranging from three to eighteen months. On December 31, 2001, we had borrowing arrangements with eleven different financial institutions and had borrowed funds under repurchase agreements with eight of these firms. Because we borrow money based on the fair value of our mortgage-backed securities and because increases in short-term interest rates can negatively impact the valuation of mortgage-backed securities, our borrowing ability could be limited and lenders may initiate margin calls in the event short-term interest rates increase or the value of our mortgage-backed securities declines for other reasons. During the year ended December 31, 2001, we had adequate cash flow, liquid assets and unpledged collateral with which to meet our margin requirements during the period.

         From time to time, we raise additional equity dependent upon market conditions and other factors. In that regard, we completed a public offering and a private placement on December 27, 2001 that raised approximately $34.6 million in combined net proceeds, and we completed a public offering on February 28, 2002 that raised approximately $40 million in net proceeds.

Stockholders' Equity

         We use available for sale treatment for our mortgage-backed securities. These assets are carried on the balance sheet at fair value rather than historical amortized cost. Based upon such available for sale treatment, our equity base at December 31, 2001 was $54.0 million, or $7.91 per share.

         With our available for sale accounting treatment, unrealized fluctuations in fair values of assets do not impact GAAP income or taxable income but rather are reflected on the balance sheet by changing the carrying value of the asset and reflecting the change in stockholders' equity under "Accumulated other comprehensive income, unrealized gain (loss) on available for sale securities."

         As a result of this mark-to-market accounting treatment, our book value and book value per share are likely to fluctuate far more than if we used historical amortized cost accounting. As a result, comparisons with companies that use historical cost accounting for some or all of their balance sheet may not be meaningful.

         Unrealized changes in the fair value of mortgage-backed securities have one significant and direct effect on our potential earnings and dividends: positive mark-to-market changes will increase our equity base and allow us to increase our borrowing capacity while negative changes will tend to limit borrowing capacity under our capital investment policy. A very large negative change in the net market value of our mortgage-backed securities might reduce our liquidity, requiring us to sell assets with the likely result of realized losses upon sale. "Accumulated other comprehensive income, unrealized gain
(loss) on available for sale securities" was $0.71 million, or 0.17%, of the amortized cost of mortgage-backed securities at December 31, 2001.

                               MARKET INFORMATION

Our Company

         Our common stock currently is listed on the American Stock Exchange ("AMEX") under the symbol "ANH" and began trading on the AMEX on March 17, 1998. The table below sets forth, for the fiscal periods indicated, the high and low sale prices per share of our common stock on the AMEX and the distributions declared relating to such periods.

                                                                           Sales Price Per
                                                                              Share of
                                                                          Our Common Stock
                                                                         --------------------

                                                                                               Distribution
                                                                            High      Low      Declared (1)
                                                                         ----------  --------  ------------
2002
----
First Quarter ........................................................   $   10.12   $  8.10   $      ____
Second Quarter (through May ___, 2002) ...............................                              N/A

2001
----
First Quarter ........................................................   $    5.35   $  3.94   $      0.20
Second Quarter .......................................................   $    6.90   $  4.60   $      0.24
Third Quarter (2) ....................................................   $    8.08   $  6.35   $      0.54
Fourth Quarter .......................................................   $    9.85   $  6.60   $      0.55

________________________
(1) Beginning with the third quarter of 2000, our policy has been to generally declare dividends after each quarter-end rather than during the applicable quarter.
(2) The dividend of $0.54 was based on our retained earnings as of September 30, 2001, of which $0.42 was earned in the third quarter of 2001 and the remaining $0.12 was earned in prior quarters.

         On April 18, 2002, the last full trading day prior to announcement of the proposed Merger, the last reported AMEX sale price per share of our common stock was $10.75. On May __, 2002, the last reported AMEX sale price per share of our common stock was $____.

         Holders of shares of our common stock are entitled to receive distributions when, as and if declared by our board of directors out of any assets legally available for payment. In order to maintain our status as a REIT under the Code, we are required to distribute annually to our stockholders at least 90% of our "REIT Taxable Income," which is generally defined as taxable income from operations (net of depreciation deductions), excluding gains from the sale of properties.

The Manager

         There is no public market for shares of the Manager's common stock. As of the date hereof, a trust for which Lloyd McAdams and Heather Baines are the trustees was the sole owner of the Manager's common stock.

                                  OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

         Under Section 16(a) of the Exchange Act, our directors, officers and persons holding more than 10% of our common stock are required to file forms reporting their beneficial ownership of our common stock and subsequent changes in that ownership with the SEC. Such persons are also required to furnish us copies of the forms so filed. Based solely upon a review of copies of such forms filed with us, we believe that during 2001, our officers and directors complied with the Section 16(a) filing requirements on a timely basis.

Expenses of Proxy Solicitation

         In addition, brokerage firms and other custodians, nominees and fiduciaries will be requested to forward the soliciting material to beneficial owners and to obtain authorization for the execution of proxies, and we will reimburse such brokerage firms, other custodians, nominees and fiduciaries for reasonable expenses incurred in sending proxy materials to beneficial owners of our common stock. Our directors, officers and employees may solicit proxies by telephone or in person (but will receive no additional compensation for such solicitation). We will bear the expense of this proxy solicitation.

Where You Can Find More Information

         We are subject to the reporting requirements of the Exchange Act and file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information without charge at the public reference facilities maintained by the SEC in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional office at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies of such materials from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We file reports, proxy statements and other information with the SEC electronically. The SEC maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information filed electronically with the SEC. Our shares are listed on the American Stock Exchange under the symbol "ANH" and you may also inspect and copy our reports, proxy statements and other information at the offices of the American Stock Exchange, at 86 Trinity Place, New York, New York 10006, (212) 306-1000.

         The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this proxy statement and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings it makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the date of the special meeting:

          . Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

          .    Current Report on Form 8-K dated January 23, 2002; and

          . The description of our shares of common stock contained in our registration statement on Form 8-K dated December 12, 1997.

         You may request a copy of each of the above-listed documents at no cost by contacting us at Anworth Mortgage Asset Corporation, 1299 Ocean Avenue, Suite 200, Santa Monica, California 90401, (310) 394-0115.

         Any statement contained in a document incorporated or deemed to be incorporated herein shall be deemed modified or superseded for purposes of this proxy statement to the extent that a statement contained herein or in any other subsequently filed document that is deemed to be incorporated herein modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

Annual Report

         A copy of the annual report to stockholders of our company for the 2001 fiscal year has been mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the annual meeting. The annual report is not incorporated into this proxy statement and is not considered proxy solicitation material.

Stockholder Proposals for 2003 Annual Meeting

         Proposals of stockholders for consideration at the 2003 annual meeting of stockholders must be received by us no later than the close of business on ____________, 2003, in order to be included in our proxy statement and proxy relating to that meeting.

May ___, 2002

                                              By Order of the Board of Directors

                                              /s/ Pamela J. Watson
                                              Pamela J. Watson
                                              Secretary

                                   APPENDIX A
                                   ----------

                       ANWORTH MORTGAGE ASSET CORPORATION
                        1997 STOCK OPTION AND AWARDS PLAN
        (as amended February 16, 1998, April 20, 2001 and April 18, 2002)

SECTION 1.  GENERAL PURPOSE OF PLAN; DEFINITIONS.

            (a) This plan is intended to implement and govern the 1997 Stock Option and Awards Plan (the "Plan") of Anworth Mortgage Asset Corporation, a Maryland corporation (the "Company"). The Plan was adopted by the Board of Directors of the Company (the "Board") as of December 17, 1997, subject to the approval of the Company's stockholders. The purpose of the Plan is to enable the Company and its Subsidiaries to obtain and retain competent personnel who will contribute to the Company's success by their ability, ingenuity and industry and to provide incentives to the directors, officers and other key employees, and agents and consultants that are linked directly to increases in stockholder value and will therefore inure to the benefit of all stockholders of the Company.

            (b)  Definitions.
                 -----------

            For purposes of the Plan, the following terms shall be defined as set forth below:

                 (1)  "Accrued DERs" means DERs with the accrual rights
                       ------------
described in Section 5(k).

                 (2)  "Administrator" means the Board, or if the Board does not
                       -------------
administer the Plan, the Committee in accordance with Section 2.

                 (3)  "Board" means the Board of Directors of the Company.
                       -----

                 (4)  "Code" means the Internal Revenue Code of 1986, as amended
                       ----
from time to time, or any successor thereto.

                 (5)  "Committee" means the Compensation Committee of the Board,
                       ---------
which shall be composed entirely of two or more individuals who meet the qualifications to be a "Non-Employee Director" as defined in Rule 16b-3 ("Rule 16b-3") as promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Exchange Act of 1934, as amended (the "Act"), as such rule may be amended from time to time, or any successor definition adopted by the Commission, or any other Committee the Board may subsequently appoint to administer the Plan. If at any time the Board shall not administer the Plan, then the functions of the Board specified in the Plan shall be exercised by the Committee.

                 (6)  "Company" means Anworth Mortgage Asset Corporation, a
                       -------
corporation organized under the laws of the State of Maryland (or any successor corporation).

                 (7)  "Current-pay DERs" means DERs with the current-pay rights
                       ----------------
described in Section 5(k).

                 (8)  "DERs" shall mean Accrued DERs and Current-pay DERs.
                       ----

                 (9)  "Deferred Stock" means an award granted pursuant to
                       --------------
Section 7 of the right to receive Stock at the end of a specified deferral period.

                 (10) "Disability" means permanent and total disability as
                       ----------
determined within the meaning of Section 22(e)(3) of the Code.

                 (11)  "Effective Date" shall mean the date provided pursuant to
                        --------------
Section 14.

                 (12)  "Eligible Employee" means an employee of the Company, any
                        -----------------
Subsidiary, a Parent Corporation or the Manager eligible to participate in the Plan pursuant to Section 4.

                 (13)  "Fair Market Value" means, as of any given date, with
                        -----------------
respect to any awards granted hereunder, at the discretion of the Administrator and subject to such limitations as the Administrator may impose, (A) the closing sale price of the Stock on such date as reported in the Western Edition of the Wall Street Journal Composite Tape, or (B) the average of the closing price of the Stock on each day on which the Stock was traded over a period of up to twenty trading days immediately prior to such date, or (C) if the Stock is not publicly traded, the fair market value of the Stock as otherwise determined by the Administrator in the good faith exercise of its discretion. The Fair Market Value on the effective date of the Company's IPO shall be the price at which the Company's Stock is issued in connection therewith.

                 (14)  "Incentive Stock Option" means any Stock Option intended
                        ----------------------
to be designated as an "incentive stock option" within the meaning of Section 422 of the Code.

                 (15)  "IPO" means the Company's initial public offering of its
                        ---
Stock on a Form S-11 Registration Statement.

                 (16)  "Limited Stock Appreciation Right" means a Stock
                        --------------------------------
Appreciation Right that can be exercised only in the event of a "Change of Control" (as defined in Section 10 below).

                 (17)  "Manager" means Anworth Mortgage Advisory Corporation, a
                        -------
California corporation.

                 (18)  "Non-Qualified Stock Option" means any Stock Option that
                        --------------------------
is not an Incentive Stock Option, including any Stock Option that provides (as of the time such option is granted) that it will not be treated as an Incentive Stock Option.

                 (19)  "Parent Corporation" means any corporation (other than
                        ------------------
the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations in the chain (other than the Company) owns stock possessing 50% or more of the combined voting power of all classes of stock in one of the other corporations in the chain.

                 (20)  "Participant" means any Eligible Employee of the Company,
                        -----------
any Subsidiary, a Parent Corporation or the Manager, or any consultant or agent of the Company (including, but not limited to, third party service providers which provide services pursuant to services agreements), any Subsidiary or a Parent Corporation selected by the Committee, pursuant to the Administrator's authority in Section 2, to receive grants of Stock Options, DERs, Stock Appreciation Rights, Limited Stock Appreciation Rights, Restricted Stock awards, Deferred Stock awards, Performance Shares or any combination of the foregoing.

                 (21)  "Restricted Period" means the period set by the
                        -----------------
Administrator as it pertains to Deferred Stock or Restricted Stock awards pursuant to Section 7.

                 (22)  "Performance Share" means an award of shares of Stock
                        -----------------
granted pursuant to Section 7 that is subject to restrictions based upon the attainment of specified performance objectives.

                 (23)  "Restricted Stock" means an award granted pursuant to
                        ----------------
Section 7 of shares of Stock subject to restrictions that will lapse with the passage of time.

                 (24)  "Stock" means the common stock, $0.01 par value per
                        -----
share, of the Company.

                 (25)  "Stock Appreciation Right" means the right pursuant to an
                        ------------------------
award granted under Section 6 to receive an amount equal to the difference between (A) the Fair Market Value, as of the date such Stock Appreciation Right or portion thereof is surrendered, of the shares of Stock covered by such right or such portion thereof, and (B) the aggregate exercise price of such right or such portion thereof.

                 (26)  "Stock Option" means an option to purchase shares of
                        ------------
Stock granted pursuant to Section 5.

                 (27)  "Subsidiary" means any corporation (other than the
                        ----------
Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations (other than the last corporation) in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

SECTION 2.   ADMINISTRATION.

             (a) The Plan shall be administered by the Board or by a Committee appointed by the Board, which shall serve at the pleasure of the Board; provided, however, that if the Committee does not consist solely of Non-Employee Directors, as referenced in the definition of Committee in Section 1 hereof, then the Plan shall be administered, and each grant shall be approved, by the Board.

             (b) The Administrator shall have the power and authority to grant to Eligible Employees and consultants or agents of the Company, any Subsidiary or Parent Corporation, or any employee of the Manager, pursuant to the terms of the Plan: (A) Stock Options (with or without DERs), (B) Stock Appreciation Rights or Limited Stock Appreciation Rights, (C) Restricted Stock, (D) Deferred Stock, (E) Performance Shares or (F) any combination of the foregoing.

             In particular, the Administrator shall have the authority:

                 (1) to select those employees of the Company, any Subsidiary, a Parent Corporation or the Manager who shall be Eligible Employees;

                 (2) to determine whether and to what extent Stock Options (with or without DERs), Stock Appreciation Rights, Limited Stock Appreciation Rights, Restricted Stock, Deferred Stock, Performance Shares or a combination of the foregoing, are to be granted to Eligible Employees or any consultant or agent of the Company or any Subsidiary or Parent Corporation hereunder;

                 (3) to determine the number of shares to be covered by each such award granted hereunder;

                 (4) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted hereunder including, but not limited to, (x) the restricted period applicable to Restricted or Deferred Stock awards and the date or dates on which restrictions applicable to such Restricted or Deferred Stock shall lapse during such period, and (y) the performance goals and periods applicable to the award of Performance Shares; and

                 (5) to determine the terms and conditions, not inconsistent with the terms of the Plan, which shall govern all written instruments evidencing the Stock Options, DERs, Stock Appreciation Rights, Limited Stock Appreciation Rights, Restricted Stock, Deferred Stock, Performance Shares or any combination of the foregoing.

             (c) The Administrator shall have the authority, in its discretion, to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable; to interpret the terms and provisions of the Plan and any award issued under the Plan (and any agreements relating thereto); and to otherwise supervise the administration of the Plan.

             (d) All decisions made by the Administrator pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company, any Subsidiaries, a Parent Corporation, the Manager and the Participants.

SECTION 3.   STOCK SUBJECT TO PLAN.

             (a) The total number of shares of Stock reserved and available for issuance under the Plan shall be 1,500,000. The number of shares of Stock available for issuance under the Plan shall automatically increase on the first trading day of January each calendar year during the term of the Plan, beginning with calendar year 2003, by an amount equal to two percent (2%) of the total number of shares of Stock outstanding on the last trading day in December of the immediately preceding calendar year, but in no event shall any such annual increase exceed 300,000 shares and in no event shall the aggregate number of shares of Stock available for issuance under the Plan (as adjusted for all such annual increases) exceed 3,000,000 shares. At all times, the number of shares reserved and available for issuance hereunder as so determined from time to time shall be decreased by virtue of awards granted and outstanding or exercised hereunder.

             (b) To the extent that (i) a Stock Option or DER expires or is otherwise terminated without being exercised, or (ii) any shares of Stock subject to any Restricted Stock, Deferred Stock or Performance Share award granted hereunder are forfeited, such shares shall again be available for issuance in connection with future awards under the Plan. If any shares of Stock have been pledged as collateral for indebtedness incurred by a Participant in connection with the exercise of a Stock Option and such shares are returned to the Company in satisfaction of such indebtedness, such shares shall again be available for issuance in connection with future awards under the Plan.

             (c) In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, or other change in corporate structure affecting the Stock, a substitution or adjustment may be made in (i) the aggregate number of shares reserved for issuance under the Plan, and (ii) the kind, number and option price of shares subject to outstanding Stock Options and DERs granted under the Plan as may be determined by the Administrator, in its sole discretion, provided that the number of shares subject to any award shall always be a whole number. Such other substitutions or adjustments shall be made as may be determined by the Administrator, in its sole discretion; provided, however, that with respect to Incentive Stock Options, such adjustment shall be made in accordance with Section 424 of the Code. An adjusted option price shall also be used to determine the amount payable by the Company upon the exercise of any Stock Appreciation Right or Limited Stock Appreciation Right associated with any Stock Option.

SECTION 4.   ELIGIBILITY.

             (a) Officers and other key employees of the Company, any Subsidiaries, a Parent Corporation or the Manager who are responsible for or contribute to the management, growth and/or profitability of the business of the Company or its Subsidiaries and directors of the Company, any Subsidiary, a Parent Corporation and the Manager, and consultants and agents of the Company, its Subsidiaries or Parent Corporation, shall be eligible to be granted Non-Qualified Stock Options, DERs, Stock Appreciation Rights, Limited Stock Appreciation Rights, Restricted Stock awards, Deferred Stock awards and Performance Shares hereunder. Officers and other key employees of the Company, its Subsidiaries or a Parent Corporation shall also be eligible to be granted Incentive Stock Options hereunder. The Participants under the Plan shall be selected from time to time by the Administrator, in its sole discretion, from among the Eligible Employees and consultants and agents recommended by the senior management of the Company, and the Administrator shall determine, in its sole discretion, the number of shares covered by each award.

             (b) Notwithstanding the foregoing, a Participant shall not be eligible to be granted an award under this Plan if he/she is deemed to own more than 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of Common Stock of the Company. For this purpose, the term "ownership" is defined in accordance with the Real Estate Investment Trust provisions of the Code, the constructive ownership provisions of Section 544 of the Code, as modified by Section 856(h)(1)(b) of the Code, and Rule 13d-3 promulgated by the Commission under the Act.

SECTION 5.   STOCK OPTIONS.

             (a) Stock Options may be granted alone or in addition to other awards granted under the Plan, including DERs as described in Section 5(k). Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve, and the provisions of Stock Option awards need not be the same with respect to each optionee. Recipients of Stock Options shall enter into a stock option agreement with the Company, in such form as the Administrator shall determine, which agreement shall set forth, among other things, the exercise price of the option, the term of the option and provisions regarding exercisability of the option granted thereunder.

             The Stock Options granted under the Plan may be of two types: (i) Incentive Stock Options and (ii) Non-Qualified Stock Options.

             (b) The Administrator shall have the authority under this Section 5 to grant any optionee Incentive Stock Options, Non-Qualified Stock Options, or both types of Stock Options (in each case with or without DERs, Stock Appreciation Rights or Limited Stock Appreciation Rights), provided, however, that Incentive Stock Options may not be granted to any individual who is not an employee of the Company, its Subsidiaries or a Parent Corporation. To the extent that any Stock Option does not qualify as an Incentive Stock Option, it shall constitute a separate Non-Qualified Stock Option. More than one option may be granted to the same optionee and be outstanding concurrently hereunder.

             (c) Stock Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable:

                  (i)    Option Price. The option price per share of Stock
                         ------------
purchasable under a Stock Option shall be determined by the Administrator in its sole discretion at the time of grant but shall not, in the case of Incentive Stock Options, be less than 100% of the Fair Market Value of the Stock on such date, and shall not, in any event, be less than the par value of the Stock. The option price per share of Stock purchasable under a Non-Qualified Stock Option may be less than 100% of such Fair Market Value. If an employee owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company or any Parent Corporation or Subsidiary and an Incentive Stock Option is granted to such employee, the option price of such Incentive Stock Option (to the extent required by the Code at the time of grant) shall be no less than 110% of the Fair Market Value of the Stock on the date such Incentive Stock Option is granted.

                  (ii)   Option Term. The term of each Stock Option shall be
                         -----------
fixed by the Administrator, but no Stock Option shall be exercisable more than ten years after the date such Stock Option is granted; provided, however, that if an employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company or a Parent Corporation or Subsidiary and an Incentive Stock Option is granted to such employee, the term of such Incentive Stock Option (to the extent required by the Code at the time of grant) shall be no more than five years from the date of grant.

                  (iii)  Exercisability. Stock Options shall be exercisable at
                         --------------
such time or times and subject to such terms and conditions as shall be determined by the Administrator at or after grant; provided, however, that, except as provided herein or unless otherwise determined by the Administrator at or after grant, Stock Options shall be exercisable one year following the date of grant of the option, but in no case, less than six (6) months following the date of grant of the option. The Administrator may provide, in its discretion, that any Stock Option shall be exercisable only in installments, and the Administrator may waive such installment exercise provisions at any time in whole or in part based on such factors as the Administrator may determine, in its sole discretion. To the extent not exercised, installments shall accumulate and be exercisable in whole or in part at any time after becoming exercisable but not later than the date the Stock Option expires.

                       (iv)  Method of Exercise.  Subject to Section 5(c) (iii),
                             ------------------
Stock Options may be exercised in whole or in part at any time during the option period, by giving written notice of exercise to the Company specifying the number of shares to be purchased, accompanied by payment in full of the purchase price in cash or its equivalent as determined by the Administrator. As determined by the Administrator, in its sole discretion, payment in whole or in part may also be made (i) by cancellation of any indebtedness owed by the Company to the optionee, (ii) by a full recourse promissory note executed by the optionee, (iii) in the form of unrestricted Stock already owned by the optionee, or, in the case of the exercise of a Non-Qualified Stock Option, Restricted Stock or Performance Shares subject to an award hereunder (based, in each case, on the Fair Market Value of the Stock on the date the option is exercised); provided, however, that in the case of an Incentive Stock Option, the right to make payment in the form of already owned shares may be authorized only at the time of grant, or (iv) by any combination of the foregoing. Any payment in the form of stock already owned by the optionee may be effected by use of an attestation form approved by the Administrator. If payment of the option exercise price of a Non-Qualified Stock Option is made in whole or in part in the form of Restricted Stock or Performance Shares, the shares received upon the exercise of such Stock Option (to the extent of the number of shares of Restricted Stock or Performance Shares surrendered upon exercise of such Stock Option) shall be restricted in accordance with the original terms of the Restricted Stock or Performance Share award in question, except that the Administrator may direct that such restrictions shall apply only to that number of shares equal to the number of shares surrendered upon the exercise of such option. An optionee shall generally have the rights to dividends and other rights of a stockholder with respect to shares subject to the option only after the optionee has given written notice of exercise, has paid in full for such shares, and, if requested, has given the representation described in paragraph
(a) of Section 11.

                  (d) The Administrator may require the voluntary surrender of all or a portion of any Stock Option granted under the Plan as a condition precedent to a grant of a new Stock Option. Subject to the provisions of the Plan, such new Stock Option shall be exercisable at the price, during such period and on such other terms and conditions as are specified by the Administrator at the time the new Stock Option is granted; provided, however, that should the Administrator so require, the number of shares subject to such new Stock Option shall not be greater than the number of shares subject to the surrendered Stock Option. Upon their surrender, Stock Options shall be canceled and the shares previously subject to such canceled Stock Options shall again be available for grants of Stock Options and other awards hereunder.

                  (e)  Loans. The Company may make loans available to Stock
                       -----
Option holders in connection with the exercise of outstanding options granted under the Plan, as the Administrator, in its discretion, may determine. Such loans shall (i) be evidenced by promissory notes entered into by the Stock Option holders in favor of the Company, (ii) be subject to the terms and conditions set forth in this Section 5(e) and such other terms and conditions, not inconsistent with the Plan, as the Administrator shall determine, (iii) bear interest, if any, at such rate as the Administrator shall determine and (iv) be subject to Board approval. In no event may the principal amount of any such loan exceed the sum of (x) the exercise price less the par value of the shares of Stock covered by the option, or portion thereof, exercised by the holder, and
(y) any federal, state, and local income tax attributable to such exercise. The initial term of the loan, the schedule of payments of principal and interest under the loan, the extent to which the loan is to be with or without recourse against the holder with respect to principal or interest and the conditions upon which the loan will become payable in the event of the holder's termination of employment shall be determined by the Administrator; provided, however, that the term of the loan, including extensions, shall not exceed seven years. Unless the Administrator determines otherwise, when a loan is made, shares of Stock having a Fair Market Value at least equal to the principal amount of the loan shall be pledged by the holder to the Company as security for payment of the unpaid balance of the loan, and such pledge shall be evidenced by a pledge agreement, the terms of which shall be determined by the Administrator, in its discretion; provided, however, that each loan shall comply with all applicable laws, regulations and rules of the Board of Governors of the Federal Reserve System and any other governmental agency having jurisdiction.

                  (f)  Limits on Transferability of Options.
                       ------------------------------------

                       (i) Subject to Section 5(f)(ii), no Stock Option shall be transferable by the optionee otherwise than by will or by the laws of descent and distribution or, with respect to Non-Qualified Stock Options, pursuant to a "qualified domestic relations order," as such term is defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Incentive Stock Options shall be exercisable, during the optionee's lifetime, only by the optionee or, with respect to Non-Qualified Stock Options, in accordance with the terms of a qualified domestic relations order.

                       (ii) The Administrator may, in its discretion, authorize all or a portion of the options (other than Incentive Stock Options) to be granted to an optionee to be on terms which permit transfer by such optionee to
(A) the spouse, qualified domestic partner, children or grandchildren of the optionee and any other persons related to the optionee as may be approved by the Administrator ("Immediate Family Members"), (B) a trust or trusts for the exclusive benefit of such Immediate Family Members, (C) a partnership or partnerships in which such Immediate Family Members are the only partners, or
(D) any other persons or entities as may be approved by the Administrator, provided that (x) there may be no consideration for any transfer unless approved by the Administrator, (y) the stock option agreement pursuant to which such options are granted must be approved by the Administrator, and must expressly provide for transferability in a manner consistent with this Section 5(f)(ii), and (z) subsequent transfers of transferred options shall be prohibited except those in accordance with Section 5(f)(i) or expressly approved by the Administrator. Following transfer, any such options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that, except for purposes of Sections 5(g), (h) and (i) and 11(c) hereof, the terms "optionee," "Stock Option holder" and "Participant" shall be deemed to refer to the transferee. The events of termination of employment under Sections 5(g), (h) and (i) hereof shall continue to be applied with respect to the original optionee, following which the options shall be exercisable by the transferee only to the extent, and for the periods specified under such sections unless the option agreement governing such options otherwise provides. Notwithstanding the transfer, the original optionee will continue to be subject to the provisions of Section 11(c) regarding payment of taxes, including the provisions entitling the Company to deduct such taxes from amounts otherwise due to such optionee. Any transfer of a Stock Option that was originally granted with DERs related thereto shall automatically include the transfer of such DERs, any attempt to transfer such Stock Option separately from such DERs shall be void, and such DERs shall continue in effect according to their terms. "Qualified domestic partner" for the purpose of this Section 5(f)(ii) shall mean a domestic partner living in the same household as the optionee and registered with, certified by or otherwise acknowledged by the county or other applicable governmental body as a domestic partner or otherwise establishing such status in any manner satisfactory to the Administrator.

                  (g)  Termination by Death. If an optionee's employment with
                       --------------------
the Company, any Subsidiary, a Parent Corporation or the Manager terminates by reason of death, the Stock Option may thereafter be immediately exercised, to the extent then exercisable (or on such accelerated basis as the Administrator shall determine at or after grant), by the legal representative of the estate or by the legatee of the optionee under the will of the optionee, for a period of one year (or such shorter period as the Administrator shall specify at grant) from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is shorter.

                  (h)  Termination by Reason of Disability. If an optionee's
                       -----------------------------------
employment with the Company, any Subsidiary, a Parent Corporation or the Manager terminates by reason of Disability, any Stock Option held by such optionee may thereafter be exercised, to the extent it was exercisable at the time of such termination (or on such accelerated basis as the Administrator shall determine at the time of grant), for a period of one year (or such shorter period as the Administrator shall specify at grant) from the date of such termination of employment or until the expiration of the stated term of such Stock Option, whichever period is shorter; provided, however, that, if the optionee dies within such one-year period (or such shorter period as the Administrator shall specify at grant) and prior to the expiration of the stated term of such Stock Option, any unexercised Stock Option held by such optionee shall thereafter be exercisable to the extent to which it was exercisable at the time of termination for a period of one year (or such shorter period as the Administrator shall specify at grant) from the time of death or until the expiration of the stated term of such Stock Option, whichever period is shorter. In the event of a termination of employment by reason of Disability, if an Incentive Stock Option is exercised after the expiration of the applicable exercise periods under Section 422 of the Code, such Stock Option shall thereafter be treated as a Non-Qualified Stock Option.

                  (i)  Other Termination. Except as otherwise determined by the
                       -----------------
Administrator, if an optionee's employment with the Company, any Subsidiary, a Parent Corporation or the Manager terminates for any reason other than death or Disability, the Stock Option may be exercised until the earlier to occur of (i) three months from the date of such termination, or (ii) the expiration of the stated term of such Stock Option ,or (iii) such shorter period as the Administrator may specify at grant.

                  (j)  Annual Limit on Incentive Stock Options. To the extent
                       ---------------------------------------
that the aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of shares of Stock with respect to which Incentive Stock Options granted to an Optionee under this Plan and all other option plans of the Company, a Parent Corporation or any Subsidiary become exercisable for the first time by the Optionee during any calendar year exceeds $100,000, such Stock Options shall be treated as Non-Qualified Stock Options.

                  (k)  DERs. The Administrator shall have the discretion to
                       ----
grant DERs in conjunction with grants of Stock Options pursuant to this Section
5. DERs may be granted in either of two forms, "Current-pay DERs" and "Accrued DERs" and the Administrator may condition the payment or accrual of amounts in respect thereof subject to satisfaction of such performance objectives as the Administrator may specify at the time of grant. Assuming satisfaction of any applicable conditions, Current-pay DERs shall be paid concurrently with any dividends or distributions paid on the Stock during the time the related Stock Options are outstanding in an amount equal to the cash dividend (or Stock or other property hereby distributed) per share being paid on the Stock times the number of shares subject to the related Stock Options. Current-pay DERs are payable in cash, Stock or such other property as may be distributed to stockholders. Accrued DERs may be accrued in respect of cash dividends only or cash dividends and the value of any Stock or other property distributed to stockholders, as the Administrator shall determine at the time of grant. Assuming satisfaction of any applicable conditions, Accrued DERs shall be accrued with respect to the related Stock Options outstanding as of the date dividends are declared on the Company's Stock in accordance with the following formula:
                                   (A x B) / C
under which "A" equals the number of shares subject to such Stock Options, "B" equals the cash dividend per share or the value per share of the Stock or other property being distributed, as the case may be, and "C" equals the Fair Market Value per share of Stock on the dividend payment date. The Accrued DERs shall represent shares of Stock which shall be issuable to the holder of the related Stock Option proportionately as the holder exercises the Stock Option to which the Accrued DERs relate, rounded down to the nearest whole number of shares. DERs shall expire upon the expiration of the Stock Options to which they relate. The Administrator shall specify at the time of grant whether dividends shall be payable or credited on Accrued DERs. Notwithstanding anything to the contrary herein, Accrued DERs granted with respect to Stock Options shall be accrued only to the extent of the number of shares of stock then reserved and available for issuance under the Plan in excess of the number of shares subject to issuance pursuant to outstanding Stock Option, Accrued DER, Stock Appreciation Right, Limited Stock Appreciation Right, Deferred Stock or Performance Share awards.

SECTION  6.       STOCK APPRECIATION RIGHTS AND LIMITED STOCK APPRECIATION
RIGHTS.

                  (a)  Grant and Exercise. Stock Appreciation Rights and Limited
                       ------------------
Stock Appreciation Rights may be granted either alone ("Free Standing Rights") or in conjunction with all or part of any Stock

Option granted under the Plan ("Related Rights"). In the case of a Non-Qualified Stock Option, Related Rights may be granted either at or after the time of the grant of such Stock Option. In the case of an Incentive Stock Option, Related Rights may be granted only at the time of the grant of the Incentive Stock Option.

                  A Related Right or applicable portion thereof granted in conjunction with a given Stock Option shall terminate and no longer be exercisable upon the termination or exercise of the related Stock Option, except that, unless otherwise provided by the Administrator at the time of grant, a Related Right granted with respect to less than the full number of shares covered by a related Stock Option shall only be reduced if and to the extent that the number of shares covered by the exercise or termination of the related Stock Option exceeds the number of shares not covered by the Stock Appreciation Right.

                  A Related Right may be exercised by an optionee, in accordance with paragraph (b) of this Section 6, by surrendering the applicable portion of the related Stock Option. Upon such exercise and surrender, the optionee shall be entitled to receive an amount determined in the manner prescribed in paragraph (b) of this Section 6. Stock Options which have been so surrendered, in whole or in part, shall no longer be exercisable to the extent the Related Rights have been so exercised.

                  (b)      Terms and Conditions. Stock Appreciation Rights shall
                           --------------------
be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Administrator, including the following:

                           (i)      Stock Appreciation Rights that are Related
Rights ("Related Stock Appreciation Rights") shall be exercisable only at such time or times and to the extent that the Stock Options to which they relate shall be exercisable in accordance with the provisions of Section 5 and this
Section 6; provided, however, that no Related Stock Appreciation Right shall be exercisable during the first six months of its term, except that this additional limitation shall not apply in the event of death or Disability of the optionee prior to the expiration of such six-month period.

                           (ii)     Upon the exercise of a Related Stock
Appreciation Right, an optionee shall be entitled to receive up to, but not more than, an amount in cash or that number of shares of Stock (or in some combination of cash and shares of Stock) equal in value to the excess of the Fair Market Value of one share of Stock as of the date of exercise over the option price per share specified in the related Stock Option multiplied by the number of shares of Stock in respect of which the Related Stock Appreciation Right is being exercised, with the Administrator having the right to determine the form of payment.

                           (iii)    Related Stock Appreciation Rights shall be
transferable or exercisable only when and to the extent that the underlying Stock Option would be transferable or exercisable under paragraph (f) of Section 5.

                           (iv)     Upon the exercise of a Related Stock
Appreciation Right, the Stock Option or part thereof to which such Related Stock Appreciation Right is related shall be deemed to have been exercised for the purpose of the limitation set forth in Section 3 on the number of shares of Stock to be issued under the Plan.

                           (v)      A Related Stock Appreciation Right granted
in connection with an Incentive Stock Option may be exercised only if and when the Fair Market Value of the Stock subject to the Incentive Stock Option exceeds the exercise price of such Stock Option.

                           (vi)     Stock Appreciation Rights that are Free
Standing Rights ("Free Standing Stock Appreciation Rights") shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator at or after grant; provided, however, that no Free Standing Stock Appreciation Right shall be exercisable during the first six months of its term, except that this limitation shall not apply in the event of death or Disability of the recipient of the Free Standing Stock Appreciation Right prior to the expiration of such six-month period.

                       (vii) The term of each Free Standing Stock Appreciation Right shall be fixed by the Administrator, but no Free Standing Stock Appreciation Right shall be exercisable more than ten years after the date such right is granted.

                       (viii) Upon the exercise of a Free Standing Stock Appreciation Right, a recipient shall be entitled to receive up to, but not more than, an amount in cash or that number of shares of Stock (or any combination of cash or shares of Stock) equal in value to the excess of the Fair Market Value of one share of Stock as of the date of exercise over the price per share specified in the Free Standing Stock Appreciation Right (which price shall be no less than 100% of the Fair Market Value of the Stock on the date of grant) multiplied by the number of shares of Stock with respect to which the right is being exercised, with the Administrator having the right to determine the form of payment.

                       (ix) Free Standing Stock Appreciation Rights shall be transferable or exercisable subject to the provisions governing the transferability and exercisability of Stock Options set forth in paragraph (f) of Section 5.

                       (x) In the event of the termination of an employee who has been granted one or more Free Standing Stock Appreciation Rights, such rights shall be exercisable to the same extent that a Stock Option would have been exercisable in the event of the termination of the optionee.

                       (xi) Limited Stock Appreciation Rights may only be exercised within the 30-day period following a "Change of Control" (as defined in Section 10 below), and, with respect to Limited Stock Appreciation Rights that are Related Rights ("Related Limited Stock Appreciation Rights"), only to the extent that the Stock Options to which they relate shall be exercisable in accordance with the provisions of Section 5 and this Section 6; provided, however, that no Related Limited Stock Appreciation Right shall be exercisable during the first six months of its term, except that this additional limitation shall not apply in the event of death or Disability of the optionee prior to the expiration of such six-month period.

                       (xii) Upon the exercise of a Limited Stock Appreciation Right, the recipient shall be entitled to receive an amount in cash equal in value to the excess of the "Change of Control Price" (as defined in Section 10) of one share of Stock as of the date of exercise over (A) the option price per share specified in the related Stock Option, or (B) in the case of a Limited Stock Appreciation Right which is a Free Standing Stock Appreciation Right, the price per share specified in the Free Standing Stock Appreciation Right, such excess to be multiplied by the number of shares in respect of which the Limited Stock Appreciation Right shall have been exercised.

                       (xiii)  For the purpose of the limitation set forth in
Section 3 on the number of shares to be issued under the Plan, the grant or exercise of Free Standing Stock Appreciation Rights shall be deemed to constitute the grant or exercise, respectively, of Stock Options with respect to the number of shares of Stock with respect to which such Free Standing Stock Appreciation Rights were so granted or exercised.

SECTION 7.        RESTRICTED STOCK, DEFERRED STOCK AND PERFORMANCE SHARES.

                  (a)  General. Restricted Stock, Deferred Stock and Performance
                       -------
Share awards may be issued either alone or in addition to other awards granted under the Plan. The Administrator shall determine the Eligible Employees to whom, and the time or times at which, grants of Restricted Stock, Deferred Stock or Performance Share awards shall be made; the number of shares to be awarded; the price, if any, to be paid by the recipient of Restricted Stock, Deferred Stock or Performance Share awards; the Restricted Period (as defined in Section 7(c)) applicable to Restricted Stock or Deferred Stock awards; the performance objectives applicable to Performance Share or Deferred Stock awards; the date or dates on which restrictions applicable to such Restricted Stock or Deferred Stock awards shall lapse during such Restricted Period; and all other conditions of the Restricted Stock, Deferred Stock and Performance Share awards. The Administrator may also condition the grant of Restricted Stock, Deferred Stock and Performance Share awards upon the exercise of Stock Options, or upon such other criteria as the

Administrator may determine, in its sole discretion. The provisions of Restricted Stock, Deferred Stock and Performance Share awards need not be the same with respect to each recipient.

          (b)    Awards and Certificates. The prospective recipient of a
                 -----------------------
Restricted Stock, Deferred Stock or Performance Share award shall not have any rights with respect to such award, unless and until such recipient has executed an agreement evidencing the award (a "Restricted Stock Award Agreement," "Deferred Stock Award Agreement," or "Performance Share Award Agreement," as appropriate) and delivered a fully executed copy thereof to the Company, within a period of sixty days (or such other period as the Administrator may specify) after the award date.

          Except as otherwise provided below in this Section 7(b), (i) each Participant who is awarded Restricted Stock or Performance Shares shall be issued a stock certificate in respect of such shares of Restricted Stock or Performance Shares; and (ii) such certificate shall be registered in the name of the Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such award, substantially in the following form:

     "The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Anworth Mortgage Asset Corporation 1997 Stock Option and Awards Plan and a Restricted Stock Award Agreement or Performance Share Award Agreement entered into between the registered owner and Anworth Mortgage Asset Corporation. Copies of such Plan and Agreement are on file in the offices of Anworth Mortgage Asset Corporation."

          The Company shall require that the stock certificates evidencing such shares be held in the custody of the Company until the restrictions thereon shall have lapsed, and that, as a condition of any Restricted Stock award or Performance Share award, the Participant shall have delivered a stock power, endorsed in blank, relating to the Stock covered by such award.

          With respect to Deferred Stock awards, at the expiration of the Restricted Period, stock certificates in respect of such shares of Deferred Stock shall be delivered to the Participant, or his legal representative, in a number equal to the shares of Stock covered by the Deferred Stock award.

          (c)    Restrictions and Conditions. The Restricted Stock, Deferred
                 ---------------------------
Stock and Performance Share awards granted pursuant to this Section 7 shall be subject to the following restrictions and conditions:

                 (i) Subject to the provisions of the Plan and the Restricted Stock, Deferred Stock or Performance Share award agreement, during such period as may be set by the Administrator commencing on the grant date (the "Restricted Period"), the Participant shall not be permitted to sell, transfer, pledge or assign shares of Restricted Stock, Performance Shares or Deferred Stock awarded under the Plan; provided, however, that the Administrator may, in its sole discretion, provide for the lapse of such restrictions in installments and may accelerate or waive such restrictions in whole or in part based on such factors and such circumstances as the Administrator may determine, in its sole discretion, including, but not limited to, the attainment of certain performance related goals, the Participant's termination, death or Disability or the occurrence of a "Change of Control" as defined in Section 10.

                 (ii) Except as provided in paragraph (c)(i) of this Section 7, the Participant shall have, with respect to the shares of Restricted Stock or Performance Shares, all of the rights of a stockholder of the Company, including the right to vote the shares, and the right to receive any dividends thereon during the Restricted Period. With respect to Deferred Stock awards, the Participant shall generally not have the rights of a stockholder of the Company, including the right to vote the shares during the Restricted Period; provided, however, that dividends declared during the Restricted Period with respect to the number of shares covered by a Deferred Stock award shall be paid to the Participant. Certificates for shares of unrestricted Stock shall be delivered to the Participant promptly after, and only after, the Restricted Period shall expire without forfeiture in respect of such shares covered by the award of

Restricted Stock, Performance Shares or Deferred Stock, except as the Administrator, in its sole discretion, shall otherwise determine.

                 (iii) Subject to the provisions of the Restricted Stock, Deferred Stock or Performance Share award agreement and this Section 7, upon termination of employment for any reason during the Restricted Period, all shares subject to any restriction as of the date of such termination shall be forfeited by the Participant, and the Participant shall only receive the amount, if any, paid by the Participant for such Restricted Stock or Performance Shares, plus simple interest on such amount at the rate of 8% per year.

SECTION 8.  AMENDMENT AND TERMINATION.

            (a) The Board may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made that would impair the rights of a Participant under any award theretofore granted without such Participant's consent, or that without the approval of the stockholders (as described below) would:

                 (i) except as provided in Section 3, increase the total number of shares of Stock reserved for the purpose of the Plan;

                 (ii) change the employees or class of employees eligible to participate in the Plan; or

                 (iii)  extend the maximum option period under paragraph (c) of
Section 5 of the Plan.

            (b) Except as provided in paragraph (a) of this Section 8, stockholder approval under this Section 8 shall only be required at such time and under such circumstances as stockholder approval would be required under Rule 16b-3 of the Act with respect to any material amendment to any employee benefit plan of the Company.

            (c) The Administrator may amend the terms of any award theretofore granted, prospectively or retroactively, but, subject to Section 3, no such amendment shall impair the rights of any holder without his or her consent.

SECTION 9.  UNFUNDED STATUS OF PLAN.

            The Plan is intended to constitute an "unfunded" plan for incentive compensation. With respect to any payments not yet made to a Participant or optionee by the Company, nothing contained herein shall give any such Participant or optionee any rights that are greater than those of a general creditor of the Company.

SECTION 10. CHANGE OF CONTROL.

            The following acceleration and valuation provisions shall apply in the event of a "Change of Control" as defined in paragraph (b) of this Section 10:

            (a) In the event of a "Change of Control," unless otherwise determined by the Administrator or the Board in writing at or after grant (including under any individual agreement), but prior to the occurrence of such Change of Control:

                 (i) any Stock Appreciation Rights outstanding for at least six months and any Stock Options, awarded under the Plan not previously exercisable and vested shall become fully exercisable and vested;

                 (ii) the restrictions applicable to any Restricted Stock, Deferred Stock and Performance Share awards under the Plan shall lapse, and such shares and awards shall be deemed fully vested;

                 (iii) any indebtedness incurred pursuant to Section 5(e) shall be forgiven and the collateral pledged in connection with any such loan shall be released; and

                 (iv) the value of all outstanding Stock Options, DERs, Stock Appreciation Rights, Limited Stock Appreciation Rights, and Restricted Stock, Deferred Stock and Performance Share awards shall, to the extent determined by the Administrator at or after grant, be cashed out by a payment in cash or other property, as the Administrator may determine, on the basis of the "Change of Control Price" (as defined in paragraph (c) of this Section 10) as of the date the Change of Control occurs or such other date as the Administrator may determine prior to the Change of Control.

           (b) For purposes of paragraph (a) of this Section 10, a "Change of Control" shall be deemed to have occurred if:

                 (i) any "person," as such term is used in Sections 13(d) and 14(d) of the Act (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Stock of the Company) is or becomes after the Effective Date the "beneficial owner" (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates) representing 30% or more of the combined voting power of the Company's then outstanding securities; or

                 (ii) during any period of two consecutive years (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii) or (iv) of this
Section 10(b)) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof; or

                 (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, at least 75% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 50% of the combined voting power of the Company's then outstanding securities; or

                 (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

           (c) For purposes of this Section 10, "Change of Control Price" means the higher of (i) the highest price per share paid or offered in any transaction related to a Change of Control of the Company or (ii) the highest price per share paid in any transaction reported on the exchange or national market system on which the Stock is listed, at any time during the preceding sixty-day period as determined by the Administrator, except that, in the case of Incentive Stock Options and Stock Appreciation Rights or

Limited Stock Appreciation Rights relating to Incentive Stock Options, such price shall be based only on transactions reported for the date on which the Administrator decides to cash out such options.

SECTION 11.   GENERAL PROVISIONS.

              (a) The Administrator may require each person purchasing shares pursuant to a Stock Option to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof. The certificates for such shares may include any legend which the Administrator deems appropriate to reflect any restrictions on transfer.

              All certificates for shares of Stock delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Administrator may deem advisable under the rules, regulations, and other requirements of the Commission, any stock exchange upon which the Stock is then listed, and any applicable federal or state securities law, and the Administrator may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.

              (b) Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of the Plan shall not confer upon any employee of the Company, any Subsidiary, a Parent Corporation or the Manager, any right to continued employment with the Company, a Subsidiary, a Parent Corporation or the Manager, as the case may be, nor shall it interfere in any way with the right of the Company, a Subsidiary, a Parent Corporation or the Manager, to terminate the employment of any of its employees at any time.

              (c) Each Participant shall, no later than the date as of which the value of an award first becomes includable in the gross income of the Participant for federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any federal, state, or local taxes of any kind required by law to be withheld with respect to the award. The obligations of the Company under the Plan shall be conditional on the making of such payments or arrangements, and the Company (and, where applicable, its Subsidiaries) shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

              (d) No member of the Board or the Administrator, nor any officer or employee of the Company acting on behalf of the Board or the Administrator, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Administrator and each and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

              (e)   No Enlargement of Employee Rights. This Plan is purely
                    ---------------------------------
voluntary on the part of the Company, and while the Company hopes to continue it indefinitely, the continuance of the Plan shall not be deemed to constitute a contract between the Company and any employee, or to be consideration for or a condition of the employment of any employee. Nothing contained in the Plan shall be deemed to give any employee the right to be retained in the employ of the Company, its Subsidiaries, a Parent Corporation or the Manager, or to interfere with the right of the Company, it Subsidiaries, a Parent Corporation or the Manager to discharge or retire any employee thereof at any time. No employee shall have any right to or interest in Stock Options (with or without DERs), Stock Appreciation Rights or Limited Stock Appreciation Rights, Restricted Stock, Deferred Stock, or Performance Shares authorized hereunder prior to the grant of such a Stock Option or other award described herein to such employee, and upon such grant he or she shall have only such rights and interests as are expressly provided herein, subject, however, to all applicable provisions of the Company's Charter, as the same may be amended from time to time.

SECTION 12.   INVALID PROVISION.

              In the event that any provision of this Plan is found to be invalid or otherwise unenforceable under any applicable law, such invalidity or unenforceability shall not be construed as rendering any other provisions contained herein invalid or unenforceable, and all such other provisions shall be given full force and effect to the same extent as though the invalid unenforceable provision was not contained herein.

SECTION 13.   SUCCESSORS AND ASSIGNS.

              This Plan shall be binding on the inure to the benefit of the Company and the employees to whom an Option is granted hereunder, and such employees' heirs, executors, administrators, legatees, personal representatives, assignees and transferees.

SECTION 14.   EFFECTIVE DATE OF PLAN.

              The Plan became effective (the "Effective Date") on December 17, 1997.

SECTION 15.   TERM OF PLAN.

              No Stock Option, DER, Stock Appreciation Right, Limited Stock Appreciation Right, Restricted Stock, Deferred Stock or Performance Share award shall be granted pursuant to the Plan on or after the tenth anniversary of the Effective Date, but awards theretofore granted may extend beyond that date.

                          AGREEMENT AND PLAN OF MERGER

                                      among

                       ANWORTH MORTGAGE ASSET CORPORATION,

                     ANWORTH MORTGAGE ADVISORY CORPORATION,

                                       and

                               the stockholder of
                      ANWORTH MORTGAGE ADVISORY CORPORATION

                           Dated as of April 18, 2002

                               TABLE OF CONTENTS

                                                                                       Page
                                                                                       ----
ARTICLE I      THE MERGER ............................................................  B-1
   Section 1.1    The Merger .........................................................  B-1
   Section 1.2    Closing ............................................................  B-2
   Section 1.3    Effective Time .....................................................  B-2
   Section 1.4    Effects of the Merger ..............................................  B-2
   Section 1.5    Articles of Incorporation and Bylaws of the Surviving Corporation. .  B-2
   Section 1.6    Directors ..........................................................  B-2
   Section 1.7    Officers ...........................................................  B-2

ARTICLE II     EXCHANGE OF SHARES FOR MERGER CONSIDERATION ...........................  B-2
   Section 2.1    Effect on Common Stock of the Manager ..............................  B-2
   Section 2.2    Exchange of Manager Common Stock for Merger Consideration. .........  B-3
   Section 2.3    Further Assurances .................................................  B-4

ARTICLE III    REPRESENTATIONS AND WARRANTIES OF THE MANAGER AND THE STOCKHOLDER .....  B-4
   Section 3.1    Organization and Qualification .....................................  B-4
   Section 3.2    Assumed or Fictitious Names ........................................  B-5
   Section 3.3    Capital Stock. .....................................................  B-5
   Section 3.4    Subsidiaries .......................................................  B-5
   Section 3.5    Corporate Authority Relative to This Agreement; No Violation. ......  B-5
   Section 3.6    Financial Statements ...............................................  B-6
   Section 3.7    Absence of Certain Changes or Events ...............................  B-6
   Section 3.8    Operation of Business. .............................................  B-6
   Section 3.9    No Violation of Law; Lawful Operations. ............................  B-7
   Section 3.10   Books and Records ..................................................  B-7
   Section 3.11   Title to Assets ....................................................  B-7
   Section 3.12   Real Property ......................................................  B-7
   Section 3.13   Tangible Assets ....................................................  B-7
   Section 3.14   Inventories ........................................................  B-7
   Section 3.15   Receivables ........................................................  B-7
   Section 3.16   Contracts ..........................................................  B-8
   Section 3.17   Intellectual Property. .............................................  B-8
   Section 3.18   Liabilities ........................................................  B-9
   Section 3.19   Environmental Laws and Regulations.                                   B-9
   Section 3.20   Employees ..........................................................  B-9
   Section 3.21   Employee Benefit Plans. ............................................ B-10
   Section 3.22   Litigation and Investigations ...................................... B-11
   Section 3.23   Tax Matters ........................................................ B-11
   Section 3.24   Insurance .......................................................... B-13
   Section 3.25   Transactions with Related Parties .................................. B-13
   Section 3.26   Finders or Brokers ................................................. B-14
   Section 3.27   Powers of Attorney ................................................. B-14
   Section 3.28   Disclosure. ........................................................ B-14

ARTICLE IV     REPRESENTATIONS AND WARRANTIES REGARDING THE STOCKHOLDER .............. B-14
   Section 4.1    Authority Relative to This Agreement; No Violation. ................ B-14
   Section 4.2    Foreign Person ..................................................... B-15
   Section 4.3    No Withholding ..................................................... B-15
   Section 4.4    Manager Common Stock ............................................... B-15
   Section 4.5    Securities Act Representations ..................................... B-15
   Section 4.6    Brokers and Finders ................................................ B-16

                               TABLE OF CONTENTS

                                                                                              Page
                                                                                              ----
ARTICLE V         REPRESENTATIONS AND WARRANTIES OF ANWORTH .................................  B-16
         Section 5.1      Organization and Qualification ....................................  B-16
         Section 5.2      Corporate Authority Relative to This Agreement; No Violation.......  B-16
         Section 5.3      Merger Consideration ..............................................  B-17
         Section 5.4      Disclosure ........................................................  B-17
         Section 5.5      Absence of Certain Changes or Events ..............................  B-17

ARTICLE VI        COVENANTS OF THE PARTIES ..................................................  B-18
         Section 6.1      General ...........................................................  B-18
         Section 6.2      Further Investigation and Access to Information ...................  B-18
         Section 6.3      Conduct of Business by the Manager ................................  B-18
         Section 6.4      Officers and Employees ............................................  B-20

ARTICLE VII       ADDITIONAL AGREEMENTS .....................................................  B-20
         Section 7.1      Meeting of Stockholders ...........................................  B-20
         Section 7.2      Proxy Materials ...................................................  B-20
         Section 7.3      Antitakeover Statute ..............................................  B-21
         Section 7.4      Public Announcements ..............................................  B-21
         Section 7.5      Notices of Certain Events .........................................  B-21
         Section 7.6      Employee Matters ..................................................  B-22
         Section 7.7      Tax Matters .......................................................  B-22
         Section 7.8      Corporate Name ....................................................  B-23
         Section 7.9      Exclusivity .......................................................  B-23
         Section 7.10     Payments Under Management Agreement ...............................  B-23
         Section 7.11     Sublease ..........................................................  B-23
         Section 7.12     Intellectual Property .............................................  B-23
         Section 7.13     Restrictions on Resale of Merger Consideration ....................  B-23
         Section 7.14     Registration Rights Agreement .....................................  B-23
         Section 7.15     Exemption from Liability Under Section 16(b) ......................  B-24
         Section 7.16     Efforts To Consummate; Further Assurances .........................  B-24

ARTICLE VIII      CONDITIONS TO THE MERGER ..................................................  B-24
         Section 8.1      Conditions to the Obligation of Anworth ...........................  B-24
         Section 8.2      Conditions to the Obligation of the Manager .......................  B-26

ARTICLE IX        TERMINATION ...............................................................  B-28
         Section 9.1      Termination or Abandonment ........................................  B-28
         Section 9.2      Termination Fee and Expenses ......................................  B-28

ARTICLE X         SURVIVAL AND INDEMNIFICATION ..............................................  B-28
         Section 10.1     Survival of Representations, Warranties, Covenants and Agreements .  B-28
         Section 10.2     Indemnification ...................................................  B-29

ARTICLE XI        MISCELLANEOUS .............................................................  B-31
         Section 11.1     Counterparts; Effectiveness .......................................  B-31
         Section 11.2     Governing Law .....................................................  B-31
         Section 11.3     Jurisdiction ......................................................  B-31
         Section 11.4     Notices ...........................................................  B-31
         Section 11.5     Assignment; Binding Effect ........................................  B-32
         Section 11.6     Severability ......................................................  B-32
         Section 11.7     Enforcement of Agreement ..........................................  B-32
         Section 11.8     Entire Agreement; No Third-Party Beneficiaries ....................  B-32
         Section 11.9     Headings ..........................................................  B-32
         Section 11.10    Amendment .........................................................  B-32
         Section 11.11    Waiver ............................................................  B-32
         Section 11.12    Expenses ..........................................................  B-33

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
ARTICLE XII       DEFINITIONS ........................................... B-33
         Section 12.1     Definitions ................................... B-33
         Section 12.2     Construction .................................. B-34

                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------

         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into effective as of April 18, 2002 by and among ANWORTH MORTGAGE ASSET CORPORATION, a Maryland corporation ("Anworth"), ANWORTH MORTGAGE ADVISORY CORPORATION, a California corporation (the "Manager"), and HEATHER U. BAINES AND JOSEPH LLOYD MCADAMS, AS TRUSTEES OF THE HEATHER U. BAINES AND LLOYD MCADAMS LIVING TRUST DATED AUGUST 10, 2001 (the "Stockholder").

                              W I T N E S S E T H:

         WHEREAS, the Boards of Directors of Anworth and the Manager each have declared that it is advisable and in the best interest of their respective companies and stockholders that upon the terms and subject to the conditions set forth in this Agreement, the Manager will merge with and into Anworth, with Anworth being the surviving corporation (the "Surviving Corporation"), in a merger (the "Merger") in accordance with the General Corporation Law of the State of Maryland (the "MGCL") and upon the terms and subject to the conditions set forth in this Agreement;

         WHEREAS, the parties hereto anticipate that the Merger will further certain of their business objectives including, without limitation, allowing Anworth to become an entirely self-administered and self-managed real estate investment trust;

         WHEREAS, for federal income tax purposes it is intended that the transaction qualify as a tax-free reorganization under Section 368(a) of the Code (as hereinafter defined) and that the transaction be exempt from sales and/or use taxation as a casual sale, corporate reorganization, merger, acquisition or otherwise to the extent permitted under applicable law;

         WHEREAS, the Special Committee (the "Special Committee") of the independent directors of the Board of Directors of Anworth has received a written fairness opinion (the "Fairness Opinion") from Sutter Securities Incorporated as to the fairness of the Merger, including the consideration to be paid in connection therewith, to Anworth and its stockholders from a financial point of view;

         WHEREAS, the Special Committee has recommended the Merger to the Board of Directors of Anworth and the Board of Directors (excluding any Affiliate of the Stockholder) has approved the proposal to approve the Merger (the "Merger Proposal") and the related transactions and has resolved to recommend that the stockholders of Anworth approve the Merger Proposal; and

         WHEREAS, the Board of Directors of the Manager and the Stockholder have unanimously approved the Merger Proposal.

         NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Anworth, the Manager and the Stockholder agree as follows:

                                    ARTICLE I

                                   THE MERGER

         Section 1.1 The Merger. Upon the terms and subject to the conditions
                     ----------
set forth in this Agreement and in reliance on the representations and warranties contained herein and in accordance with the MGCL, the Manager will be merged with and into Anworth at the Effective Time (as hereinafter defined) of the Merger, whereupon the separate corporate existence of the Manager shall cease. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises, of a public or private nature, of Anworth and the Manager shall vest in the Surviving Corporation, and all debts, liabilities and duties of Anworth and the Manager shall become the debts, liabilities and duties of the Surviving Corporation.

         Section 1.2 Closing. Unless this Agreement is terminated pursuant to
                     -------
Section 9.1 hereof, and subject to the satisfaction or waiver of the conditions set forth in Article VIII, the closing of the Merger (the "Closing") will take place at 9:00 a.m., Pacific daylight time, on such date agreed to by the parties; provided that such date will be no later than September 30, 2002 (the "Closing Date"). The Closing will take place at the offices of Allen Matkins Leck Gamble & Mallory LLP ("Allen Matkins"), 1901 Avenue of the Stars, Suite 1800, Los Angeles, California, unless another place is agreed to in writing by the parties hereto.

         Section 1.3 Effective Time. The Merger will become effective at the
                     --------------
time of filing with, and acceptance by, the State Department of Assessments and Taxation of the State of Maryland of the articles of merger (the "Articles of Merger") in accordance with the MGCL or at such later time as is agreed to by the parties hereto and set forth in the Articles of Merger (the "Effective Time"). The Articles of Merger will be executed on behalf of Anworth and the Manager on the Closing Date and will be filed as soon as practicable thereafter along with such other filings or recordings as may be required by the MGCL or otherwise.

         Section 1.4 Effects of the Merger. The Merger shall have the effects
                     ---------------------
set forth in Section 3-114 of the MGCL. As a result of the Merger, the separate corporate existence of the Manager will cease, and Anworth will continue as the Surviving Corporation under the name "Anworth Mortgage Asset Corporation."

         Section 1.5 Articles of Incorporation and Bylaws of the Surviving
                     -----------------------------------------------------
Corporation.
-----------

                (a) The Articles of Incorporation of Anworth as in effect immediately prior to the Effective Time will become the Articles of Incorporation of the Surviving Corporation after the Effective Time, until thereafter amended as provided by the MGCL and such Articles of Incorporation.

                (b) The Bylaws of Anworth as in effect immediately prior to the Effective Time will become the Bylaws of the Surviving Corporation after the Effective Time, until thereafter amended as provided by the MGCL, the Articles of Incorporation of the Surviving Corporation and such Bylaws.

         Section 1.6 Directors. The Board of Directors of Anworth immediately
                     ---------
prior to the Effective Time will become the Board of Directors of the Surviving Corporation, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified.

         Section 1.7 Officers. The officers of Anworth immediately prior to the
                     --------
Effective Time will become the officers of the Surviving Corporation, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified.

                                   ARTICLE II

                   EXCHANGE OF SHARES FOR MERGER CONSIDERATION

         Section 2.1 Effect on Common Stock of the Manager. At the Effective
                     -------------------------------------
Time, by virtue of the Merger and without any additional action on the part of Anworth, the Manager or the Stockholder:

                (a) Subject to the other provisions of this Section 2.1, each share of the common stock, no par value per share, of the Manager (the "Manager Common Stock"), issued and outstanding immediately prior to the Effective Time, will be converted into the right to receive merger consideration (the "Merger Consideration") consisting of Two Hundred Forty (240) fully paid and nonassessable shares of the common stock, par value $.01 per share, of Anworth ("Anworth Common Stock") for a total of 240,000 shares of Anworth Common Stock.

                 (b) As of the Effective Time, all shares of Manager Common Stock will cease to be outstanding, will automatically be canceled and retired and will cease to exist. Each holder of a certificate or certificates representing such Manager Common Stock (a "Certificate" or the "Certificates") shall thereafter cease to have any rights with respect to such Manager Common Stock, except the right to receive for all of the Manager Common Stock, upon the surrender of such Certificates in accordance with Section 2.2, the Merger Consideration per share represented thereby as contemplated by this Article II. Shares of Anworth Common Stock issued in exchange for the Certificates in accordance with the terms of this Article II will be deemed payment in full satisfaction of all rights pertaining to the shares of Manager Common Stock theretofore represented by such Certificates.

                 (c) No fractional shares of Anworth Common Stock shall be issued in the Merger and no interest shall be paid or accrued on the Merger Consideration.

                 (d) Prior to the Effective Time, the Manager shall not split or combine the Manager Common Stock, or pay a stock dividend or other stock distribution in Manager Common Stock, or in rights or securities exchangeable or convertible into or exercisable for Manager Common Stock, or otherwise change Manager Common Stock into, or exchange Manager Common Stock for, any other securities (whether pursuant to or as part of a merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation of the Manager as a result of which the Stockholder receives cash, stock or other property in exchange for, or in connection with, their Manager Common Stock (a "Business Combination") or otherwise), or make any other dividend or distribution on or of Manager Common Stock (other than as contemplated by Section 7.10 hereof), without the parties hereto having first entered into an amendment to this Agreement pursuant to which the Merger Consideration will be adjusted to reflect such split, combination, dividend, distribution, Business Combination or change.

                 (e) No transfers of Manager Common Stock shall be made on the stock transfer books of the Manager after the date of this Agreement, and the Stockholder agrees not to transfer any Manager Common Stock after the date of this Agreement and before the Closing Date.

       Section 2.2    Exchange of Manager Common Stock for Merger Consideration.
                      ----------------------------------------------------------

                 (a) At or after the Effective Time, upon surrender by the Stockholder of his or her or its Certificate for cancellation to the Surviving Corporation, together with any other documents required by the Surviving Corporation or Anworth's transfer agent and stock registrar, such Stockholder will be issued a certificate for the number of shares of Anworth Common Stock equal to the product of (A) the Merger Consideration per share multiplied by (B) the number of shares of Manager Common Stock represented by such Certificate. The Certificates surrendered to the Surviving Corporation in exchange for Merger Consideration will be canceled.

                 (b) After the Effective Time there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Manager Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates formerly representing Manager Common Stock are presented to the Surviving Corporation for any reason, they will be canceled against delivery of the Merger Consideration in exchange therefor.

                 (c) If the Merger Consideration (or any portion thereof) is to be delivered to any Person other than the Person in whose name the Certificate formerly representing Manager Common Stock surrendered therefor is registered, it shall be a condition to such right to receive such Merger Consideration that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person surrendering such Manager Common Stock shall pay to the Surviving Corporation any transfer or other Taxes (as hereinafter defined) required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable.

                  (d) If a Certificate has been lost, stolen or destroyed, a certificate representing Anworth Common Stock constituting Merger Consideration will be issued by the Surviving Corporation to the holder thereof if such holder delivers to the Surviving Corporation or its designated transfer agent an affidavit of the holder as to the fact that such Certificate has been lost, stolen or destroyed and, if required in the sole discretion of the Surviving Corporation or such transfer agent, the posting by such holder of a bond in such reasonable amount as the Surviving Corporation or such transfer agent may direct as indemnity against any claim that may be made against Anworth with respect to such Certificate in addition to such other documents as may be requested by the Surviving Corporation or its transfer agent.

                  (e) Neither the Manager, Anworth, nor the Surviving Corporation will be liable to any Person with respect to any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         Section 2.3   Further Assurances. If at any time the Surviving
                       ------------------
Corporation shall consider or be advised that any further assignment, conveyance or assurance is necessary or advisable to vest, perfect or confirm of record in the Surviving Corporation the title to any property or right of the Manager, or otherwise to carry out the provisions hereof, the proper representatives of the Stockholder, the Manager or the Stockholder as of the Effective Time shall execute and deliver any and all proper deeds, assignments and assurances, and do all things necessary and proper to vest, perfect or convey title to such property or right in the Surviving Corporation and otherwise to carry out the provisions hereof.

                                   ARTICLE II

        REPRESENTATIONS AND WARRANTIES OF THE MANAGER AND THE STOCKHOLDER

         The Manager and the Stockholder hereby jointly and severally represent and warrant to Anworth that, except as set forth in the disclosure schedule delivered by the Manager and the Stockholder, respectively, to Anworth on the date hereof signed by the Chief Executive Officer and Chief Financial Officer of the Manager and by the Stockholder, respectively (the "Disclosure Schedule"), the statements made in this Article III are correct and complete as of the date hereof. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article III. When used herein, the phrases "to the knowledge of the Manager" or "to the knowledge of the Stockholder" mean the actual knowledge, after reasonable investigation, of (i) any director or executive officer of the Manager or (ii) of the Stockholder, as the case may be, and the knowledge of (i) any director or executive officer of the Manager or (ii) of the Stockholder, as the case may be, that could have been obtained after reasonable investigation by such director or executive officer of the Manager or by the Stockholder, as the case may be.

         Section 3.1   Organization and Qualification. The Manager is a
                       ------------------------------
corporation duly organized, validly existing and in good standing under the laws of the State of California and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification or licensing, each of which is listed in
Section 3.1 of the Disclosure Schedule, except for jurisdictions in which the failure to be so qualified and licensed or in good standing would not, individually or in the aggregate, have a Material Adverse Effect (as hereinafter defined) on the Manager. True and correct copies of the Manager's Articles of Incorporation and Bylaws have been delivered to Anworth and such documents are complete and correct and in full force and effect. The Manager is not in default under or in violation of any provision of its Articles of Incorporation or Bylaws. The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of the Manager are correct and complete.

         Section 3.2   Assumed or Fictitious Names. Set forth in Section 3.2 of
                       ---------------------------
the Disclosure Schedule is a list of all assumed or fictitious names under which the Manager is doing, or has at any time done, business in any jurisdiction, indicating for each such assumed or fictitious name the jurisdictions in which it is or was used. Except as set forth in Section 3.2 of the Disclosure Schedule, all assumed or fictitious names or similar filings in all appropriate jurisdictions with respect to the assumed or fictitious names used by the Manager have been made and are currently in effect.

         Section 3.3   Capital Stock.
                       -------------

                  (a) The authorized stock of the Manager consists of 10,000 shares of common stock, each having no par value per share, of which 1,000 shares are issued and outstanding. No shares of the issued common stock of the Manager are held in the treasury of the Manager as of the date of this Agreement. All of the issued and outstanding shares of Manager Common Stock have been duly authorized for issuance and were validly issued and are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws and no class of capital stock of the Manager is entitled to preemptive or other similar rights.

                  (b) There are no outstanding subscriptions, options, warrants, convertible securities, conversion rights, preemptive or other rights, arrangements or commitments of any nature obligating the Manager to issue any shares of its capital stock and there are no commitments of or on behalf of the Manager to issue any such rights. The Manager has no outstanding stock appreciation rights, dividend equivalency rights, phantom stock rights or similar rights. No one, other than the Stockholder at the Effective Time will have any right to receive, or otherwise participate in, the Merger Consideration in proportion to its ownership of Manager Common Stock on such date.

                  (c) The Manager has no obligation, contingent or otherwise, to purchase, redeem or otherwise reacquire any shares of its outstanding capital stock or other securities or to pay any dividend or make any other distribution in respect of its capital stock, other than pursuant to Section 7.10 hereof.

                  (d) No bonds, debentures, notes or other indebtedness of the Manager having the right to vote on any matters on which stockholders may vote are issued or outstanding.

         Section 3.4   Subsidiaries. The Manager's business is conducted
                       ------------
entirely by and through the Manager. The Manager has no direct or indirect subsidiaries, nor are there any other entities that the Manager otherwise directly or indirectly controls or in which it has any ownership or other interest, and the Manager does not have the right or obligation to acquire any shares of stock or other interest in any other Person. Neither the Stockholder nor any of his, her or its Affiliates has taken or omitted to take any action which has resulted in, or will result in, the Manager being or becoming a party to or bound by, any agreement, arrangement or understanding to which the Manager will remain obligated or bound following the Closing, relating to the acquisition by the Manager of any entity or all or substantially all of the assets of any Person.

         Section 3.5   Corporate Authority Relative to This Agreement; No
                       --------------------------------------------------
Violation.
---------

                  (a) The Manager has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been unanimously approved by the Board of Directors of the Manager and have been duly authorized by all other necessary corporate action on the part of the Manager. The Board of Directors of the Manager has determined that the transactions contemplated by this Agreement are in the best interest of the Manager and the Stockholder. No other corporate proceedings on the part of the Manager are necessary to authorize the consummation of the transactions contemplated hereby on behalf of the Manager. The Manager has delivered to Anworth true and correct copies of resolutions adopted by the Board of Directors of the Manager and the written consent of the Stockholder, approving this Agreement and the transactions contemplated hereby.

                  (b) This Agreement has been duly and validly executed and delivered by a duly authorized officer of the Manager and constitutes a valid and binding agreement of the Manager, enforceable against the Manager in accordance with its terms, except that enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

                  (c) No state anti-takeover statute is applicable to the Merger or the other transactions contemplated hereby.

                  (d) The execution and delivery of this Agreement by the Manager and the consummation of the transactions contemplated hereby do not and shall not (i) contravene the Articles of Incorporation or By-Laws of the Manager or (ii) with or without the giving of notice or the passage of time and subject to obtaining such consents prior to the Closing Date as are necessary, (A) violate, conflict with, or result in a breach of, or a default or loss of rights under, any covenant, agreement, mortgage, lease, instrument, indenture, understanding, permit or license to which the Manager is a party or by which any of its assets are bound, or any judgment, order, decree, law, rule or regulation to which the Manager or any of its assets are subject, (B) result in the creation of, or give any party the right to create, any Lien or any other right or adverse interest upon any of its assets, (C) terminate or give any party the right to terminate, amend, abandon, or refuse to perform, any agreement, arrangement or commitment to which the Manager is a party or by which the Manager or any of its respective assets are bound or (D) accelerate or modify, or give any party the right to accelerate or modify, the time within which, or the terms under which, the Manager is to perform any duties or obligations or receive any rights or benefits under any material agreement, arrangement or commitment.

                  (e) Other than in connection with or in compliance with the provisions of the MGCL and the California General Corporation Law ("CGCL"), no authorization, consent or approval of, or filing with, any Governmental Authority (as hereinafter defined) or any other party is necessary for the consummation by the Manager of the transactions contemplated by this Agreement.

         Section 3.6   Financial Statements. Section 3.6 of the Disclosure
                       --------------------
Schedules sets forth a true and complete copy of the Manager's unaudited balance sheet as of December 31, 2001 and related unaudited statements of income and cash flows for the year ended December 31, 2001 and its unaudited balance sheet as of March 31, 2002 and related unaudited statements of income and cash flows for the three months ended March 31, 2002 (collectively, the "Financial Statements"). The Financial Statements (including any related notes and schedules) are correct and complete in all material respects, are reconcilable to the books and records of the Manager and fairly present the financial position of the Manager as of the date thereof and the results of operations, stockholders' equity and cash flows for the period or as of the date then ended, in accordance with GAAP (as hereinafter defined) consistently applied during the period involved. There are no liabilities or obligations of any nature that are required to be reflected or reserved on a balance sheet or the notes thereto under GAAP that are not shown in the Financial Statements. There is no existing condition, situation or set of circumstances which would reasonably be expected to result in such a liability or obligation. The Manager has not declared any dividends that are not paid or are otherwise in arrears.

         Section 3.7   Absence of Certain Changes or Events. Except as disclosed
                       ------------------------------------
in Section 3.7 of the Disclosure Schedule, since March 31, 2002, there is not and has not been (a) any Material Adverse Effect with respect to the Manager, or
(b) any condition, event, or occurrence that could reasonably be expected to prevent or materially delay the Manager from consummating the transactions contemplated by this Agreement.

         Section 3.8   Operation of Business.
                       ---------------------

                  (a) Since March 31, 2002, the business of the Manager has been conducted in the ordinary course consistent with past practice in all material respects and there has been no change having a Material Adverse Effect on the assets, liabilities or financial condition of the Manager.

                  (b) Except as set forth in Section 3.8 of the Disclosure Schedule, the Manager has not engaged, and is presently not engaged, in any other business other than the business of managing the operations and real estate-related investments of Anworth, as more particularly described in the Management Agreement, effective March 17, 1998 (the "Management Agreement"), between Anworth and the Manager.

                  (c) The Manager is not restricted from carrying out the Manager's business anywhere in the world by any agreement or administrative or judicial order, decree or process.

         Section 3.9  No Violation of Law; Lawful Operations.
                      ----------------------------------------

                  (a) The business of the Manager has been, and currently is being, conducted in compliance with all applicable statutes, laws, rules, judgments, decrees, regulations, covenants, restrictions and orders of Governmental Authorities, except where the failure to so comply would not have a Material Adverse Effect. The Manager has not received any notification from any Governmental Authority of any violation of any applicable statute, law, rule, judgment, decree, ordinance or regulation relating to its business, properties or operations.

                  (b) The Manager holds all licenses, permits and other governmental authorizations ("Governmental Licenses") that are required to be maintained by it in connection with the conduct of its business. Each such Governmental License is valid and in full force and effect and will not be invalidated by consummation of the Merger. The Manager has been in full compliance with all of the terms and requirements of each Governmental License, except where the failure to so comply would not have a Material Adverse Effect and there are no disputes, oral agreements or forbearance programs in effect as to any Governmental License.

         Section 3.10 Books and Records. The books and records of the Manager
                      -----------------
are complete and correct and have been maintained in accordance with good business practices and contain a true and complete record of all meetings or proceedings of the Board of Directors and the stockholders. The stock ledger of the Manager is complete and reflects all issuances, transfers, repurchases and cancellations of shares of capital stock of the Manager.

         Section 3.11 Title to Assets. The Manager holds good and valid title to
                      ---------------
all assets used by it in its business operations, all of which are listed in
Section 3.11 of the Disclosure Schedule, free and clear of all Liens, and no financing statement covering all or any portion of its assets and naming the Manager as debtor has been filed in any public office, and the Manager has not signed any such financing statement or security agreement as debtor or borrower.

         Section 3.12 Real Property. Except as set forth in Section 3.12 of the
                      -------------
Disclosure Schedule, the Manager does not own or lease any real property and has not at any time owned or leased, in whole or in part, any real property.

         Section 3.13 Tangible Assets. Each item of equipment, machinery or
                      ----------------
furniture and each fixture, vehicle, trailer, leasehold improvement, tool and any other tangible asset owned or leased by the Manager ("Tangible Assets"), all of which are listed on Section 3.13 of the Disclosure Schedule, is used solely for the conduct of the business operations of the Manager, is suitable for the purpose for which it is intended to be used, is in good operating condition, subject to normal wear and tear, and conforms in all material respects to applicable health, sanitation, fire, environmental (including air and water pollution laws and regulations), safety, labor, zoning and building laws and ordinances.

         Section 3.14 Inventories.  The Manager does not maintain any
                      -----------
inventories of raw materials, supplies, manufactured and purchased parts, goods in process or finished goods.

         Section 3.15 Receivables.  All receivables (including, without
                      -----------
limitation, accounts receivable, loans receivable, notes, advances and receivables due from Affiliates) reflected in the Financial Statements, or, in the case of receivables created subsequent to March 31, 2002, reflected on the Manager's books, represent valid obligations arising from actual transactions in the ordinary course of business. Such receivables are collectible in the ordinary course of business in the full amount thereof or there are adequate reserves established for uncollected receivables and there is no contest, claim or right of set-off with any maker of a receivable relating to the amount or validity of such receivable. No discount or allowance has been granted with respect to any such receivable, and the Manager has no obligation to make any allowances to any maker of such receivable.

         Section 3.16 Contracts. Section 3.16 of the Disclosure Schedule
                      ---------
contains an accurate and complete listing of all contracts, leases, agreements or understandings, whether written or oral, to which the Manager is a party ("Contracts"). The Contracts are all the contracts required for the operation of the Manager's business or which have a material effect thereon. Each Contract is valid and binding on the Manager and is in full force and effect and, to the knowledge of the Manager and the Stockholder, is enforceable against the other party thereto, in each case, except as enforceability may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws of general applicability now or thereafter in effect relating to or affecting creditors' rights, and to general equity principles (regardless of whether enforcement is sought in a procedure in equity or at law). The Manager is and has been in compliance with all applicable terms and requirements of each Contract. To the knowledge of the Manager and the Stockholder, each other party that has or had any obligation or liability under any Contract is and has been in full compliance with all applicable terms and requirements of such contract. To the knowledge of the Manager, and the Stockholder, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a violation or breach of, or give the Manager or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Contract. The Manager has not given to, or received from, any other Person any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Contract. Complete and correct copies of all Contracts (or, if oral, written summaries thereof) have previously been delivered to Anworth. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not require the consent or approval of any party under any of the Contracts except as set forth in Section 3.16 of the Disclosure Schedule.

         Section 3.17 Intellectual Property.
                      ----------------------

                  (a) Each item of Intellectual Property (as hereinafter defined) owned or used by the Manager in connection with, or incident to, its business operation is listed in Section 3.17 of the Disclosure Schedule. The Manager holds all right, title and interest in, or a valid and binding license to use, each such item of Intellectual Property and, except as set forth in
Section 3.17 of the Disclosure Schedule, has the right to use, free and clear of claims or rights of others, all such Intellectual Property. Each such item of Intellectual Property will be owned or available for use by the Manager on identical terms and conditions immediately subsequent to the Effective Time.

                  (b) Section 3.17(b) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that the Manager uses pursuant to license, sublicense, agreement, or permission. The Manager has delivered to Anworth correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). The Manager is not obligated to pay any royalties, fees or other payments under the terms of any item of Intellectual Property.

                  (c) To the knowledge of the Manager and the Stockholder, none of the Intellectual Property is being infringed by any third party. The conduct of the business of the Manager does not infringe or violate any intellectual property rights of any third party and nothing will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property of third parties as a result of the continued operation of the Manager's business as presently conducted.

                  (d) The Manager is not making unlawful use of any confidential information or trade secrets of any past or present employees of the Manager and neither the Manager nor any of the officers, directors or other key employees of the Manager have any agreements or arrangements with former employers of such Persons relating to confidential information or trade secrets of such employers which limit or restrict the ability of such Persons (as hereinafter defined) to perform their responsibilities for the Manager.

         Section 3.18 Liabilities. Except as set forth in Section 3.18 of the
                      -----------
Disclosure Schedule, the Manager has no accounts payable, notes payable, long-term borrowing and other liabilities, contingent or otherwise that are not specifically set forth in the Financial Statements. All liabilities of the Manager were incurred by it in the ordinary course of business.

         Section 3.19 Environmental Laws and Regulations.
                      -----------------------------------

                  (a) The Manager has complied, and is currently in compliance with all applicable federal, state and local laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "Environmental Laws"), which compliance includes, but is not limited to, the possession by the Manager of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof, except for noncompliance which would not, individually or in the aggregate, have a Material Adverse Effect.

                  (b) The Manager has not received written notice of, and is not the subject of, any actions, causes of action, claims, investigations, demands or notices by any Person asserting an obligation to conduct investigations or cleanup activities under Environmental Law or alleging liability under or noncompliance with any Environmental Law (collectively, "Environmental Claims") that would, individually or in the aggregate, have a Material Adverse Effect. To the knowledge of the Manager and the Stockholder, there are no facts, circumstances or conditions in connection with the operation of its business that are reasonably likely to lead to any Environmental Claims in the future that would, individually or in the aggregate, have a Material Adverse Effect.

                  (c) The execution and delivery of this Agreement will not result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental Laws.

                  (d) The Manager has not expressly assumed or undertaken any liability, including, without limitation, any obligation for corrective or remedial action, of any other Person relating to Environmental Laws.

                  (e) No facts, events or conditions relating to the present facilities, properties or operations of the Manager will prevent, hinder or limit continued compliance with Environmental Laws, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental Laws, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental Laws, including without limitation, any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

                  (f) The Manager and any facilities operated by the Manager are not subject to, and have not been subject to, any administrative or judicial proceedings, or any investigations of which the Manager has notice, pursuant to any Environmental Laws.

                  (g) No environmental Lien has attached to any portion of the Manager or any facilities operated by the Manager.

         Section 3.20 Employees.  To the knowledge of the Stockholder and the
                      ----------
Manager, no executive officer, key employee, or group of employees currently has any plans to terminate employment with the Manager other than pursuant to
Section 7.6 hereof. A true, correct and complete list of all directors, officers and personnel of the Manager, and the annual salary and bonuses paid or accrued for the year ended December 31, 2001, and for the period from January 1, 2002 through March 31, 2002, and any commitments by the Manager entered into on or prior to the date hereof to pay any further bonuses for or increase the salary of each such person is set forth in Section 3.20 of the Disclosure Schedule. The Manager is not and has not been a party to any collective bargaining (or other similar) agreement, nor is any such agreement presently being negotiated. The Manager has not, within the past three years, closed any plant or facility, effectuated any significant or mass layoffs or implemented any early retirement, separation or window program (or announced any such action for the future). There is no labor strike, slowdown, work stoppage, lockout or other labor dispute in effect or threatened against the Manager, and the Manager has not experienced any such controversy within the last five years. The Manager is in compliance with all applicable laws, agreements, policies and obligations relating to employment, wages, hours and terms and conditions of employment. Except as disclosed in Section 3.20 of the Disclosure Schedule, there are no pending or threatened actions or proceedings (whether criminal or civil in nature) alleging a breach of any applicable law with respect to, or otherwise involving, any Employee Plan (as hereinafter defined) of the Manager or otherwise with respect to, or otherwise involving, the employment relationship of any current or former employee of, or independent contractor to, the Manager, nor, to the best knowledge of the Manager, is there any basis for such a claim.

         Section 3.21 Employee Benefit Plans.
                      -----------------------

                  (a) Except as disclosed in Section 3.21 of the Disclosure Schedule, neither the Manager nor any entity or other person aggregated at any relevant time with the Manager under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA (an "ERISA Affiliate") maintains or has ever maintained, or has or has ever had any obligation or liability to or with respect to, any "employee benefit plan" (within the meaning of Section 3(3) of ERISA (as hereinafter defined)), including, but not limited to, pension plans, profit sharing plans, 401(k) plans, severance plans, welfare plans, disability and deferred compensation plans, stock purchase plans, stock option plans, employment plans, change-in-control plans, employee health or dental plans, short-term or long-term disability plans, fringe benefit plans, bonus and incentive plans, whether or not such plans are subject to the provisions of ERISA or whether formal or informal, oral or written. Section 3.21 of the Disclosure Schedule lists all consulting and other independent contractor agreements to which the Manager is a party. The plans and agreements required to be disclosed in Section 3.21 of the Disclosure Schedule are referred to herein as the "Manager Plans."

                  (b) Each of the Manager Plans is, and its administration (including without limitation, with respect to reporting and disclosure) is and has been, in compliance with, and none of the Manager nor any of its ERISA Affiliates has received any claim or notice that any such Manager Plan is not in compliance with, its terms and with ERISA, the Code (including, without limitation, all tax rules compliance with which is required for any intended favorable tax treatment is to be obtained) and any and all other applicable law. Each of the Manager Plans which is intended to be tax-qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified and such determination has not been modified, revoked or limited, and no circumstances have occurred that would adversely affect the tax-qualified status of any such Manager Plan. There is no suit, action, dispute, claim, arbitration or legal, administrative or other proceeding or governmental investigation pending, or threatened, alleging any breach of the terms of any Manager Plan or of any fiduciary duties thereunder or violation of any applicable law with respect to any Manager Plan.

                  (c) No Manager Plan is or has ever been subject to Title IV of ERISA or Section 412 of the Code. No Manager Plan is a severance or similar plan. The Manager does not provide and has never provided health or welfare benefits for any retired or former employee and is not obligated to provide health or welfare benefits to any active employee following such employee's retirement or other termination of service. No Manager Plan exists which could result in the payment of money or any other property or rights, or accelerate or provide any other rights or benefits, to any current or former employee of the Manager (or other current or former service provider thereto) that would not have been required but for the transactions provided for herein.

                  (d) Without limiting any other provision of this Section 3.21, no event has occurred and no condition exists, with respect to any Manager Plan, that has subjected or could subject the Manager, or any Manager Plan or any successor thereto, to any Tax, fine, penalty or other liability (other than a liability arising in the normal course to make contributions or payments, as applicable, when ordinarily due under the Manager Plans with respect to employees of the Manager). No event has occurred and no condition exists, with respect to any Plan that could subject Anworth or any of its Affiliates, or any Employee Plan maintained by Anworth or any Affiliate (other than an Affiliate which becomes such pursuant to the transactions contemplated by this Agreement) thereof, to any Tax, fine, penalty or other liability, that would not have been incurred by Anworth or any of its Affiliates, or any such Employee Plan, but for the transactions contemplated hereby. No Employee Plan is or will be directly or indirectly binding on Anworth by virtue of the transactions contemplated hereby. Anworth and its Affiliates (including on and after the Closing, the Manager) shall have no liability for, under, with respect to or otherwise in connection with any Employee Plan, which liability arises under ERISA or the Code, by virtue of the Manager being aggregated in a controlled group or affiliated service group with any ERISA Affiliate for purposes of ERISA or the Code at any relevant time prior to the Closing.

         Section 3.22 Litigation and Investigations.
                      ------------------------------

                  (a) There are no actions, lawsuits, arbitrations or other proceedings or investigations before any federal, state, local or foreign court or Governmental Authority that are pending or threatened against or affecting the Manager or any of its officers or directors, in their capacities as such, or any of its assets, either at law or in equity. Except as disclosed in Section
3.22 of the Disclosure Schedule, to the knowledge of the Manager and the Stockholder, there are no facts, events or occurrences that could reasonably form the basis of such an action, lawsuit or other proceeding against or affecting the Manager.

                  (b) There is no investigation or review being undertaken or that is pending by any Governmental Authority with respect to the Manager that would have a (i) Material Adverse Effect or (ii) prevent the consummation of any of the transactions contemplated herein, nor has any Governmental Authority notified the Manager of an intention to conduct such an investigation or review and, to the knowledge of the Manager and the Stockholder there are no facts, events or occurrences that could reasonably form the basis of such an investigation or review with respect to the Manager.

                  (c) No event has occurred or circumstance exists that may (with or without notice or lapse of time) (i) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental License or Material Contract, or (ii) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental License. The Manager has not received any notice or other communication from any Governmental Authority or any other Person regarding (i) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental License or any failure to obtain any required Governmental License or Material Contract, or (ii) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental License or Material Contract.

                  (d) There is no outstanding judgment, order, writ, ruling, injunction, stipulation or decree of any court, arbitrator other Governmental Authority, board, agency, commission or instrumentality, against or affecting the Manager or the Manager's business.

         Section 3.23 Tax Matters.
                      ------------

                  (a) The Manager has timely filed all Tax Returns (as hereinafter defined) that it was required to file. All such Tax Returns were, and continue to be, true, correct and complete in all material respects. The Manager is currently not the beneficiary of any extension of time in which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Manager does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

                  (b) Neither the Manager nor the Stockholder expects any Governmental Authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax liability of the Manager either (a) claimed or raised by any Governmental Authority in writing or (b) as to which any of the Manager, or the Stockholder has knowledge. Section 3.23 of the Disclosure Schedule lists all jurisdictions in which federal, state, local and foreign Tax Returns are filed with respect to the Manager and indicates any Tax Returns that have been audited or that are currently the subject of audit. The Manager has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other entity) of any statute of limitations relating to the payment of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                  (c) All Taxes owed by the Manager have been paid whether or not reflected on any Tax Return. The charges, accruals and reserves with respect to Taxes on the books of the Manager were determined in accordance with GAAP consistently applied and are adequate to cover any Taxes of the Manager that have accrued but are not yet due and payable. All Taxes that the Manager is or was required by law to withhold or collect in connection with amounts owing to any employee, independent contractor, creditor, stockholder or other third party have been duly withheld or collected and, to the extent required, have been paid to the appropriate Governmental Authority. There are no Liens with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible, of the Manager (except Liens for Taxes not yet due).

                  (d) The Manager has not made any elections pursuant to the Code (other than elections that relate solely to methods of accounting, depreciation or amortization and its election to be taxed as an "S" corporation under the Code).

                  (e) There are no closing agreements, requests for rulings or requests for technical advice, in respect of any Taxes, pending between the Manager and any Governmental Authority.

                  (f) No consent to the application of Code Section 341(f)(2) has ever been filed with respect to any property or assets held or acquired or to be acquired by the Manager.

                  (g) The Manager (x) is not a party to any Tax-sharing or similar agreement that may or will require that any payment be made by or to the Manager, (y) has not been a member of an affiliated group filing consolidated federal income Tax Returns and (z) does not have any liability for the Taxes of any Person under Treasury Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

                  (h) The Manager has not agreed to and is not required to make any adjustment pursuant to Section 481(a) of the Code, nor has the Internal Revenue Service or any other Governmental Authority proposed any such adjustment or change in accounting method with respect to the Manager. The Manager does not have any application pending with any Governmental Authority requesting permission for any change in accounting method.

                  (i) Except as set forth in Section 3.23(i) of the Disclosure Schedule, there is no contract, agreement, plan or arrangement covering any Person that, individually or collectively, as a consequence of this transaction or otherwise could give rise to the payment of any amount that would not be deductible by Anworth, the Surviving Corporation or the Manager by reason of Sections 162(m) or 280G of the Code or otherwise could be an "excess parachute payment" thereunder.

                  (j) The Manager does not own an interest in any (i) domestic international sales corporation, (ii) foreign sales corporation, (iii) controlled foreign corporation, or (iv) passive foreign investment Manager.

                  (k) The Manager is not, nor has it ever been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

                  (l) None of the assets of the Manager directly or indirectly secure any debt the interest on which is tax-exempt under Section 103(a) of the Code.

                  (m) The Manager does not, and will not as of the Effective Time, have any earnings or profits within the meaning of the Code.

                  (n) The Manager has disclosed on its federal income Tax Returns all positions taken that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

                  (o) Since its inception, the Manager has had a valid election in effect with the Internal Revenue Service and California Franchise Tax Board to be treated as an "S" corporation for federal and state income tax purposes under Subchapter S of the Code.

         Section 3.24 Insurance. Section 3.24 of the Disclosure Schedule sets
                      ---------
forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which the Manager has been a party, a named insured, or otherwise the beneficiary of coverage at any time since March 17, 1998: (i) the name, address, and telephone number of the agent;
(ii) the name of the insurer, the name of the policyholder, and the name of each covered insured; (iii) the policy number and the period of coverage; (iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and (v) a description of any retroactive premium adjustments or other loss-sharing arrangements. With respect to each such insurance policy (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither the Manager nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. The Manager has been covered since March 17, 1998 by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. Section
3.24 of the Disclosure Schedule describes any self-insurance arrangements affecting the Manager. The Manager has received no notice of termination of any such policies or that the limits of any policy have been exhausted, and the Manager, and the Stockholder is not aware of any contemplated termination, or reduction in the limits or coverage, of any of the Manager's insurance policies or any increase in, or adjustment of, the amount of the premiums therefor. The Manager has not been refused any insurance by an insurance carrier to which it has applied for insurance during the last three years.

         Section 3.25 Transactions with Related Parties. There is no (i) loan
                      ---------------------------------
outstanding from or to the Manager from or to any employee, officer, director or Affiliate of the Manager, (ii) agreement between the Manager and any employee, officer, director or Affiliate that is not reflected in Section 3.16 of the Disclosure Schedule, (iii) agreement requiring payments to be made on a change of control or otherwise as a result of the consummation of the Merger or any of the other transactions contemplated by this Agreement with respect to any employee, officer or director of the Manager or (iv) agreement to appoint or nominate any person as a director of the Manager. Except as set forth in Section
3.25 of the Disclosure Schedule, neither the Stockholder nor any director, member, officer or key employee of the Manager or any of their respective Affiliates (as hereinafter defined) or relatives owns any direct or indirect interest (other than an ownership interest of up to 1% of the voting securities of any corporation, the securities of which are publicly traded) in any assets used in the Manager's business or in any corporation, partnership or other entity that (a) competes with the Manager, (b) sells or purchases products or services to or from the Manager, (c) leases real or personal property to or from the Manager or (d) otherwise does business with the Manager.

         Section 3.26 Finders or Brokers. The Manager has not employed any
                      ------------------
investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to any fee or any commission in connection with, or upon consummation of, the Merger.

         Section 3.27 Powers of Attorney. Set forth in Section 3.27 of the
                      ------------------
Disclosure Schedule is a true and complete list of the names of all persons holding powers of attorney from the Manager or who are otherwise authorized to act on behalf of the Manager with respect to any matter and a summary of the terms of such powers or authorizations.

         Section 3.28 Disclosure.
                      -----------

                  (a) No representation or warranty of the Manager or the Stockholder contained in this Agreement or any certificate furnished or to be furnished to Anworth at Closing contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

                  (b) None of the information supplied or to be supplied in writing by the Manager, or the Stockholder (acting solely in their capacities as such and not as executive officers of Anworth) for inclusion in the Proxy Statement (as hereinafter defined) or any other document to be filed by Anworth with the SEC (as hereinafter defined) or any other Governmental Authority will, at the time of any such filing, at the time of mailing the Proxy Statement to the stockholders of Anworth, at the time of the Anworth Stockholders Meeting (as hereinafter defined) or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES REGARDING
                                 THE STOCKHOLDER

         The Stockholder (with respect to itself or himself or herself only) hereby represents and warrants to Anworth that as of the date hereof:

         Section 4.1  Authority Relative to This Agreement; No Violation.
                      ---------------------------------------------------

                  (a) Such party has all requisite power and authority, as applicable, to enter into this Agreement and to carry out the provisions hereof and consummate the transactions contemplated hereby.

                  (b) This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding agreement of such party, enforceable against such party in accordance with its terms, except that enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

                  (c) The Stockholder is not subject to, or obligated under, any charter, bylaw or contractual provision or any license, franchise or permit, or subject to any statute, regulation, rule, injunction, ruling, order or decree or other restriction, that, by its terms, would be breached or violated or would result in a default under (with or without notice or lapse of time or both), or result in the imposition of a Lien or would accelerate any payment or obligation, trigger any right of first refusal or other purchase right as a result of the Stockholder executing or carrying out the transactions contemplated by this Agreement, except for any breaches or violations that would not, individually or in the aggregate, have a Material Adverse Effect on the Manager or substantially impair or delay the consummation of the transactions contemplated hereby. Other than in connection with or in compliance with the provisions of the MGCL and the CGCL, no authorization, consent or approval of, or filing with, any Governmental Authority or third party is necessary for the consummation by the Stockholder of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings the failure to obtain or make which would not, individually or in the aggregate, have a Material Adverse Effect on the Manager or substantially impair or delay the consummation of the transactions contemplated hereby.

                   (d) The execution and delivery of this Agreement by the Stockholder and the consummation of the transactions contemplated hereby do not and shall not, with or without the giving of notice or the passage of time, (i) violate, conflict with, or result in a breach of, or a default or loss of rights under, any material covenant, agreement, mortgage, indenture, lease, instrument, permit or license to which the Stockholder is a party or by which the Stockholder or any of his or its shares of Manager Common Stock are bound, or any judgment, order, decree, law, rule or regulation to which such Stockholder or such shares are subject or (ii) result in the creation of, or give any party any right to create, any Lien or any other right or adverse interest upon any of such shares.

         Section 4.2   Foreign Person.  The Stockholder is a United States
                       --------------
person within the meaning of Section 7701(a)(30) of the Code.

         Section 4.3   No Withholding. The transaction contemplated hereby is
                       --------------
not, insofar as concerns the Stockholder, subject to the Tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of law.

         Section 4.4   Manager Common Stock. All of the outstanding capital
                       --------------------
stock of the Manager is owned by the Stockholder. The number of shares of Manager Common Stock set forth opposite the Stockholder's name in Section 4.4 of the Disclosure Schedule includes all the shares of capital stock of the Manager owned, beneficially or directly, by it or him or her on the date hereof. Except as set forth in Section 4.4 of the Disclosure Schedule, such party holds such shares of the Manager Common Stock, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act (as hereinafter defined) and state securities laws), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Such party is not a party to any option, warrant, purchase right, or other contract or commitment that could require it to sell, transfer, or otherwise dispose of any the shares of the Manager Common Stock (other than pursuant to this Agreement) or is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any of the shares of the Manager Common Stock.

         Section 4.5   Securities Act Representations.
                       -------------------------------

         (a) Such party represents that it understands that the Anworth Common Stock to be issued as Merger Consideration will not be registered pursuant to the registration requirements of the Securities Act and that the resale of such shares of Anworth Common Stock is subject to certain restrictions hereunder and under federal and state securities laws. The Stockholder represents that it is acquiring such shares of Anworth Common Stock for its own account, not as a nominee or agent, and not with a view to the distribution thereof in violation of applicable securities laws. Such party further represents that it has been advised and understands that since such Anworth Common Stock has not been registered under the Securities Act, such Anworth Common Stock must be held indefinitely unless (A) the distribution of such Anworth Common Stock has been registered under the Securities Act, (B) a sale of such Anworth Common Stock is made in conformity with the holding period, volume and other limitations of Rule 144 promulgated by the SEC under the Securities Act, or (C) in the opinion of counsel reasonably acceptable to Anworth, some other exemption from registration is available with respect to any proposed sale, transfer or other disposition of such Anworth Common Stock.

         (b) Such party represents that it has been advised and understands that, subject to applicable securities laws, stop transfer instructions will be given to Anworth's transfer agent with respect to such shares of Anworth Common Stock and that a legend setting forth the following restrictions on transfer will be set forth on the certificates for such shares of Anworth Common Stock or any substitutions therefor:

         "THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "SECURITIES ACT"), AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE. NEITHER THE SHARES EVIDENCED BY THIS CERTIFICATE NOR ANY INTEREST THEREIN MAY BE SOLD OR OTHERWISE PLEDGED, HYPOTHECATED OR TRANSFERRED IN THE ABSENCE OF (i) REGISTRATION UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES OR BLUE SKY LAWS OR (ii) A VALID EXEMPTION THEREFROM."

         (c) The Stockholder is an "accredited investor" (as such term is defined in Regulation D under the Securities Act) with respect to Anworth.

         Section 4.6   Brokers and Finders. The Stockholder has not entered into
                       -------------------
any contract, arrangement or understanding with any Person or firm which may result in the obligation of the Manager or Anworth to pay any investment banking fees, finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

                                    ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF ANWORTH

         Anworth hereby represents and warrants to the Manager and the Stockholder that the statements made in this Article V are correct and complete as of the date of this Agreement.

         Section 5.1   Organization and Qualification. Anworth is a corporation
                       ------------------------------
duly organized, validly existing and in good standing under the laws of the State of Maryland and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification or licensing, except for jurisdictions in which the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

         Section 5.2   Corporate Authority Relative to This Agreement; No
                       --------------------------------------------------
                       Violation.
                       ---------

                  (a) Anworth has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, subject to the approval of the transaction by the holders of a majority of the shares of Anworth Common Stock represented and voting on the matter at a duly constituted meeting of the stockholders ("Anworth Stockholder Approval"). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Special Committee of the Board of Directors of Anworth and by the Board of Directors of Anworth. Other than Anworth Stockholder Approval, no other corporate proceedings on the part of Anworth are necessary to authorize the consummation of the transactions contemplated hereby. The Special Committee of the Board of Directors of Anworth and the Board of Directors of Anworth has each determined that the transactions contemplated by this Agreement are in the best interest of Anworth and its stockholders and has recommended that the stockholders of Anworth approve such transactions.

                  (b) This Agreement has been duly and validly executed and delivered by a duly authorized officer of Anworth and, assuming this Agreement constitutes a valid and binding agreement of the other parties hereto, this Agreement constitutes a valid and binding agreement of Anworth, enforceable against Anworth in accordance with its terms, except that enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

                    (c) Anworth is not subject to or obligated under any charter, bylaw or contract provision or any license, franchise or permit, or subject to any statute, regulation, rule, injunction, ruling order or decree, or other restriction which, by its terms, would be breached or violated or would result in a default under (with or without notice or lapse of time or both), or result in the imposition of a Lien or would accelerate any payment or obligation, trigger any right of first refusal or other purchase right as a result of Anworth executing or carrying out the transactions contemplated by this Agreement. Other than such filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, the rules and regulations of the American Stock Exchange ("AMEX"), state takeover laws, state securities or "blue sky" laws and the filing and recordation of the Articles of Merger as required by the MGCL, no authorization, consent or approval of, or filing with, any Governmental Authority is necessary for the consummation by Anworth of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings the failure to obtain or make which would not, individually or in the aggregate, substantially impair or delay the consummation of the transactions contemplated hereby.

         Section 5.3     Merger Consideration. Anworth has authorized and
                         --------------------
reserved, and shall keep available, for issuance and delivery, the number of shares of Anworth Common Stock issuable in connection with the Merger. All shares of Anworth Common Stock issued as part of Merger Consideration upon the issuance thereof in accordance with the provisions of this Agreement, will be duly authorized and validly issued and fully paid and nonassessable shares of Anworth Common Stock and will have been issued in compliance with all applicable federal and state securities laws.

         Section 5.4     Disclosure. No representation or warranty of Anworth
                         ----------
contained in this Agreement or in any certificate furnished or to be furnished to the Manager at Closing and no proxy materials used by Anworth in conjunction with its obligations under Section 7.2 hereof will contain, any untrue statement of a material fact or omits, or will omit, to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. Anworth has filed all required reports, schedules, forms, statements, and other documents with the SEC (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "Anworth SEC Documents"). As of their respective dates, the Anworth SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Anworth SEC Documents. As of their respective dates, none of the Anworth SEC Documents (including any and all financial statements therein) contained any untrue statement of a material fact or failed to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Anworth included in the Anworth SEC Documents (the "Anworth Financial Statements") comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the period involved (except as may be indicated in the notes thereto), and present fairly, in all material respects, the consolidated financial position of Anworth and its subsidiaries at the respective dates thereof and the consolidated results of operations and cash flows for the periods specified (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments). Except as reflected or reserved against in the Anworth Financial Statements, Anworth and its subsidiaries have no material liabilities or other obligations (including contingent liabilities and obligations) except,
(i) since the date of the most recent audited balance sheet included in the Anworth Financial Statements, liabilities and obligations incurred in the ordinary course of business or (ii) that would not be required to be reflected or reserved against in the consolidated balance sheet of Anworth and its subsidiaries prepared in accordance with GAAP.

         Section 5.5     Absence of Certain Changes or Events. Except as
                         ------------------------------------
disclosed in the Anworth SEC Documents, since the date of the most recent audited balance sheet included in the Anworth SEC Documents, there is not and has not been (a) any material adverse change to Anworth, or (b) any condition, event, or occurrence that could reasonably be expected to prevent or materially delay Anworth from consummating the transactions contemplated by this Agreement.

                                   ARTICLE VI

                            COVENANTS OF THE PARTIES

         Section 6.1     General.
                         --------

                  (a) Each of the parties will use his, her or its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article VIII below) and to cooperate with each other party in so doing.

                  (b) Each of the parties shall use its reasonable best efforts not to, and shall use its commercially reasonable best efforts to cause its respective subsidiaries not to take any action that would result in (i) any of the representations and warranties of such party (without giving effect to any "knowledge" qualification) set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties (without giving effect to any "knowledge" qualification) that are not so qualified becoming untrue in any material respect or (iii) any of the conditions to the Merger set forth in Article VIII not being satisfied.

         Section 6.2     Further Investigation and Access to Information. The
                         -----------------------------------------------
Manager will afford Anworth and its officers, employees, accountants, counsel and other authorized representatives full and complete access to its offices and other properties and all books and records, contracts or other documents relating to the business of the Manager (as it relates to the business of the Manager) (the "Due Diligence Information"), will promptly provide to Anworth such additional information relating to the Manager and its businesses and properties as Anworth or its duly authorized representatives may from time to time reasonably request and will instruct the Manager's employees, counsel and financial advisors to cooperate with Anworth in its investigation of the business of the Manager. Anworth will use the Due Diligence Information solely for the purpose of its investigation of the Manager's business relating to the Merger and will keep the Due Diligence Information strictly confidential. Anworth may disclose the Due Diligence Information only (a) to those Affiliates, directors, officers, employees, advisors and agents who need to know such information for the purpose of consummating the Merger and (b) in connection with obtaining any required governmental or third-party consents. In the event that the Merger is not consummated, Anworth will return any materials delivered to it containing Due Diligence Information to the Manager or will certify, in writing, that all such materials or copies of such materials have been destroyed. Any investigation conducted by Anworth will not affect the representations and warranties of the Manager or the Stockholder.

         Section 6.3     Conduct of Business by the Manager. From and after the
                         ----------------------------------
date hereof and prior to the Effective Time or such earlier date on which this Agreement is terminated as provided in Section 9.1 hereof (the "Termination Date"), and except as may be (i) required by law (provided that before availing itself of such exception, the Manager must first consult with Anworth), (ii) consented to in writing by Anworth, or (iii) expressly permitted pursuant to this Agreement, the Manager:

                  (a) will conduct its operations according to its ordinary and usual course of business in substantially the same manner as heretofore conducted and will use commercially reasonable efforts to preserve intact its business organization and goodwill, prevent any adverse change in the financial condition, liabilities, assets, business, operating results or prospects of the Manager and prevent the destruction or damage to or loss of any asset of the Manager that would have a Material Adverse Effect;

                  (b) will use commercially reasonable efforts to keep available the services of its current officers and other key employees (except as provided in Section 7.6), preserve its relationships with those Persons having business dealings with the Manager;

                  (c) will comply in all respects with (i) all laws and orders of all Governmental Authorities applicable to it and (ii) all Material Contracts;

                  (d) will not declare, set aside or pay any dividends on, except pursuant to Section 7.10, or make any distribution with respect to, or redeem or purchase any outstanding shares of its capital stock;

                  (e) will not authorize or issue any shares of capital stock or other securities convertible into or in lieu of or in substitution for shares of its capital stock (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise);

                  (f) will not redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding securities or any capital stock or other ownership interest of any other Person;

                  (g) will not authorize or effect any acquisition or disposition of any assets or release or relinquish any rights under a Material Contract;

                  (h) will not propose or adopt any amendments to its Articles of Incorporation or Bylaws;

                  (i) will not (i) make capital expenditures or incur or assume any additional indebtedness; (ii) incur any long-term indebtedness, (iii) create, or allow to be imposed, any Lien on its assets, (iv) make any loans, advances or capital contributions to, or investments in, any other Person, or
(v) other than in the ordinary course of business consistent with past practices, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise);

                  (j) will not make any loans, advances or other payments to any third party, including any officer or director of the Manager or any Affiliate of such Persons;

                  (k) will not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);

                  (l) will not make any acquisition, by means of merger, consolidation or otherwise, of any direct or indirect ownership interest in or assets comprising any business enterprise or operation;

                  (m) will not authorize or enter into any agreement providing for management services to be provided by the Manager to any third-party or an increase in management fees paid by any third-party under existing management agreements;

                  (n) will not enter into any other contract, arrangement or understanding;

                  (o) will not (i) make any Tax election or settle or compromise any Tax liability, (ii) change its fiscal year, or (iii) revalue any of its assets or (iv) change its methods of accounting (including, without limitation, make any material write-off or reduction in the carrying value of any assets) in effect at December 31, 2001, except as required by changes in GAAP;

                  (p) will not grant any increases in the compensation of any of its directors, officers or employees, except in the ordinary course of business consistent with past practice;

                  (q) will not pay or agree to pay any pension retirement allowance or other employee benefit not required or contemplated by any Employee Plan as in effect on the date hereof to any such director, officer or employee, whether past or present, (iii) enter into any new or amend any existing employment or severance agreement with any such director, officer or employee, except as approved by Anworth in its sole discretion, (iv) pay or agree to pay any bonus to any director, officer or employee (whether in the form of cash, capital stock or otherwise) except as approved by the Special Committee or pursuant to Section 7.6 hereof, or (v) except as may be required to comply with applicable law, amend any existing, or become obligated under any new Employee Plan;

                  (r) will not engage in the conduct of any business the nature of which is materially different from the business in which the Manager is currently engaged;

                  (s) will not forgive any indebtedness owed to the Manager or convert or contribute by way of capital contribution any such indebtedness owed;

                  (t) will not settle or compromise, or agree to settle or compromise, any claim, suit or other litigation or matter in an arbitration proceeding;

                  (u) except as may be required as a result of a change in law or in GAAP, will not change any of the accounting principles or practices used by it and maintain its books and records other than in accordance with GAAP consistently applied;

                  (v)    will not modify the Manager's insurance coverage; and

                  (w) will not agree, in writing or otherwise, to take any of the foregoing actions.

         Notwithstanding anything in this Section 6.3, Anworth will not have, directly or indirectly, any right to control or direct the Manager's operations prior to the Effective Time and, prior to the Effective Time, the Manager will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

         Section 6.4     Officers and Employees. Each of the Manager and the
                         ----------------------
Stockholder severally agrees that prior to the Effective Time it will use its reasonable efforts to encourage the officers and employees of the Manager, to the extent they are in good standing, to become employees of Anworth, as determined by Anworth in its sole discretion.

                                   ARTICLE VII

                              ADDITIONAL AGREEMENTS

         Section 7.1     Meeting of Stockholders. Anworth will take all action
                         -----------------------
necessary in accordance with applicable law and Anworth's Articles of Incorporation and Bylaws to arrange for its stockholders to consider and vote upon the approval of the issuance of shares of Anworth Common Stock in the Merger at the annual or special stockholders' meeting (the "Anworth Stockholders Meeting") to be held in connection with the transactions contemplated by this Agreement. Subject to the fiduciary duties of Anworth's Board of Directors under applicable law as advised by counsel, the Board of Directors of Anworth shall recommend and declare advisable such approval and Anworth shall take all lawful action to solicit, and use all reasonable efforts to obtain, such approval, including, without limitation, the inclusion of the recommendation of the Anworth Board of Directors and of the Special Committee in the Proxy Statement (as defined below) that the stockholders of Anworth vote in favor of the approval of the Merger and the adoption of this Agreement.

         Section 7.2     Proxy Materials. After the date hereof, Anworth shall
                         ---------------
promptly prepare, and the Manager and the Stockholder shall cooperate in the preparation of, and Anworth shall file with the SEC as soon as practicable a proxy statement and a form of proxy, in connection with the vote of Anworth's stockholders with respect to the Merger (such proxy statement, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to Anworth's stockholders, is herein called the "Proxy Statement"). Anworth will use all reasonable efforts to cause the Proxy Statement to be mailed to stockholders of Anworth at the earliest practicable date as permitted by the SEC and will take all such action as may be necessary to qualify the Merger Consideration for offering and sale under state securities or blue sky laws. If at any time prior to the Effective Time any event relating to or affecting the Manager, the Stockholder or Anworth shall occur as a result of which it is necessary, in the opinion of counsel for the Manager or of counsel for Anworth, to supplement or amend the Proxy Statement in order to make such document not misleading in light of the circumstances existing at the time approval of the stockholders of

Anworth is sought, the Manager, the Stockholder and Anworth, respectively, will notify the others thereof and, in the case of the Manager and the Stockholder, it will cooperate with Anworth in preparing, and, in the case of Anworth, it will prepare and file, an amendment or supplement with the SEC and, if required by law or AMEX rule, applicable state securities authorities and the AMEX such that such document, as so supplemented or amended, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances existing at such time, not misleading, and Anworth will, as required by law, disseminate to its stockholders such amendment or supplement.

         Section 7.3     Antitakeover Statute. If any "fair price,"
                         --------------------
"moratorium," "control share acquisition" or other form of antitakeover statute or regulation will become applicable to the transactions contemplated hereby, each of the Manager, Anworth, the Stockholder and the members of the respective Boards of Directors of the Manager and Anworth, if applicable, will grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

         Section 7.4     Public Announcements. The Manager and Anworth will
                         --------------------
consult with and provide each other the opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated herein and will not issue any such press release or other public statement or comment without the prior approval of the other party, which consent will not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such other public statement as required by law or the AMEX if it has (a) used its reasonable best efforts to consult with the other party and to obtain such party's consent but has been unable to do so in a timely manner and (b) faxed a copy of such release or public statement to such other party at a reasonable time prior to issuing such release or making such statement.

         Section 7.5     Notices of Certain Events.
                         -------------------------

                  (a)    Each party will promptly notify any other party of:

                         (i)       any notice or other communication from any
Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and

                         (ii)      any notice or other communication from any
Governmental Authority in connection with the transactions contemplated by this Agreement.

                  (b) Each party will promptly notify the other parties of any proceedings commenced or threatened against such party or any of its subsidiaries that relate to the consummation of the transactions contemplated by this Agreement.

                  (c) The Manager and the Stockholder shall give prompt notice to Anworth and Anworth shall give prompt notice to the Manager, if (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becomes untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becomes untrue or inaccurate in any material respect or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

         Section 7.6     Employee Matters.
                         ----------------

                  (a) At the Effective Time, Anworth will assume the existing employment agreements with Lloyd McAdams, Heather U. Baines and Joseph McAdams (the "Employment Agreements") pursuant to addenda substantially in the respective forms set forth in Exhibit A hereto (the "Addenda"). Nothing in this
                              ---------
provision shall be interpreted to provide any such employee with a guarantee of employment or any contractual right hereunder against Anworth with respect to ongoing employment or to otherwise limit Anworth's ability to terminate or change the nature of the employment agreement with such employee after the Effective Time.

                  (b) The Manager agrees that prior to the Closing Date it will have paid all obligations with respect to any bonus or incentive plan of the Manager or of any Affiliate (that relates to employees of the Manager) existing on or prior to the Closing Date in excess of $50,000.

                  (c) The Manager agrees that (i) prior to the Closing Date it shall have entered into a separation agreement with Pamela J. Watson in form and substance reasonably satisfactory to Anworth and (ii) on or before the Closing Date it shall have paid all amounts payable by the Manager under such severance agreement.

                  (d) Anworth agrees that prior to the Closing Date it shall have adopted the 2002 Incentive Compensation Plan in the form of Exhibit B
                                                                 ---------
attached hereto (the "Incentive Compensation Plan").

         Section 7.7     Tax Matters.
                         -----------

                  (a) The Stockholder, the Manager and Anworth agree to report the Merger on all Tax Returns and, if applicable, other filings as a reorganization under Section 368(a) of the Code to the extent permitted by law.

                  (b) The Stockholder shall prepare or cause to be prepared and filed on behalf of the Manager on or before the due date therefor, at its sole cost and expense, any Tax Returns required to be filed with respect to any short taxable year of the Manager ending as of the Effective Time and shall pay or cause the Manager to pay all Taxes due with respect to such Tax Returns. Such Tax Returns shall be prepared in accordance with the most recent Tax practices as to elections and accounting methods.

                  (c) Between the date hereof and the Effective Time, to the extent the Manager or the Stockholder has knowledge of the commencement or scheduling of any Tax audit, the assessment of any Tax, the issuance of any notice of Tax due or any bill for collection of any Tax due or the commencement or scheduling of any other administrative or judicial proceeding with respect to the determination, assessment or collection of any Tax of the Manager, the Manager or the Stockholder shall provide prompt notice to Anworth of such matters, setting forth information (to the extent known) describing any asserted Tax liability in reasonable detail and including copies of any notice or other documentation received from the applicable Tax authority with respect to such matter.

                  (d) The Stockholder shall make available, or shall cause to be made available to PricewaterhouseCoopers LLP, accountants to Anworth, on a strictly confidential basis, as reasonably requested by PricewaterhouseCoopers LLP, all information, records or documents of the Manager which (i) is reasonably available to the Stockholder and (ii) PricewaterhouseCoopers LLP deems relevant to the preparation and delivery by PricewaterhouseCoopers LLP or review of the letter described in Section 8.1(j).

                  (e) Anworth will make a valid and effective election under Internal Revenue Service Notice 88-19 1988-1 C.B. 486 and/or Treasury Regulation
Section 1.337(d)-5T to be subject to rules similar to those set forth in Section 1374 of the code with respect to assets acquired from the Manager in connection with the Merger.

                  (f) The parties agree to take such steps as are reasonable and necessary to cause the transactions contemplated by this Agreement to be exempt from sales and/or use Tax as a casual sale, corporate reorganization, merger or acquisition or otherwise, to the extent permitted, under applicable law. Notwithstanding the foregoing, any sales, use, transfer, recording and similar Taxes imposed on and payable by Anworth, the Manager or the Stockholder arising out of or in connection with the transactions effected pursuant to this Agreement shall be borne equally by the Stockholder and Anworth.

         Section 7.8     Corporate Name. After the Effective Time, the
                         --------------
Stockholder shall permit Anworth to use the name "Anworth Mortgage Advisory Corporation" and shall permit the Surviving Corporation to continue to use the name "Anworth Mortgage Asset Corporation." No other license to use the name "Anworth" in any other context will be granted by virtue of this Agreement or the transactions contemplated hereby.

         Section 7.9     Exclusivity. Except for the transactions contemplated
                         -----------
by this Agreement, neither the Stockholder nor the Manager shall (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities or any substantial portion of the assets of the Manager (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Stockholder shall not vote its shares of the Manager Common Stock in favor of any such acquisition structured as a merger, consolidation, or share exchange. The Manager and the Stockholder shall notify Anworth immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

         Section 7.10    Payments Under Management Agreement. Anworth shall pay
                         -----------------------------------
to the Manager all fees accrued and unpaid and reimbursable expenses payable to the Manager under the Management Agreement in respect of periods up to the Effective Time. The Manager will use such proceeds to pay all liabilities outstanding at such time (including any wages or bonuses due to its employees, except that the Manager may have an accrued bonus obligation outstanding as of the Effective Time in an amount not to exceed $50,000 and the balance shall be distributed to its stockholder.

         Section 7.11    Sublease. From the Effective Time until the expiration
                         --------
of the lease at 1299 Ocean Avenue, 2nd Floor, Santa Monica, California, 90401, in which Pacific Income Advisors is the lessee, the Stockholder shall cause Pacific Income Advisors to offer Anworth, at the option of Anworth, a sublease of the portion of such space the Manager occupies as of the date hereof on a month-to-month basis on terms mutually acceptable to Anworth and Pacific Income Advisors.

         Section 7.12    Intellectual Property. Prior to the Closing, the
                         ---------------------
Manager shall use all reasonable efforts to cooperate with Anworth in obtaining all assignments or other consents necessary with respect to the Intellectual Property, to the extent not already owned by the Manager, including all interests that may hereafter become Intellectual Property prior to Closing.

         Section 7.13    Restrictions on Resale of Merger Consideration. Without
                         ----------------------------------------------
the prior written consent of Anworth, the Stockholder will not sell, pledge or otherwise transfer (other than by gift to family members or Affiliates, who shall be subject to an agreement on substantially the same terms as this Section 7.13) any shares of Anworth Common Stock issued as Merger Consideration to him, her or it for a period of 6 months commencing on the Closing Date.

         Section 7.14    Registration Rights Agreement. Anworth and the
                         -----------------------------
Stockholder shall, on or prior to the Closing Date, enter into a registration rights agreement in a form acceptable to Anworth (the "Registration Rights Agreement") which shall provide the Stockholder with one demand registration right and unlimited piggyback registration rights with respect to the Anworth Common Stock issued as Merger Consideration. Anworth agrees to pay all costs associated with the registration of such shares under the Securities Act and the listing of such shares on the AMEX.

         Section 7.15    Exemption from Liability Under Section 16(b). Assuming
                         --------------------------------------------
that the Manager delivers to Anworth the Section 16 Information (as defined below) reasonably in advance of the Effective Time, the Board of Directors of Anworth, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing that the receipt by the Manager Insiders (as defined below) of Anworth Common Stock in the Merger pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information provided by the Manager to Anworth prior to the Effective Time, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act such that any such receipt shall be so exempt. "Section 16 Information" shall mean information accurate in all respects regarding the Manager Insiders, the number of shares of Manager Common Stock held by each such Manager Insider and expected to be exchanged for Anworth Common Stock in the Merger. "Manager Insiders" shall mean those officers and directors of the Manager who will be subject to the reporting requirements of Section 16(a) of the Exchange Act as a result of their service as a director or executive officer of Anworth after the Effective Time and who are listed in the Section 16 Information.

         Section 7.16    Efforts To Consummate; Further Assurances. Subject to
                         -----------------------------------------
the terms and conditions of this Agreement, the parties hereto will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to consummate the transactions contemplated herein, including obtaining any and all consents that may be required from any third party. The parties hereto agree to execute and deliver promptly such other documents, certificates, agreements, instruments and other writings (including any amendments or supplements thereto) and to take, or cause to be taken, such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated hereby. Each party hereto shall take all reasonable actions necessary to cause the transaction contemplated by this Agreement to qualify as a tax-free reorganization under the provisions of Section 368(a) of the Code to the extent permitted by law.

                                  ARTICLE VIII

                            CONDITIONS TO THE MERGER

         Section 8.1     Conditions to the Obligation of Anworth. The
                         ---------------------------------------
obligations of Anworth to effect the Merger are subject to the satisfaction, at or prior to the Closing Date, of all of the following conditions, the compliance with which, or the occurrence of which, may be waived prior to the Closing Date in writing by Anworth in its sole discretion.

                  (a) Continued Accuracy of Representations and Warranties. All representations and warranties of the Manager and the Stockholder contained in this Agreement remain correct and complete as of the Closing Date.

                  (b) Performance of Agreements. The Manager and the Stockholder shall have performed, complied with and satisfied all covenants of the Manager, the Stockholder that are required by this Agreement to be performed or satisfied by them at or prior to the Closing Date.

                  (c) The Manager's and the Stockholder's Closing Certificates. The Manager shall have delivered a certificate, dated the Closing Date, addressed to Anworth and signed by its respective Chief Executive Officer, to the effect that the conditions specified in this Section 8.1 have been satisfied.

                  (d) Secretary's Certificate. The Manager shall have furnished a certificate of its corporate Secretary certifying as to:

                         (i)   the resolutions of its Board of Directors
authorizing the execution, delivery and performance of this Agreement by the Manager, as the case may be, and the execution, delivery and performance of all documents to be executed, delivered and performed by the Manager, as the case may be, at Closing; and

                         (ii)  the incumbency of its officers executing this
Agreement and the documents delivered at Closing.

                  (e) No Injunctions, Orders or Restraints; Illegality. No preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a Governmental Authority nor any statute, rule, regulation or executive order promulgated or enacted by any Governmental Authority will be in effect which would (i) make the consummation of the Merger illegal, or (ii) otherwise prevent or prohibit the consummation of the transactions contemplated in this Agreement, including the Merger; provided, however, that prior to invoking this condition, Anworth will use its reasonable best efforts to have any such injunction vacated.

                  (f) Consents and Authorizations. Other than the filing required under Section 1.3, all notices, filings, consents, approvals, including regulatory approvals, permits, authorizations or orders of, and all registrations, declarations or filings with, third parties, including creditors, lessors, licensors, contract parties or Governmental Authorities, necessary for the authorization, execution and delivery of or performance under this Agreement by the Manager, or the Stockholder or the consummation by the Manager, or the Stockholder of the transactions contemplated by this Agreement have been made or obtained.

                  (g) Stockholder Consent. Anworth shall have obtained the consent to the Merger and the issuance of shares of Anworth Common Stock in connection with the Merger of the holders of not less than a majority of the shares of Anworth Common Stock represented and voting on the matter at a duly constituted meeting of the stockholders of Anworth.

                  (h) Fairness Opinion. The opinion from Sutter Securities Incorporated to the effect that the terms of the Merger are fair to Anworth and its stockholders from a financial point of view shall not have been rescinded or withdrawn.

                  (i)    [Intentionally Omitted.]

                  (j) Accountant's Letter. Anworth shall have received a letter in form and substance reasonably satisfactory to it from PricewaterhouseCoopers LLP that the Manager will not have any accumulated or current earnings and profits within the meaning of Section 312 of the Code as of the Effective Time. The Stockholder shall provide to Anworth and PricewaterhouseCoopers LLP all information reasonably available to them that is necessary to calculate the accumulated and current earning and profits of the Manager as of the Effective Time, including but not limited to all federal income Tax Returns of the Manager, working papers created with respect to such Tax Returns, and information with respect to any federal income Tax controversy, either pending or resolved, with respect to such Tax Returns.

                  (k) Due Diligence. Anworth shall have completed to its reasonable satisfaction a due diligence review of the Manager.

                  (l) Employment Matters. Lloyd McAdams, Heather U. Baines and Joseph McAdams shall each have entered into the Addenda to their respective Employment Agreements and the Manager shall have entered into a severance agreement with Pamela J. Watson in accordance with Section 7.6(c).

                  (m) Registration Rights Agreement. The Registration Rights Agreement shall have been executed and delivered by the Stockholder.

                  (n) Liabilities. There shall be no liabilities of the Manager, contingent or otherwise, except as provided in Section 7.10.

                  (o) Termination of Bonus Plans. All bonus and incentive plans of the Manager shall be terminated as contemplated by Section 7.6.

                  (p) Articles of Merger. The Manager shall have delivered to Anworth a fully executed Articles of Merger.

                  (q) Material Adverse Effect. Since the date of this Agreement, no event shall have occurred or circumstance arisen that, indirectly or taken together with all other acts, circumstances or events is reasonably likely to have a Material Adverse Effect on the Manager.

                  (r) No Suspension of Trading, Etc. At the Effective Time, there shall be no suspension of trading in, or limitation on prices for, securities generally on the AMEX, declaration of a banking moratorium by federal or state authorities or any suspension of payments by banks in the United States (whether mandatory or not) or of the extension of credit by lending institutions in the United States, or commencement of war, armed hostility, or other international or national calamity directly or indirectly involving the United States, which war, hostility or calamity (or any material acceleration or worsening thereof), in the sole judgment of Anworth, would have a Material Adverse Effect on the Manager.

                  (s) Other Documents. The Manager shall have delivered to Anworth all other documents reasonably requested by Anworth and contemplated by this Agreement or required to be delivered by the Manager to Anworth pursuant to this Agreement and not previously delivered.

         Section 8.2     Conditions to the Obligation of the Manager. The
                         -------------------------------------------
obligation of the Manager to effect the Merger is subject to the satisfaction, at or prior to the Closing Date, of all of the following conditions, the compliance with which, or the occurrence of which, may be waived prior to the Closing Date in writing by the Manager in its sole discretion.

                  (a) Continued Accuracy of Representations and Warranties. All representations and warranties of Anworth contained in this Agreement remain correct and complete as of the Closing Date.

                  (b) Performance of Agreements. Anworth shall have performed, complied with and satisfied all covenants of Anworth that are required by this Agreement to be performed or satisfied by it at or prior to the Closing Date.

                  (c) Anworth Closing Certificate. Anworth shall have delivered a certificate, dated the Closing Date, addressed to the Manager and signed by Anworth's Chief Executive Officer or President, to the effect that the conditions specified in this Section 8.2 have been satisfied.

                  (d) Secretary's Certificate. Anworth shall have furnished a certificate of its corporate Secretary certifying as to:

                         (i)   the resolutions of such Manager's Board of
Directors authorizing the execution, delivery and performance of this Agreement by Anworth;

                         (ii)  the consent to the Merger of the stockholders of
Anworth holding not less than a majority of the issued and outstanding shares of Anworth Common Stock; and

                         (iii) the incumbency of its officers executing this
Agreement and the documents delivered at Closing.

                  (e) No Injunctions, Orders or Restraints; Illegality. No preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a Governmental Authority nor any statute, rule, regulation or executive order promulgated or enacted by any Governmental Authority will be in effect which would (i) make the consummation of the Merger illegal, or (ii) otherwise prevent or prohibit the consummation of the transactions contemplated in this Agreement, including the Merger; provided, however, that prior to invoking this condition, the Manager will use its reasonable best efforts to have any such injunction vacated.

           (f) Consents and Authorizations. Other than the filing required under Section 1.3, all notices, filings, consents, approvals, including regulatory approvals, permits, authorizations or orders of, and all registrations, declarations or filings with, third parties, including creditors, lessors, licensors, contract parties or Governmental Authorities, necessary for the authorization, execution and delivery of or performance under this Agreement by Anworth or the consummation by Anworth of the transactions contemplated by this Agreement have been made or obtained.

           (g) Stockholder Consent. Anworth shall have obtained the consent to the Merger of the holders of not less than a majority of the shares of Anworth Common Stock represented and voting on the matter at a duly constituted meeting of the Stockholders of Anworth.

           (h) Opinion of Counsel. Anworth shall have delivered to the Manager and the Stockholder, an opinion of Allen Matkins, counsel to Anworth, dated as of the Closing Date, in a form agreeable to the Stockholder.

           (i) Merger Consideration. Anworth shall have reserved for issuance a sufficient number of shares of Anworth Common Stock to allow for the issuance of all Merger Consideration pursuant to Article II hereof.

           (j) Employment Matters. Anworth shall have executed the Addenda to the respective Employment Agreements of Lloyd McAdams, Heather U. Baines and Joseph McAdams and the Incentive Compensation Plan shall have been approved by Anworth's Board of Directors and shall be in full force and effect.

           (k) Registration Rights Agreement. The Registration Rights Agreement shall have been executed and delivered by Anworth.

           (l) Stock Option Plan Amendment. Anworth shall have amended the 1997 Stock Option and Awards Plan to increase the number of shares authorized thereunder to 1,500,000, and such amendment shall have been approved by Anworth's stockholders.

           (m) Material Adverse Effect. Since the date of this Agreement, no event shall have occurred or circumstance arisen that, indirectly or taken together with all other acts, circumstances or events is reasonably likely to have a Material Adverse Effect on Anworth.

           (n) No Suspension of Trading, Etc. At the Effective Time, there shall be no suspension of trading in, or limitation on prices for, securities generally on the AMEX, declaration of a banking moratorium by federal or state authorities or any suspension of payments by banks in the United States (whether mandatory or not) or of the extension of credit by lending institutions in the United States, or commencement of war, armed hostility, or other international or national calamity directly or indirectly involving the United States, which war, hostility or calamity (or any material acceleration or worsening thereof), in the sole judgment of the Stockholder, would have a Material Adverse Effect on Anworth.

           (o) Other Documents. Anworth shall have delivered to the Manager all other documents reasonably requested by the Manager and contemplated by this Agreement or required to be delivered by the Manager to Anworth pursuant to this Agreement and not previously delivered.

                                   ARTICLE IX

                                   TERMINATION

     Section 9.1     Termination or Abandonment. Notwithstanding anything
                     --------------------------
contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the stockholders of Anworth:

           (a)       by the mutual written consent of the Manager and Anworth;

           (b) by Anworth or the Manager if the Effective Time has not occurred on or before September 30, 2002, as long as the party seeking to terminate the Agreement has not breached in any material respect its obligations under this Agreement in any manner that will have proximately contributed to the failure to consummate the Merger on or before such date;

           (c) by either Anworth or the Manager if (i) a statute, rule, regulation or executive order will have been enacted, entered or promulgated prohibiting the consummation of the Merger substantially on the terms contemplated hereby or (ii) an order, decree, ruling or injunction will have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger substantially on the terms contemplated hereby and such order, decree, ruling or injunction will have become final and nonappealable and the party seeking to terminate this Agreement pursuant to this
Section 9.1(c) will have used its reasonable best efforts to remove or prevent such injunction, order or decree;

           (d) by Anworth if the Merger is not approved by the requisite vote of the stockholders of Anworth;

           (e) by the Manager if the Board of Directors of Anworth withdraws or modifies its recommendation of the Merger to its stockholders in a manner adverse to the Manager;

           (f) by either the Manager or Anworth if there will have been a material breach by the other of any of its representations, warranties, covenants or agreements contained in this Agreement, which if not cured would cause the respective conditions set forth in Article VIII, as the case may be, not to be satisfied, and such breach is incapable of being cured or will not have been cured within 15 days after notice thereof will have been received by the party alleged to be in breach.

     In the event of termination of this Agreement pursuant to this Section 9.1, this Agreement will terminate (except for the confidentiality provisions of Section 6.2 and the provisions of Sections 9.2 and Section 10.1), and there will be no other liability on the part of the Manager or Anworth to the other except liability arising out of an intentional breach of this Agreement.

     Section 9.2     Termination Fee and Expenses. If this Agreement is
                     ----------------------------
terminated by any party for any reason set forth in Section 9.1 hereof, then (i) each party shall be responsible for the payment of the expenses and fees incurred by it in connection with or related to the Merger and the transactions contemplated hereby and (ii) the Management Agreement will remain in full force and effect.

                                    ARTICLE X

                          SURVIVAL AND INDEMNIFICATION

     Section 10.1    Survival of Representations, Warranties, Covenants and
                     ------------------------------------------------------
Agreements. The provisions of Section 6.2 relating to the treatment of
----------
confidential information, Section 9.2, and this Section 10.1 will survive any termination of this Agreement and such provisions along with Section 10.2 will survive the Merger. All representations and warranties and statements made by the Stockholder and the Manager in this Agreement or in any document or certificate delivered pursuant hereto shall survive the Closing Date (a) with respect to representations and warranties set forth in Section 3.23 or otherwise related to Taxes applicable to any taxable period of the Manager ended prior to or ending with the Effective Time, until 60 days after the expiration of the statute of limitations set forth in Section 6501(a) of the Code, as such period may be extended by action taken prior to the expiration thereof, (b) with respect to representations and warranties in Sections 3.3, 3.21 and 4.5, for a period of three years from the Closing Date or (c) with respect to all other representations and warranties, for a period of one year from the Closing Date, and in each case shall be unaffected by any investigation made by or on behalf of any party hereto, by knowledge obtained as a result thereof or otherwise or by any notice of breach of, or failure to perform under, this Agreement which is not effectively waived in accordance herewith. Notwithstanding the preceding sentence, any representation, warranty or statement in respect of which indemnity may be sought pursuant to Section 10.2 shall survive the time at which it would otherwise terminate pursuant to the preceding sentence if a notice of indemnification shall have been given prior to such time to the party against whom such indemnity may be sought pursuant to Section 10.2(e).

     Section 10.2    Indemnification.
                     ----------------

           (a) Subject to Section 10.1, the Manager agrees to indemnify and hold harmless Anworth, and its directors, officers, employees, Affiliates, agents and permitted assigns, without duplication, from and against:

                     (i) any and all Damages (as hereinafter defined) asserted against, imposed upon or incurred or suffered by any of them, directly or indirectly, as a result of, or based upon or arising from any inaccuracy in or breach or non-fulfillment of any of the representations, warranties or covenants or agreements made by the Manager or the Stockholder in this Agreement;

                     (ii) (A) any Taxes payable by or on behalf of the Manager for, or attributable to, any taxable period ended or ending prior to or at the Effective Time, (except as provided in Section 7.7(f)), (B) Taxes of any member of a consolidated or combined tax group of which the Manager is, or was at any time, part, for which the Manager is jointly or severally liable as a result of its inclusion in such group on or prior to the Effective Time, (C) any claim or demand for reimbursement or indemnification resulting from any transfer of tax benefits or credits by the Manager to any other Person, and (D) any Taxes payable by Anworth as a result of any breach of any representation or warranty contained in Section 3.23;

                     (iii) (A) any Damages arising out of or relating to any Employee Plan maintained or sponsored by the Manager or any ERISA Affiliate and
(B) any Damages (including liabilities arising under Title IV of ERISA or Section 412 of the Code) relating to or arising out of any employee benefit plan maintained by the Manager, the Stockholder or any ERISA Affiliate which is not an Employee Plan; and

                     (iv) liabilities arising under the Management Agreement prior to the Effective Time.

           (b) Subject to Section 10.1, the Stockholder agrees to indemnify and hold harmless Anworth, and its directors, officers, employees, Affiliates, agents and permitted assigns, without duplication, from and against any and all Damages asserted against, imposed upon or incurred or suffered by any of them, directly or indirectly, as a result of, or based upon or arising from any inaccuracy in or breach or non-fulfillment of any of the representations, warranties or covenants or agreements made by the Stockholder or the Manager in Articles III, IV and VII.

           (c) Subject to Section 10.1, from and after the Effective Time, Anworth will, and will cause the Surviving Corporation to, indemnify and hold harmless the Manager, the Stockholder and each present and former director and officer of the Manager determined as of the Effective Time against any and all Damages, asserted against, imposed upon or incurred or suffered by any of them, and whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the MGCL as a result of, or based upon or arising from any inaccuracy in or breach or non-fulfillment of any of the representations, warranties or covenants or agreements made by Anworth in this Agreement.

           (d) Notwithstanding anything to the contrary in this Section 10.2, any claim or recourse against any party to this Agreement for indemnification for Damages hereunder shall not in the aggregate exceed One Million Dollars ($1,000,000).

           (e)       Indemnification Procedure:

                     (i) A party seeking indemnification hereunder (an "Indemnified Party") shall give notice thereof to the party from whom indemnification is required (an "Indemnifying Party") as promptly as practicable, provided that the rights of the Indemnified Party shall not be affected by any delay in providing such notice except to the extent that the Indemnified Party is actually prejudiced thereby.

                     (ii) Upon receipt of a notice of indemnification arising pursuant to Section 10.2(a), (b) or (d), the Indemnifying Party shall have 20 days in which to dispute the claim asserted by sending written notice thereof to Indemnified Party (a "Dispute Notice"). An Indemnifying Party shall not be entitled to dispute a claim based on a final judgment or order of a court of competent jurisdiction. If no Dispute Notice is received prior to the expiration of the 20-day period, the Indemnified Party shall be entitled to receive full payment of the amount of the claim, subject to the limitations set forth in Sections 10.2(c) and (h). If a Dispute Notice is received prior to the expiration of the 20-day period, the Indemnified Party and the Indemnifying Party shall negotiate in good faith to resolve the dispute. Upon resolving the dispute, the Indemnified Party shall be entitled to receive the amount agreed upon, subject to the limitations set forth in Sections 10.2(c) and (h). If the Indemnified Party and the Indemnifying Party are unable to resolve the dispute within 30 days of the receipt of the Dispute Notice, the dispute shall be submitted to arbitration. Such arbitration shall be conducted according to the applicable rules of the American Arbitration Association and shall take place in Los Angeles, California before a single arbitrator, who shall be jointly designated by the Indemnified Party and the Indemnifying Party, or, if they are unable to agree within 10 days after the dispute is submitted to arbitration, by the American Arbitration Association. The decision of the arbitrator shall be final and binding upon the parties hereto.

                     (iii) With respect to any claim, demand, action, suit, proceeding or investigation involving an Indemnified Party and a third party, including any Taxing authority or other Governmental Authority, in respect of which the Indemnified Party is entitled to indemnification, the Indemnifying Party shall have the right to participate in, and, with the consent of the Indemnified Party, which consent shall not be unreasonably withheld unless it shall adversely affect the Indemnified Party's business, to control the defense of any such claim with counsel reasonably acceptable to the Indemnified Party at the Indemnifying Party's own cost and expense, including the cost and expense of reasonable attorneys' fees and disbursements in connection with such defense. No settlement of any such claim or payment in connection with any such settlement shall be made without the prior consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

           (f) No Indemnified Party shall be entitled to indemnification from any Indemnifying Party pursuant to Section 10.2 until such time as the total amount of all Damages that have been directly or indirectly suffered or incurred by any one or more of the Indemnified Parties, or to which any one or more of the Indemnified Parties has or have otherwise become subject, exceeds $100,000 in the aggregate, and if the total amount of such Damages exceeds $100,000, then any Indemnified Party that has suffered or incurred any Damages shall be entitled to be indemnified against and compensated, reimbursed and paid for all of such Damages only to the extent such Damages exceed $100,000.

           (g)       If Anworth or any of their respective successors or assigns
(i) consolidates with or merges into any other corporation or entity and will not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions will be made so that the successors and assigns of Anworth or the Stockholder, as the case may be, will assume all of the obligations set forth in this Section 10.2.

           (h) The provisions of this Section 10.2 are intended to be for the benefit of, and will be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

           (i) In case any event shall occur which would otherwise entitle any party to assert any claim for indemnification hereunder, no Damages shall be deemed to have been sustained by such party to the extent of (i) the value of any tax savings actually realized or to be realized by such party with respect thereto (including savings attributable to an increase in the tax basis of an asset held by such party), but only to the extent such Tax savings result in an actual reduction of Taxes in the year of the claim for such indemnification or (ii) any proceeds received by such party from any insurance policies maintained by the Indemnified Party with respect thereto, net of any increase in premiums or other costs associated with such insurance recovery.

           (j) The rights of the parties for indemnification relating to this Agreement or the transactions contemplated hereby shall be strictly limited to those contained in this Section 10.2, and such indemnification rights shall be the exclusive remedies of the parties with respect to any matter in any way relating to this Agreement or arising in connection therewith.

                                   ARTICLE XI

                                  MISCELLANEOUS

     Section 11.1    Counterparts; Effectiveness. This Agreement may be
                     ---------------------------
executed in two or more counterparts, each of which will be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and will become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

     Section 11.2    Governing Law. This Agreement will be governed by and
                     -------------
construed in accordance with the laws of the State of Maryland, without regard to the principles of conflicts of laws thereof.

     Section 11.3    Jurisdiction. Subject to the obligation of each of the
                     ------------
parties to submit disputes to arbitration in accordance with Section 10.2(e), each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of California or any California state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

     Section 11.4    Notices. All notices and other communications hereunder
                     -------
will be in writing (including telecopy or similar writing) and will be effective
(a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section 11.4 and the appropriate telecopy confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section 11.4:

                To Anworth             Anworth Mortgage Asset Corporation
                                       1299 Ocean Avenue, 2/nd/ Floor
                                       Santa Monica, CA  90491
                                       Attention:  Lloyd McAdams
                                       Telephone: (310) 394-0115
                                       Facsimile: (310) 434-0100

                with a copy to:        Allen Matkins Leck Gamble & Mallory, LLP
                                       1901 Avenue of the Stars, /18/th Floor
                                       Los Angeles, CA 90067
                                       Attention:  Mark J. Kelson, Esq.
                                       Telephone: (310) 788-2400
                                       Facsimile: (310) 788-2410

                To the Manager:        Anworth Mortgage Advisory Corporation
                                       1299 Ocean Avenue, 2/nd/ Floor
                                       Santa Monica, CA 90491
                                       Attention:  Heather U. Baines
                                       Telephone: (310) 394-0115
                                       Facsimile: (310) 434-0100
               with a copy to:       Pillsbury Winthrop LLP
                                     725 South Figueroa Street, Suite 2800
                                     Los Angeles, CA 90017
                                     Attention: M. Katharine Davidson
                                     Telephone: (213) 488-7400
                                     Facsimile: (213) 629-1033

         Section 11.5   Assignment; Binding Effect. Neither this Agreement nor
                        ----------
any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors and assigns.

         Section 11.6   Severability. Any term or provision of this Agreement
                        ------------
which is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision will be interpreted to be only so broad as is enforceable.

         Section 11.7   Enforcement of Agreement. The parties hereto agree that
                        ------------------------
money damages or other remedy at law would not be a sufficient or adequate remedy for any breach or violation of, or a default under, this Agreement by them and that in addition to all other remedies available to them, each of them will be entitled to the fullest extent permitted by law to an injunction restraining such breach, violation or default or threatened breach, violation or default and to any other equitable relief, including, without limitation, specific performance, without bond or other security being required.

         Section 11.8   Entire Agreement; No Third-Party Beneficiaries. This
                        ----------------------------------------------
Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and, except for the provisions of Section 10.2 hereof, is not intended to and will not confer upon any Person other than the parties hereto any rights or remedies hereunder.

         Section 11.9   Headings.  Headings of the Articles and Sections of this
                        --------
Agreement are for convenience of the parties only and will be given no substantive or interpretive effect whatsoever.

         Section 11.10  Amendment. This Agreement may be amended at any time by
                        ---------
written agreement signed by Anworth, the Manager (provided that the signature of the Manager shall only be required for amendments prior to the Effective Time) and the Stockholder; provided, however, that an amendment to this Agreement made subsequent to the adoption by the stockholders of Anworth of this Agreement shall not alter or change (i) the amount or kind of consideration to be received in exchange for or on conversion of all or any of the shares of the Manager,
(ii) any term of the Articles of Incorporation of Anworth, or (iii) any of the terms and conditions of this Agreement if such alteration or change would adversely affect the stockholders of Anworth.

         Section 11.11  Waiver. Any party to this Agreement may extend the time
                        ------
for the performance of any of the obligations or other acts of any other party hereto, or waive compliance with any of the agreements of any other party or with any condition to the obligations hereunder, in any case only to the extent that such obligations, agreements and conditions are intended for its benefit. No waiver of any provision of this Agreement in any instance shall be deemed to be a waiver of the same or any other provision in any other instance. Failure of any party to enforce any provision of this Agreement shall not be construed as a waiver of its rights under such provision.

         Section 11.12  Expenses. Except as otherwise expressly provided herein,
                        --------
each party shall bear its own expenses, including the fees and expenses of any attorneys, accountants, investment bankers, brokers, finders or other intermediaries or other Persons engaged by it, incurred in connection with this Agreement and the transactions contemplated hereby.

                                   ARTICLE XII

                                   DEFINITIONS

         Section 12.1 Definitions. In addition to the other terms defined
                      -----------
herein, the following terms used herein will have the meanings herein specified (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

         "Affiliate" means, with respect to any Person or entity, another Person or entity that controls, is controlled by or under common control with such Person.

         "Authorization" means any consent, approval or authorization of, expiration or termination of any waiting period requirement (including pursuant to the HSR Act) by, or filing, registration, qualification, declaration or designation with, any Governmental Authority.

         "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder and references to the Code herein shall also include any corresponding and applicable provisions of state, local or foreign Tax law.

         "Damages" means any loss, liability, damage, Tax, demand, claim, action, judgment or cause of action, assessment, cost, obligation or expense (including, without limitation, interest, penalties, reasonable costs of investigation, defense and prosecution of litigation and reasonable attorneys' and accountants' fees) incurred by Anworth or the Stockholder, as the case may be, subject in all events to Section 10.2(h).

         "Employee Plan" means any employment, bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, equity (or equity-based) leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, accident, disability, workmen's compensation or other insurance, severance, separation, termination, change of control or other benefit plan, agreement (including any collective bargaining agreement), practice, policy or arrangement of any kind, whether written or oral, and whether or not subject to ERISA, including, but not limited to, any "employee benefit plan" within the meaning of Section 3(3) of ERISA.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "GAAP" means accounting principles generally accepted in the United States as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

         "Governmental Authority" means any department, division, branch, office or official of a duly elected or appointed governmental office of any country, state, province, county, parish or municipality.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Intellectual Property" means all patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); all trademarks, service marks, trade dress, trade names and corporate names and all goodwill associated therewith; all copyrights; all registrations, applications and renewals for any of the foregoing; all product formulations, trade secrets, confidential information, ideas, know-how, production processes and techniques, research information, drawings, specifications, designs, plans, improvements, technical and computer data, documentation and software, financial, business and marketing plans, customer and supplier lists and related information and all other proprietary rights; and all copies and tangible embodiments of the foregoing.

         "Liens" means pledge, lien, security interest, mortgage, agreement, charge, encumbrance, claim, assessment or restriction of any kind or nature.

         "Material Adverse Effect" means negative change or effect on or with respect to the Manager or Anworth, or their respective subsidiaries, as the case may be, (i) that has had, or would reasonably be expected to have, individually, an adverse effect of at least $50,000 (with respect to the Manager) or $100,000 (with respect to Anworth) on the assets, business, results of operations, prospects or financial or other condition thereof, or (ii) would otherwise be detrimental to the ability of the Manager or Anworth or their respective subsidiaries to conduct their business or perform their obligations in accordance with past business practices.

         "Person" means any individual or corporation, company, partnership, trust, incorporated or unincorporated association, joint venture or other entity of any kind.

         "SEC" means the United States Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Tax" or "Taxes" means any (A) federal, state, local or foreign income, gross receipt, franchise, estimated, alternative minimum, add-on-minimum, property, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, disability, payroll, license, employment or other withholding, or other Taxes, levies, imports, duties, license and registration fees, charges, assessments or withholdings of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing;
(B) liability for the payment of any amounts of the type described in clause (A) arising as result of being (or ceasing to be) a member of any affiliated group (as defined in Section 1504 of the Code)(or being included (or required to be included) in any combined or consolidated Tax Return relating thereto); and (C) liability for the payment of any amounts of the type described in clause (A) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

         "Tax Returns" means any returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

         Construction. All capitalized words or terms herein have the meaning
         ------------
ascribed to them as immediately thereafter. The captions or headings in this Agreement are for convenience of reference only and in no way define, limit or describe the scope or intent of any provisions or Sections of this Agreement. All references in this Agreement to particular Articles or Sections are references to the Articles or Sections of this Agreement, unless some other references are clearly indicated. All accounting terms not specifically defined in this Agreement will be construed in accordance with the generally accepted accounting principles as in effect on the date hereof. In this Agreement, unless the context otherwise requires, (a) words describing the singular number will include the plural and vice versa, (b) words denoting any gender will include all genders and (c) the word "including" will mean "including, without limitation." This Agreement and the other instruments and documents to be delivered pursuant hereto will not be construed more favorably against one party than the other based on who drafted the same, it being acknowledged that all parties hereto contributed meaningfully to the drafting of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

                              ANWORTH MORTGAGE ASSET CORPORATION



                              By:   /s/ Joseph Lloyd McAdams
                                    ------------------------
                                    Name:  Joseph Lloyd McAdams
                                    Title: President and Chief Executive Officer

                              By:   /s/ Joseph E.  McAdams
                                    ----------------------
                                    Name:  Joseph E. McAdams
                                    Title: Vice President

                              ANWORTH MORTGAGE ADVISORY CORPORATION



                              By:   /s/ Joseph Lloyd McAdams
                                    ------------------------
                                    Name:  Joseph Lloyd McAdams
                                    Title: President and Chief Executive Officer

                              HEATHER U. BAINES AND LLOYD MCADAMS LIVING TRUST DATED AUGUST 10, 2001



                              By:   /s/ Heather U. Baines
                                    ---------------------
                                    Name:  Heather U. Baines
                                    Title: Trustee

                              By:   /s/ Joseph Lloyd McAdams
                                    ------------------------
                                    Name:  Joseph Lloyd McAdams
                                    Title: Trustee

                                   APPENDIX C
                                   ----------

                       ANWORTH MORTGAGE ASSET CORPORATION

                        2002 INCENTIVE COMPENSATION PLAN

I.        PURPOSE OF THE PLAN

          This 2002 Incentive Compensation Plan is intended to promote the interests of Anworth Mortgage Asset Corporation, a Maryland corporation, by providing eligible persons in the Company's service with the opportunity to receive incentive compensation as an incentive for them to remain in such Service and to maximize the net income of the Company.

          Capitalized terms shall have the meanings assigned to such terms in the attached Appendix.

II.       ADMINISTRATION OF THE PLAN

          A. The Committee shall have sole and exclusive authority to administer the Plan. However, the Board may retain the power to administer the Plan with respect to all Plan Participants.

          B. Members of the Committee shall serve for such period of time as the Board may determine and may be removed by the Board at any time. The Board may also at any time terminate the functions of the Committee and reassume all powers and authority previously delegated to such committee.

          C. The Committee shall, within the scope of its administrative functions under the Plan, have full power and authority (subject to the provisions of the Plan) to establish such rules and regulations as it may deem appropriate for proper administration of the Plan and to make such determinations under, and issue such interpretations of, the provisions of the Plan as it may deem necessary or advisable. Decisions of the Committee within the scope of its administrative authority under the Plan shall be final and binding on all parties who have an interest in the Plan.

          D. The Committee shall have the sole and exclusive authority to determine which Section 16 Insiders and other highly compensated Employees shall be eligible for participation in the Plan for any calendar year. However, all compensation awards under the Plan shall be made in accordance with the express terms of the Plan, and the Committee shall not exercise any discretionary functions with respect to the awards made under the Plan other than as set forth under Section III.B. below.

          E. Service on the Committee shall constitute service as a Board member, and members of each such committee shall accordingly be entitled to full indemnification and reimbursement as Board members for their service on such committee. No member of the Committee shall be liable for any act or omission made in good faith with respect to the Plan or any awards under the Plan.

III.     PLAN PARTICIPATION

          A. Only Employees who are Section 16 Insiders or other highly compensated individuals shall be eligible to participate in the Plan.

          B. The Committee in its sole discretion shall, within the scope of its administrative jurisdiction under the Plan, have full authority to determine
(i) which eligible persons shall participate in the Plan, (ii) the time or times when such persons shall participate, and (iii) the level of participation in the Plan by such persons. The Committee reserves the right to add or remove Employees from participation in the Plan in its discretion and to increase or decrease the level of participation in the Plan by such persons.

          C. The Committee may grant awards to eligible persons who become Employees after the Effective Date pursuant to such participation percentages as the Committee may deem fair and reasonable. The addition of such persons as participants in the Plan may cause dilution to the original Participants (subject to any express written agreements to the contrary with any Participant).

          D. The Company may require Participants as a condition to participation in the Plan to execute and deliver a confidentiality and non-competition agreement which includes an acknowledgment that the Participant's participation in the Plan will terminate without benefit or payment to such Participant who breaches the terms of such agreement.

IV.       INCENTIVE COMPENSATION PROGRAM

          A. The aggregate amount of incentive compensation (the "Incentive Compensation") to be paid (or the negative Incentive Compensation to be carried forward to the following fiscal quarter as an offset against Incentive Compensation to be paid as described under paragraph C below) under the Plan for each fiscal quarter shall be an amount equal to the Applicable Percentage (as set forth on the table below) of the Net Income of the Company (calculated before Incentive Compensation) for such fiscal quarter in excess of or less than the amount that would produce an annualized Return on Equity (calculated by multiplying the Return on Equity for such fiscal quarter by four) equal to the Threshold Return. The Incentive Compensation calculation and payment shall be made quarterly in arrears. The Committee shall compute the quarterly Incentive Compensation within 45 days after the end of such fiscal quarter, at which time the Committee shall cause the Company to deliver a written statement to each Participant under the Plan setting forth the computation of the Incentive Compensation for such quarter.

          B. The Company shall pay all, but not part of, the Incentive Compensation with respect to each fiscal quarter (as offset by any negative Incentive Compensation generated in prior fiscal quarters as described under paragraph C below) within 15 days following delivery of such computation by the Company to the Participants. In connection with the Company's annual audit, the Company shall compute any final adjustments to the Incentive Compensation payable within 45 days after the end of each fiscal year, at which time the Company shall deliver such computation to the Participants. Any required adjustments shall be paid by the Company within 15 days after delivery of such computation by the Company to the Participants and any amounts payable by the Participants shall be deducted from the next succeeding payment(s) of Incentive Compensation under the Plan (or, if none, shall be repaid by the Participant).

          C. In any fiscal quarter in which the Net Income of the Company is an amount less than the amount necessary to earn the Threshold Return, then the Company shall calculate negative Incentive Compensation for that fiscal quarter which shall be carried forward and offset any future Incentive Compensation due under this Plan, but only with respect to those Participants that were Participants during the fiscal quarter(s) in which negative Incentive Compensation was generated.

          D.   The Applicable Percentage shall be as follows:
--------------------------------------------------------------------------------
                  Average Net Worth          Applicable Percentage of Net Income
--------------------------------------------------------------------------------
                  First $50 million                        25%
--------------------------------------------------------------------------------
                   Next $50 million                        15%
--------------------------------------------------------------------------------
                  Next $100 million                        10%
--------------------------------------------------------------------------------
                    All thereafter                          5%
--------------------------------------------------------------------------------

V.        EFFECT OF TERMINATION OF SERVICE

          A. Except as set forth herein, the right of any Participant to receive payment under the Plan is subject to the Participant's continuing in the uninterrupted Service of the Company during the Company's full fiscal quarter of the applicable Incentive Compensation Period.

          B. Should the Participant's Service cease for any reason, the Participant may continue to participate in the Plan to the extent determined by the Committee and set forth in a written agreement evidencing such participation.

          C. Should the Participant's Service cease due to death, the Participant's rights under the plan may be exercised by the personal representative of the Participant's estate or by the person or persons to whom such rights are transferred pursuant to the Participant's will, trust or the laws of inheritance or by the Participant's designated beneficiary or beneficiaries.

          D. Should the Participant's Service be terminated for Misconduct or should the Participant otherwise engage in Misconduct while participating in the Plan, then the Participant's participation in the Plan shall terminate immediately and no amounts shall thereafter be paid to the Participant. All Plan awards awarded (but not paid) to Participants who cease to be entitled to payment with respect to such Plan awards under any provision of this Plan shall be canceled.

          E. The Committee shall have complete discretion to extend the period of time for which the Participant shall remain eligible to continue to receive award payments following the Participant's cessation of Service.

VI.       EFFECTIVE DATE AND TERM OF THE PLAN

          The Plan is effective immediately on the Effective Date.

VII.      MISCELLANEOUS

          A. The Company's obligation to pay awards under the Plan shall be subject to the satisfaction of all applicable Federal, state and local income and employment tax withholding requirements.

          B. Nothing in the Plan shall confer upon the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Parent or Subsidiary employing or retaining such person) or of the Participant, which rights are hereby expressly reserved by each, to terminate such person's Service at any time for any reason, with or without cause.

          C. The Company shall have no duty or liability to any person or Participant hereunder for actions taken or not taken regardless of the effect thereof on the success of the Plan in general, or the achievement of any objectives by Participants, or the amounts of any compensation awards computed hereunder.

          D. This Plan is unfunded, and the Company shall not be required to establish any special or separate fund or make any other segregation of assets to assure payments hereunder. The designation and crediting of compensation awards to any Participant hereunder shall be solely for accounting purposes.

          E. The Board shall have complete and exclusive power and authority to amend or modify the Plan in any or all respects. However, no such amendment or modification shall adversely affect the rights and obligations with respect to written awards at the time outstanding under the Plan unless the affected Participant consents to such amendment or modification.

                  APPENDIX TO 2002 INCENTIVE COMPENSATION PLAN

          The following definitions shall be in effect under the Plan:

A.        APPLICABLE PERCENTAGE shall have the meaning set forth in Section
          IV.D. above.

B. AVERAGE NET WORTH shall mean for any period, (i) the daily average of the cumulative net proceeds to date from all offerings of the Company's equity securities, after deducting any underwriting discounts and commissions and other expenses and costs relating to the offerings, plus (ii) the Company's retained earnings (without taking into account any losses incurred in prior periods) computed by taking the average of such values at the end of each month during such period.

C.        BOARD shall mean the Company's Board of Directors.

D.        CODE shall mean the Internal Revenue Code of 1986, as amended.

E. COMMITTEE shall mean the Company's Incentive Compensation Committee comprised of two (2) or more non-employee Board members appointed by the Board, which is authorized to administer the Plan.

F. COMPANY shall mean Anworth Mortgage Asset Corporation, a Maryland corporation, and any corporate successor to all or substantially all of the assets or voting stock of Anworth Mortgage Asset Corporation, which shall by appropriate action adopt the Plan.

G. EFFECTIVE DATE shall mean the effective date of the merger of Anworth Mortgage Advisory Corporation and the Company.

H. EMPLOYEE shall mean an individual who is in the employ of the Company (or any Parent or Subsidiary), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

I. INCENTIVE COMPENSATION shall mean the amount determined under Paragraph IV above.

J. INCENTIVE COMPENSATION Period shall mean each full fiscal quarter during the term of the Plan commencing as of the Effective Date.

K. MISCONDUCT shall mean the commission of any act of fraud, embezzlement or dishonesty by the Participant, any unauthorized use or disclosure by such person of confidential information or trade secrets of the Company (or any Parent or Subsidiary), or any other intentional misconduct by such person adversely affecting the business or affairs of the Company (or any Parent or Subsidiary) in a material manner. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Company (or any Parent or Subsidiary) may consider as grounds for the dismissal or discharge of any Participant or other person in the Service of the Company (or any Parent or Subsidiary). Notwithstanding the foregoing, if a Participant is subject to an employment or similar agreement with the Corporation defining grounds that constitute "cause" for termination of such Participant's employment with the Corporation, then during the term of such agreement, Misconduct, with respect to that Participant, shall be deemed to be the definition of "cause" contained in such agreement for purposes of the Plan.

L. NET INCOME shall mean the taxable income of the Company (including net capital gains, if any) before Incentive Compensation, net operating loss deductions arising from losses in prior periods and deductions permitted by the Code in calculating taxable income for a REIT plus the effects of adjustments, if any, necessary to record hedging and interest transactions in accordance with generally accepted accounting principles consistently applied. A deduction of all of the Company's interest expenses for borrowed funds is taken into account in calculating Net Income.

M. PARENT shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, provided each corporation in the unbroken chain (other than the Company) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

N. PARTICIPANT shall mean any Employee who is granted a compensation award under the Plan and whose compensation awards have not been paid out or otherwise terminated or satisfied.

O. PLAN shall mean the Company's 2002 Incentive Compensation Plan, as set forth in this document.

P. REIT shall mean real estate investment trust as defined under Section 856 of the Code.

Q. RETURN ON EQUITY shall mean an amount calculated for any quarter by dividing the Company's Net Income for the quarter by the Company's Average Net Worth for the quarter.

R. SECTION 16 INSIDER shall mean an officer or director of the Company subject to the short-swing profit liabilities of Section 16 of the 1934 Act.

S. SERVICE shall mean the performance of services for the Company (or any Parent or Subsidiary) by a person in the capacity of an Employee.

T. SUBSIDIARY shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

U. TEN-YEAR U.S. TREASURY RATE shall mean the arithmetic average of the weekly average yield to maturity for actively traded current coupon U.S. Treasury fixed interest rate securities (adjusted to a constant maturity of ten years) published by the Federal Reserve Board during a quarter, or, if such rate is not published by the Federal Reserve Board, any Federal Reserve Bank or agency or department of the federal government selected by the Company. If the Company determines in good faith that the Ten-Year U.S. Treasury Rate cannot be calculated as provided above, then the rate shall be the arithmetic average of the per annum average yields to maturities, based upon closing asked prices on each business day during a quarter, for each actively traded marketable U.S. Treasury fixed interest rate security with a final maturity date not less than eight nor more than twelve years from the date of the closing asked prices as chosen and quoted for each business day in each such quarter in New York City by at least three recognized dealers in U.S. government securities selected by the Company.

V.        THRESHOLD RETURN shall mean, for any fiscal quarter, the Ten-Year U.S.
          Treasury Rate for such fiscal quarter plus 1%.

                                   APPENDIX D
                                   ----------

                    OPINION OF SUTTER SECURITIES INCORPORATED

                                                                    May __, 2002

Special Committee of the Board of Directors
Anworth Mortgage Asset Corporation
1299 Ocean Avenue, 2nd Floor
Santa Monica, California 90401

     Attention: Charles F. Smith

Dear Sirs:

     We understand that Anworth Mortgage Asset Corporation ("Anworth") has entered into an Agreement and Plan of Merger dated April 18, 2002 (the "Agreement") among Anworth, Anworth Mortgage Advisory Corporation ("Anworth Advisory") and Heather U. Baines and Lloyd McAdams, as trustees of the Heather
U. Baines and Lloyd McAdams Living Trust dated August 10, 2001. Subject to the conditions of the Agreement, Anworth Advisory would be merged with and into Anworth in exchange for 240,000 shares of Anworth Common Stock (the "Transaction").

     We have been asked to advise the Special Committee of the Board of Directors of Anworth as to fairness, from a financial point of view to the public stockholders of Anworth, of the Transaction. Anworth has provided us with the Proxy Statement, which contains the Agreement, in substantially the form to be sent to the stockholders of Anworth.

     In the course of our analyses for rendering this opinion, we have:

     1.  reviewed the Proxy Statement;

     2. reviewed Anworth Advisory's unaudited financial statements for the fiscal years ended December 31, 1998 through 2001;

     3. reviewed certain operating and financial information, including projections, provided to us by management relating to Anworth Advisory's business and prospects;

     4. met with Anworth Advisory's management to discuss its operations, historical financial statements and future prospects;

     5. reviewed publicly available financial data and stock market performance data of public companies which we deemed generally comparable to Anworth Advisory;

     6. reviewed publicly available financial data and other information with respect to other acquisitions by REITs of their external managers;

     7. reviewed Anworth's annual reports on SEC Forms 10-K for the fiscal years ended December 31, 2000 and 2001, and its Prospectus dated February 13, 2002;

     8. reviewed publicly available financial data and stock market performance data of Anworth's common stock;

     9. reviewed the Management Agreement dated as of March 17, 1998, between Anworth and Anworth Advisory;

     10. reviewed Anworth's 2002 Incentive Compensation Plan;

     11. reviewed Anworth Advisory's employment agreements for Joseph Lloyd McAdams, Heather U. Baines, Joseph E. McAdams and addenda to these agreements; and

     12. conducted such other studies, analyses, inquiries and investigations, as we deemed appropriate.

     In the course of our review, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial and other information that was available to us from public sources and of all the financial and other information provided to us by Anworth Advisory, Anworth and their representatives. We have further relied upon the assurances of management personnel that they are unaware of any facts that would make the information provided to us incomplete or misleading. With respect to the financial projections for 2002 and 2003 supplied to us, we assumed that, as of the date supplied to us, they were reasonably prepared on bases reflecting the best currently available estimates and judgment of management.

     In arriving at our opinion, we have not performed any independent appraisal of the assets of Anworth Advisory or Anworth. Our opinion is necessarily based on economic, market, financial and other conditions as they exist and on the information made available to us as of the date of this presentation. Our opinion does not constitute a recommendation to the stockholders of Anworth as to whether or not to vote in favor of the Transaction.

     Based on the foregoing, it is our opinion that the Transaction is fair, from a financial point of view to the public stockholders of Anworth.

                                                  Very truly yours,

                                                  SUTTER SECURITIES INCORPORATED

                                                  [-----------------]

                                                  By: G. E. Matthews
                                                      Senior Managing Director

                      ANWORTH MORTGAGE ASSET CORPORATION
           PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON JUNE 11, 2002
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
   The undersigned hereby appoints Lloyd McAdams and Joseph E. McAdams, or either of them, each with full power of substitution, as proxies of the undersigned to attend and act for the undersigned at the Annual Meeting of Stockholders of Anworth Mortgage Asset Corporation, to be held on Tuesday, June 11, 2002 at 10:00 a.m., Pacific Time, and at any adjournments or postponements thereof.
   1. To approve an amendment to the articles of incorporation of Anworth Mortgage Asset Corporation to provide for a classified Board of Directors.
     The Board of Directors recommends a vote FOR.
 [_] FOR                       [_] AGAINST                           [_] ABSTAIN
   2. Election of Directors
          [_] FOR all nominees listed below
                                              [_] WITHHOLD AUTHORITY
           (except as marked to the contrary below)
                                                to vote for all the nominees
                                                listed below
          To elect Charles F. Smith and Joseph E. McAdams as Class I Directors to hold office for a term expiring in 2003 and until their successors are elected.
          To elect Joseph E. Davis and Charles H. Black as Class II Directors
          to hold office for a term expiring in 2004 and until their successors are elected.
          To elect Lloyd McAdams and            as Class III Directors to hold
          office for a term expiring in 2005 and until their successors are elected.
INSTRUCTION: TO WITHHOLD AUTHORITY FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW

--------------------------------------------------------------------------------

   3. To ratify an amendment to the 1997 Stock Option and Awards Plan to increase the authorized number of shares under the plan by 900,000 and to provide for automatic increases in the shares authorized beginning in January 2003.
     The Board of Directors recommends a vote FOR.
[_] FOR                       [_] AGAINST                           [_] ABSTAIN
   4. To approve and adopt an Agreement and Plan of Merger among Anworth Mortgage Asset Corporation, our external Manager Anworth Mortgage Advisory Corporation, and the stockholder of our manager, and the transactions contemplated thereby.
     The Board of Directors recommends a vote FOR.
 [_] FOR                       [_] AGAINST                           [_] ABSTAIN
   5. To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants for the year ending December 31, 2002.
     The Board of Directors recommends a vote FOR.
[_] FOR                       [_] AGAINST                           [_] ABSTAIN
   6. In their discretion, upon any and all such matters as may properly come before the meeting or any adjournment or postponement thereof.

   THIS PROXY WILL BE VOTED AS SPECIFIED, OR, IF NO CHOICE IS SPECIFIED, WILL BE VOTED FOR THE SIX NOMINEES FOR ELECTION AND FOR PROPOSALS 1, 3, 4, 5 AND 6.
                                                             (Please sign
                                                             exactly as name
                                                             appears. When
                                                             shares are held by
                                                             joint tenants,
                                                             both should sign.
                                                             When signing as
                                                             attorney, as
                                                             executor,
                                                             administrator,
                                                             trustee or
                                                             guardian, please
                                                             give full title as
                                                             such. If a
                                                             corporation,
                                                             please sign in
                                                             full corporate
                                                             name by President
                                                             or other
                                                             authorized
                                                             officer. If a
                                                             partnership,
                                                             please sign in
                                                             partnership name
                                                             by authorized
                                                             person.)

                                                             ____, 2002
                                                             Date

                                                             __________________
                                                             Signature

                                                             __________________
                                                             Signature, if held
                                                             jointly

    STOCKHOLDERS ARE URGED TO MARK, DATE, SIGN AND RETURN THIS PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES